UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

(Amendment No.       )

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GROUP 1 AUTOMOTIVE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NISSAN

GROUP 1
AUTOMOTIVE®

Notice of Annual Meeting &

2024 Proxy Statement

TOYOTA
GENE MESSER

Our Core Values

Integrity
We conduct ourselves with the highest level of ethics both personally and professionally, when we sell to and perform services for our customers, and we never compromise our honesty.

Respect
We treat everyone, customers, colleagues and other stakeholders alike, with dignity and equality.

Teamwork
We put the interest of the group first before our individual interests, as we know that success only comes when we work together.

Transparency
We promote open and honest communication between each other and with our customers.

Professionalism
We set our standards high, so that we can exceed expectations and strive for perfection in everything we do.

Notice of 2024 Annual
Meeting of Shareholders

2024 ANNUAL MEETING OF
SHAREHOLDERS TO BE
HELD VIRTUALLY:

Our 2024 Annual Meeting will be held solely by
remote communication via the internet at:
www.virtualshareholdermeeting.com/GPI2024

DATE AND TIME:

May 15, 2024

9:00 a.m. Central Daylight Saving Time

Your vote is very important. Please submit your proxy card or voting instruction form as soon as possible.

Who may vote:

If you owned shares of Group 1 Automotive, Inc. (the “Company” or “Group 1”) common stock at the close of business on March 20, 2024, you are entitled to receive this Notice of the 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”) and to vote at the meeting, either during the virtual meeting or by proxy.

How to attend:

To be admitted to the 2024 Annual Meeting, enter the 16-digit voting control number found on your proxy card, voting instruction form, or email notification. You can find detailed instructions on pages 98-99 of this Proxy Statement.

Please review this Proxy Statement and vote in one of the four ways shown to the right under “Voting Methods Available to You.”

Houston, Texas
April 5, 2024

By Order of the Board of Directors

Gillian A. Hobson

Senior Vice President, Chief Legal Officer and
Corporate Secretary

AGENDA
1	Election of Nine Directors
2	Advisory Vote to Approve Executive Compensation
3	Ratification of Deloitte & Touche LLP as Independent Registered Public Accounting Firm
4	Approve the 2024 Employee Stock Purchase Plan
5	Approve the 2024 Long-Term Incentive Plan

VOTING METHODS AVAILABLE TO YOU

Internet Visit the website shown on the proxy card (www.proxyvote.com), voting instruction form or electronic communications.

Telephone Call the telephone number identified in your proxy card, voting instruction form or electronic communications.

Mail Sign, date and return your proxy card or voting instruction form in the enclosed envelope.

During the Meeting Attend the 2024 Annual Meeting online. See pages 98-99 for instructions on how to attend and vote online.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 15, 2024.

This Notice of the 2024 Annual Meeting of Shareholders and Proxy Statement, as well as the Company’s 2023 Annual Report, are available free of charge at www.proxyvote.com. References in either document to our website are for the convenience of readers, and information available at or through our website is not a part of, nor is it incorporated by reference in, the Proxy Statement or the 2023 Annual Report.

The Board of Directors of Group 1 (the “Board”) is soliciting proxies to be voted at our 2024 Annual Meeting of Shareholders on May 15, 2024, and at any postponed or reconvened meeting. We expect that the proxy materials or a notice of internet availability will be mailed and made available to shareholders beginning on or about April 5, 2024. At the meeting, votes will be taken on the matters listed in the Notice of 2024 Annual Meeting of Shareholders.

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     2

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Proxy Summary

This section highlights selected information in this Proxy Statement. Please review the entire Proxy Statement and our 2023 Annual Report before voting your shares.

Annual Meeting Agenda

		Board recommendation	Page number
Proposal 1:	Election of Directors	FOR each director nominee	11
Proposal 2:	Advisory Vote to Approve Executive Compensation	FOR	38
Proposal 3:	Ratification of Deloitte & Touche LLP as Independent Registered Public Accounting Firm	FOR	79
Proposal 4:	Approve 2024 Employee Stock Purchase Plan	FOR	81
Proposal 5:	Approve 2024 Long-Term Incentive Plan	FOR	87

2023 Performance Highlights

FINANCIAL PERFORMANCE

We delivered solid financial results in 2023.

*	Please see Appendix C on page 130 for an explanation and reconciliation of these non-generally accepted accounting principles (“GAAP”) measures.

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     3

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2023 AT A GLANCE

Financial Performance	Capital Allocation
Achieved all-time record new and used vehicle units sold, a 13.5% and a 1.6% increase, respectively, compared to the prior year with a total sales increase to $17.9 million	Acquired approximately $1.1 billion in annual revenues
Achieved all-time record parts and service gross profit of $1.2 billion, a 10% increase compared to the prior year	Issued quarterly dividends totaling $1.80 per share for the full year
Increased same store parts and service gross profit by 8.1%	Repurchased $172.8 million in common shares, representing 5.1% of Group 1’s outstanding common shares at the beginning of 2023
Reported third highest annual adjusted net income from continuing operations as new vehicle margins moderated from pandemic highs	Optimized dealership portfolio with strategic dispositions generating $193.8 million in proceeds

PROGRESS ON OUR KEY STRATEGIC PRIORITIES

In 2023, we made noteworthy progress toward our key strategic priorities, including:

Consistent Profitability and Strong Cash Flow

•	Continued strong EPS: 42% Compound Annual Growth Rate (“CAGR”) over a five-year period.
•	Significant free cash flow generation: cash flows from operations and adjusted free cash flows* generated in 2022 and 2023 of $585.9 million and $802.6 million and $190.2 million and $580.8 million, respectively.

Portfolio Optimization

•	Balanced M&A, share repurchases and dividends.
•	$4.5 billion in acquired revenues since the beginning of 2021.
•	Strategic disposition of smaller, less profitable stores.
•	Repurchased ~4.9 million shares since the beginning of 2021, representing 27% of our share count, as of December 31, 2023.
•	Low rent-adjusted leverage* (a non-GAAP measure) of 2.1x, as of December 31, 2023, allows flexibility for M&A.

Leading Customer Experience & Partner of Choice

•	#1 ranked call center among the 17 largest auto dealer groups, providing outstanding customer service (based on the 2023 PSI Service Telephone Effectiveness Study).
•	AcceleRide®, our state-of-the-art omni-channel platform, is driving retention and efficiencies.
•	Continued focus on leveraging technology in robotic automation and artificial intelligence (“AI”) to improve customer service and efficiencies.
•	Strive to be great partners to our customers, employees, vendors, original equipment manufacturer (“OEM”) partners and the communities in which we do business.
•	Maintaining credible and ethical business practices by committing to the pursuit of excellence.

Parts & Service Growth

•	Grew current year parts and service revenues on an as-reported and same store basis by 10.6% and 9.0%, respectively, as compared to the prior year.
•	Numerous initiatives have driven this growth:

-	4-day work week is a differentiator when hiring and retaining service techs.
-	Same store tech headcount increased 6% from December 2022 to December 2023.
-	Digital applications have driven a 38% penetration in online appointment making.

Ownership of Real Estate

•	Control of dealership real estate is a strong strategic asset.
•	Ownership provides better flexibility and lower costs.
•	As of December 31, 2023, the Company owned approximately $2.0 billion of gross real estate (67% of dealership locations) financed through $0.8 billion of mortgage debt.

*	Please see Appendix C on page 130 for an explanation and reconciliation of adjusted free cash flows and our Annual Report on Form 10-K for additional information on the rent-adjusted leverage.

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     4

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Executive Compensation Overview

HOW WE ALIGN PAY FOR PERFORMANCE

Our compensation program is designed to align our executives’ performance with the interests of our shareholders.

The primary goal of the Compensation & Human Resources (“CHR”) Committee of the Board is to reward and recognize strong financial and operating performance and promote effective strategic leadership to drive long-term shareholder value. This pay-for-performance philosophy is embedded into certain key principles that underpin how the CHR Committee approaches the design of our executive compensation program.

How does our executive compensation program align pay with performance?

•	We use performance metrics and objectives that recognize and reward contributions that drive shareholder value creation.
•	The largest portion of compensation for our Named Executive Officers (“NEOs”) is “at-risk” compensation—annual and long-term incentive awards that are contingent on Company performance on our key metrics and objectives, in addition to our stock price performance.

2023 PAY DECISIONS

In making annual pay decisions, the CHR Committee focuses primarily on “total direct compensation,” which includes three principal elements: base salaries, annual cash incentives and long-term incentives (“LTI”). See pages 48-53 for details.

The table below shows the 2023 total direct compensation of our NEOs.

2023 PAY DECISIONS AND PAY MIX

		Base Salary ($K)(1)	Annual Incentive ($K)	LTI ($K)(2)	Total ($K)
Daryl A. Kenningham	54%	1,100	1,850	3,500	6,450
Daniel J. McHenry	38%	700	673	850	2,223
Peter C. DeLongchamps	37%	575	596	700	1,871
Gillian A. Hobson	39%	551	529	700	2,080	(3)
Michael D. Jones	41%	525	479	700	1,704

(1)	Reflects the base salary in effect for each NEO as of January 1, 2023, other than Ms. Hobson’s which is prorated as of her January 16, 2023 start date.
(2)	Reflects target values approved by the CHR Committee for the LTI award granted on February 14, 2023. These values differ from those that will be reported in the Summary Compensation Table in 2024, which will be calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation.
(3)	Includes $300,000 awarded to Ms. Hobson as a hiring bonus in 2023 but omitted from the % calculations on the table.

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     5

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2023 PERFORMANCE METRICS

The CHR Committee believes that the metrics used for our annual and long-term incentive plans are essential indicators of the long-term performance of our Company, therefore serving the fundamental objective of our executive compensation program.

Metrics for Annual Incentives

FINANCIAL METRIC (70%)	STRATEGIC GOALS (30%)
Adjusted Net Income* reflects income statement performance, consistent with the interests of our shareholders. For our corporate executives, we use adjusted net income from continuing operations as our Company-wide earnings metric.	Strategic Goals typically include specific goals that are related to the individual’s functional area. These goals are established at the beginning of each year jointly by the named executive officer and our Chief Executive Officer (“CEO”) and reviewed by the CHR Committee, or in the case of the CEO, by the CHR Committee and the Board.

Metrics for Performance Shares
Return on Invested Capital measures the returns we earn on our investments to drive sustainable cash flows and growth.	Relative Total Shareholder Return measures the performance of our stock price compared to five domestic automotive retail companies.

*	See Appendix C on page 130 for the definition of this financial metric.

How 2023 Performance Affected Incentive Payouts

Annual Incentives

In 2023, the CHR Committee set performance goals for the annual incentive financial metric noted above. The following chart shows the adjusted net income financial goal set for annual incentive purposes and Group 1’s 2023 performance relative to this goal. For additional information on this financial metric and the evaluation of performance of strategic goals, please see pages 48-51.

	Weight	Threshold	Target	Maximum	Actual
Adjusted Net Income from Continuing Operations*	70%	$542 million	$602 million	$662 million	$623.3 million

*	Our annual incentive financial goal is based on a non-GAAP financial measure. See page 48 for details on how we measure performance for annual incentive plan purposes and Appendix C on page 130 for the definition of the financial metric referenced in this chart.

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     6

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Focus on Sustainable Business Practices

Our mission is to create a culture where employees are engaged in building long-term, trusting relationships with our team members, customers and communities. By aligning our business strategy with our desire to support our people, customers and communities, we can make a positive impact and create value for our Company and its stakeholders. With oversight from our Board of Directors, management annually reviews the Company’s sustainability priorities and designates resources for their management. For additional information, please read our Sustainability Report at: https://www.group1corp.com/ESG. A summary of our sustainable business priorities are as follows:

COLLEAGUES, CUSTOMERS AND COMMUNITY

Colleagues

We strive to cultivate a high-performing, diverse workforce and foster a culture of collaboration and learning where all employees feel valued. We are committed to providing a safe, healthy and productive working environment for our employees, improving the quality of lives for all and fostering an organization that is sustainable for the long term. As a people-centric business, we take continuous learning and professional development very seriously.

We encourage our teams to support each other’s professional goals. We equip our management team with the tools to help employees succeed and advance in their careers. All employees are required to complete training courses covering the Code of Conduct, anti-corruption, anti-harassment, anti-discrimination, diversity and inclusion and other relevant topics. We work to enable our colleagues to reach their full potential by fostering a culture of mutual respect and security, an inclusive and diverse work environment, professional development and growth opportunities, safe working conditions and fair hiring and labor standards.

Customers

Our customers drive what we do each day, and we seek to provide them with an industry-leading customer experience, both physically in our stores and digitally. To drive the leading customer experience we endeavor to:

•	Adopt new technology
•	Drive process improvement
•	Improve the customer aftersales journey

With a focus on the aftersales impact on the customer journey, we have and will continue to increase customer retention through more convenient service hours, training of our service advisors, selling service contracts with vehicle sales and customer relationship management software that allows us to provide targeted marketing to our customers.

Community

We have a history of philanthropy and volunteerism. We have seen how our outreach and charitable giving can enrich the communities in which our dealerships are located. We actively contribute to our local communities in different and meaningful ways. Our efforts include employee volunteering, donations to local causes, support to educational programs and hosting community gatherings at our dealerships.

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     7

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GOVERNANCE

The Board is committed to overseeing our sustainable business policies and practices, implementing sound and effective corporate governance practices and continually reviewing best practices and considering the views of our shareholders on various issues. For more information on how our Board and management oversee ESG-related matters, please see the section entitled “Sustainability Oversight” beginning on page 31. Members of our management regularly interface with prospective investors, existing shareholders and research analysts in a variety of event formats to discuss the Company’s publicly disclosed performance, business strategy and outlook, and corporate governance. These interactions help management and the Board understand and consider the views of our shareholders and the perception of the investment community while we dynamically operate in an evolving industry and economy with an objective of maximizing returns.

ENVIRONMENTAL

We look for opportunities to reduce our energy consumption, eliminate waste and accommodate the growing EV market. These opportunities include technological solutions such as: climate control thermostats and LED lighting to improve energy efficiency, solar panels to increase our use of renewable energy and updated waste management systems to improve handling of chemicals and other byproducts from our dealerships’ operations. To prevent material adverse impacts on the environment and to protect local water supplies, all of our U.S. service centers utilize oil water separators to manage wastewater. In addition, at substantially all of our U.S. and U.K. locations, we manage recycling of waste materials. We also recycle IT hardware, tires, oil, paint and damaged automotive parts.

In addition to selling EVs, we support the growing EV market with our certified EV service and repair operations. We have equipped our facilities with EV charging equipment, specialized lifts, EV-specific shop equipment and battery storage to sufficiently cater to the emerging EV market.

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     8

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Governance and Board Overview

BOARD NOMINEES

				Skills and Expertise(1)
DIRECTORS(2)
Carin M. Barth Co-Founder and President of LB Capital, Inc., a private equity investment firm	2017		2
Daryl A. Kenningham President and Chief Executive Officer of Group 1	2022		0
Steven C. Mizell Former Executive Vice President and Chief Human Resources Officer at Merck & Co., Inc.	2021		1
Lincoln Pereira Filho Former Regional Vice President, Brazil of Group 1	2013		1
Stephen D. Quinn Former General Partner and Managing Director of Goldman, Sachs & Co.	2002		1
Steven P. Stanbrook Former Chief Operating Officer, International Markets of S.C. Johnson, Inc.	2019		1
Charles L. Szews Former Chief Executive Officer of Oshkosh Corporation	2016	(5)	1
Anne Taylor Former Vice Chairman and Managing Partner of the Houston office of Deloitte	2018		2
Maryann Wright Former Group Vice President of Johnson Controls International	2014		3

(1)	The lack of a for a particular item does not mean that the director does not possess that qualification, characteristic, skill or experience. We look to each director to be knowledgeable in these areas; however, the indicates that the item is a specific qualification, characteristic, skill or experience that the director brings to the Board.
(2)	Three of our nine directors are female and two of our nine directors are ethnically diverse.
(3)	Includes former or current President or CEO and Public Company Executive position experience.
(4)	Includes automotive, retail, and engineering/product development experience.
(5)	Non-Executive Chair of the Board since May 2023.

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     9

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BOARD ENGAGEMENT IN 2023

In 2023, our Board actively engaged with management on a range of matters, providing effective oversight and guidance to enable the Company to execute on key priorities that underpin our business strategy.

97.8%	97.5%	100%
Overall attendance by directors at the five Board meetings during 2023	Overall attendance by directors at Board and their respective committee meetings in 2023	Overall attendance by directors at the 2023 Annual Meeting of Shareholders

STRENGTHENING DIRECTOR OVERSIGHT

Essential to each director’s ability to provide robust and effective oversight is a deep understanding of our businesses, our strategic focus, and significant risks we may encounter, as well as an ongoing awareness of new developments and emerging risks that may arise during their Board service.

Below are some of the ways in which our directors are able to gain such understanding and awareness.

Strategy and Business Plan Reviews

Annually, the Board holds a meeting with senior management to review the strategy and long-range plans for each of our businesses and to discuss other topics, such as key Company areas of focus and significant and emerging risks. At the Board’s other meetings, it reviews Company progress against its long-range plans.

Site Visits

As part of our directors’ continuing education, the Board strives to visit dealerships in at least one market each year. This gives directors insight into the Company’s dealership operations and the opportunity to interact with employees and key executives.

Outside Perspectives

The Board is periodically briefed by experts and counsel on strategic, financial, legal, compliance, and other matters. This gives them additional perspectives on the Company’s business environment, strategic focus areas, performance, and significant and emerging risks.

Direct Interaction with Management

Our CEO and other members of senior management communicate with directors on a regular basis outside of regularly scheduled Board and committee meetings, including through periodic written updates and special meetings.

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     10

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Proposal 1:
Election of Directors

What am I voting on?	We are seeking your support for the election of the nine individuals nominated to serve on the Board until the 2025 Annual Meeting of Shareholders. We believe these nominees have the right experience, skills and perspective to guide the Company and provide effective oversight of our strategy and our business plans. All nominees currently serve as a director of the Company and are well qualified to serve as a director of a large automotive retail company.

CRITERIA FOR BOARD MEMBERSHIP

The Board and the Governance & Corporate Responsibility (“GCR”) Committee believe that there are general attributes all directors must exhibit, in addition to key skills and expertise that should be represented on the Board as a whole, but not necessarily by each director.

These General Attributes Are Essential For All Directors

•	Objectivity and independence in making informed business decisions
•	Extensive, relevant knowledge, experience and sound business judgment
•	Highest personal and professional integrity
•	Willingness to devote the extensive time necessary to fulfil a director’s duties
•	Commitment to the interests of Group 1 and its shareholders
•	Diversity of background and viewpoint

The GCR Committee regularly considers whether the Board has all of the key skills and expertise needed for effective oversight of our businesses and strategy. See “Key Skills and Expertise” on page 12. Further, while the GCR Committee does not maintain a formal list of qualifications, in making its evaluation and recommendation of candidates, the GCR Committee may consider, among other factors, diversity of personal and professional experiences, background and viewpoint, skill, talent and experience in the context of the needs of our Board, independence qualifications, moral character and whether prospective nominees have relevant business and financial experience or have industry or other specialized expertise.

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     11

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The charts below show the percentage of directors with skills and expertise in each key area. In the nominee biographies on pages 14-22, we highlight for each individual the key skills and areas of expertise upon which the Board particularly relies.

KEY SKILLS AND EXPERTISE

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     12

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DIRECTOR NOMINATION PROCESS

We believe decisions regarding the structure and composition of the Board are critical to ensuring a strong Board that is best suited to guide the Company. As specified in its charter, the GCR Committee oversees our director nomination process and may consider candidates for our Board from any reasonable source, including from a search firm engaged by the GCR Committee or shareholder recommendations.

Consideration of Necessary Skills, Experience and Attributes	The GCR Committee considers a wide range of factors when assessing potential director nominees. The GCR Committee’s assessment of potential directors includes a review of the potential nominee’s judgment, experience, independence, understanding of our business or other related industries, and such other factors as the GCR Committee concludes are pertinent in light of the needs of the Board. The GCR Committee’s goal is to put forth a diverse slate of candidates with a combination of skills, experience, viewpoints, perspectives and personal qualities that will best serve the Board, the Company and our shareholders.
Assessment of Current Board Composition	With respect to the potential re-nomination of current directors, the GCR Committee assesses their current contributions to the Board. Among other matters, the GCR Committee considers the results of the annual evaluation of the Board and its committees (which the GCR Committee also oversees) when assessing potential director nominees. More detail regarding this annual evaluation process can be found in “—Governance Best Practices” below.
Nomination for Shareholder Vote	The GCR Committee recommends to the Board a slate of candidates for election at each annual meeting of shareholders. The GCR Committee also evaluates whether a potential director nominee meets the qualifications required of all directors and any of the key qualifications and experience to be represented on the Board, as described further in “—Criteria for Board Membership” above.

Shareholders or a group of shareholders may recommend potential candidates for consideration by the GCR Committee. For additional information on such requests and the applicable timing, please see “How do I Submit Proposals and Nominations for the 2025 Annual Meeting?” in the “Frequently Asked Questions About the Annual Meeting.”

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     13

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NOMINEES

The Board, upon the recommendation of the GCR Committee, has nominated for election the nine individuals listed in this Proxy Statement. All are current directors of Group 1.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING NOMINEES:

Carin M. Barth
INDEPENDENT DIRECTOR Co-Founder and President of LB Capital, Inc., a private equity investment firm		Age: 61 Director since: 2017 Board Committees: Audit Committee (Chair), Finance/Risk Management Committee, Governance & Corporate Responsibility Committee

Key Skills and Expertise
Finance/Accounting/Sox Financial Expert	Senior Leadership	Industry Experience

P&L Responsibility	Mergers & Acquisitions

Qualifications

Ms. Barth has extensive experience in a variety of financial matters, including as chief financial officer for several entities. She also has a history of corporate and civic governance, which provides additional depth and financial expertise to our Board. Her experience with mergers and acquisitions, in operating a private equity company, her previous and currently held board positions on other publicly traded companies and her audit committee experience are key attributes, among others, that make her well qualified to serve on our Board.

Experience

•	Co-Founder and President of LB Capital, Inc. since 1988
•	Operating Partner, Mountain Capital, LLC
•	Currently serves on the board of The Welch Foundation
•	Former board member and current emeritus board member of Ronald McDonald House of Houston
•	Commissioner of the Texas Department of Public Safety from 2008 to 2014
•	Appointed by President George W. Bush to serve as Chief Financial Officer of the U.S. Department of Housing and Urban Development from 2004 to 2005

Other Current Directorships

•	Enterprise Products Holdings LLC
•	Black Stone Minerals, L.P.

Former Public Company Directorships

•	BBVA USA Bancshares, Inc.
•	Halcón Resources Corporation

Degrees

•	B.S. in Economics, University of Alabama
•	M.B.A., Vanderbilt University’s Owen Graduate School of Management

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     14

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Daryl A. Kenningham
DIRECTOR President and Chief Executive Officer of Group 1		Age: 59 Director since: 2022 Board Committees: Finance/Risk Management Committee

Key Skills and Expertise
Senior Leadership	Industry Experience	International

Mergers & Acquisitions	P&L Responsibility

Qualifications

As our President and Chief Executive Officer, Mr. Kenningham sets the strategic direction of our Company under the guidance of our Board. He has extensive senior executive management experience in the automotive industry. His successful leadership of our Company and extensive knowledge of the automotive industry provides our Board with a unique perspective on the opportunities and challenges we face and makes him well qualified to serve on our Board.

Experience

•	CEO of Group 1 since January 2023 and President since August 2022
•	Served as Group 1’s Chief Operating Officer from August 2022 to December 2022
•	President of U.S. Operations from 2017 to August 2022
Regional Vice President – West Region from 2016 to 2017
Regional Vice President – East Region from 2011 to 2016
•	Served as the Chief Operating Officer of Ascent Automotive from December 2010 to April 2011
•	Served in senior executive roles from 1998 to 2011 at Gulf States Toyota, including Senior Vice President of Gulf States Toyota, President of Gulf States Financial Services, and as President at USA Logistics (previously known as Gulf States Transportation)
•	Held various sales, marketing and vehicle distribution positions in the U.S. and Japan with Nissan Motor Corporation from 1988 to 1998

Other Current Directorships

•	None

Former Public Company Directorships

•	None

Degrees

•	B.A. in Psychology, University of Michigan
•	M.B.A., University of Florida

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     15

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Steven C. Mizell
INDEPENDENT DIRECTOR Former Executive Vice President and Chief Human Resources Officer at Merck & Co., Inc. (“Merck”)		Age: 64 Director since: 2021 Board Committees: Compensation & Human Resources Committee, Governance & Corporate Responsibility Committee

Key Skills and Expertise
Senior Leadership	International

Mergers & Acquisitions	Human Resources/Cultural

Qualifications

Mr. Mizell’s human resource management expertise from his position with an international, publicly traded company makes him well qualified to serve as a member of our Board. His extensive, global leadership experience and knowledge of human capital management provides our Board with valuable insights. Mr. Mizell will continue serving as a strategic advisor to Merck until July 1, 2024. The chairs of the Board and GCR Committee considered whether Mr. Mizell’s upcoming change in circumstance would impact his service as a director on the Board and determined that it would not. Accordingly, they recommended that Mr. Mizell continue to serve on the Board.

Experience

•	Served as Executive Vice President and Chief Human Resources Officer at Merck from 2018 to April of 2024, with the company being recognized during his tenure as one of the Top 10 Best Workplaces in Health Care and Biopharma by Fortune and Great Place to Work, Best Workplace for Innovators by Fast Company magazine, Best Companies for Multicultural Women by Working Mother magazine, Top Veteran-Friendly Companies by U.S. Veterans Magazine and Companies that Care by People Magazine
•	Joined Monsanto, a global leader in sustainable agriculture, as Senior Vice President, Chief Human Resources Officer in 2004; served as Executive Vice President, Chief Human Resources Officer from 2007 to 2018
•	Previously served as Senior Vice President and Chief Corporate Resources Officer for AdvancePCS, a pharmaceutical company
•	Recognized as one of St. Louis’ most influential Diverse Business Leaders
•	National Association of Corporate Directors (NACD) Directorship Certified

Other Current Directorships

•	Allegion plc

Former Public Company Directorships

•	Oshkosh Corporation

Degrees

•	B.S. in Industrial Management, Georgia Institute of Technology
•	M.S. in Management, Carnegie Mellon University

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     16

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Lincoln Pereira Filho
DIRECTOR Former Regional Vice President, Brazil of Group 1		Age: 64 Director since: 2013 Board Committees: Finance/Risk Management Committee (Chair)

Key Skills and Expertise
Industry Experience	Senior Leadership	Technology/Cybersecurity

International	Mergers & Acquisitions	Legal

Qualifications

Mr. Pereira has extensive automotive retailing and manufacturer relations experience, as well as legal, finance, business and management expertise. Mr. Pereira’s experience and expertise in the automotive industry make him well qualified to serve as a member of our Board.

Experience

•	Served as Group 1’s Regional Vice President, Brazil from 2013 through June 2022
•	Served as a legal representative of United Auto do Brasil Ltda, a public auto group operating in São Paulo and controlled by United Auto Group, from 1999 to 2005
•	Previously practiced law with Cunha Pereira Advogados, representing professional athletes and international racecar drivers, from 1995 through 2005
•	Founded Atrium Telecomunicações Ltda, a provider of local exchange telecommunication services, in 1999. Atrium was sold to Telefónica of Spain in December 2004
•	Founded E-Vertical Tecnologia, a leading provider of high tech facilities management services to commercial properties
•	Serves as Vice President of the São Paulo Chamber of Commerce (ACSP)
•	Held numerous positions with various banks, both in Brazil and abroad, from 1978 through 1995
•	Serves on the Advisory Board of Equifax Brasil

Other Current Directorships

•	None

Former Public Company Directorships

•	Associação Brasileira dos Concessionários BMW
•	Associação Brasileira dos Distribuidores Toyota
•	Boa Vista Serviços S.A.-SCPC
•	Tempo Telecomunicações

Degrees

•	LL.B, Faculdade de Direito do Largo de São Francisco; London Business School

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     17

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Stephen D. Quinn
INDEPENDENT DIRECTOR Former General Partner and Managing Director of Goldman, Sachs & Co.		Age: 68 Director since: 2002 Board Committees: Audit Committee, Compensation & Human Resources Committee, Finance/Risk Management Committee, Governance & Corporate Responsibility Committee

Key Skills and Expertise
Finance/Accounting/Sox Financial Expert	Industry Experience

International	Mergers & Acquisitions

Qualifications

Mr. Quinn was selected to serve as a director on our Board due to his valuable financial expertise and extensive experience with capital markets transactions. His judgment in assessing business strategies and the accompanying risks is an invaluable resource for our business model. Mr. Quinn also has significant historical knowledge of our Company as a result of his role at Goldman Sachs, an underwriter for our initial public offering. The Board believes his experience and expertise in these matters make him well qualified to serve as a member and former Non-Executive Chair of our Board.

Experience

•	Joined Goldman, Sachs & Co., a full-service global investment banking and securities firm, in August 1981, where he specialized in corporate finance
•	Served as a General Partner and Managing Director of Goldman, Sachs & Co. from 1990 until his retirement in 2001

Other Current Directorships

•	Zions Bancorporation

Former Public Company Directorships

•	None

Degrees

•	B.S. in Economics, Brigham Young University
•	M.B.A., Harvard University Graduate School of Business

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     18

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Steven P. Stanbrook
INDEPENDENT DIRECTOR Former Chief Operating Officer, International Markets of S.C. Johnson, Inc.		Age: 66 Director since: 2019 Board Committees: Audit Committee, Compensation & Human Resources Committee, Finance/Risk Management Committee

Key Skills and Expertise
Senior Leadership	Industry Experience	International

Mergers & Acquisitions	Human Resources/Cultural	P&L Responsibility

Qualifications

Mr. Stanbrook was selected to serve on our Board due to his extensive international operational experience and his background in business development. His previous and current board positions on other publicly traded companies, combined with his global operational experience in a variety of senior management positions, have provided him with a wealth of knowledge in dealing with complex strategic, business matters.

Experience

•	Retired from S.C. Johnson, Inc., a global manufacturer and marketer of household products, in 2015, following a distinguished 19-year career serving in various roles, including most recently as Chief Operating Officer, International Markets
•	Previously held a variety of senior leadership positions with both Sara Lee Corporation, including Chief Executive Officer of Sara Lee Bakery, and CompuServe, the leading, global Internet Service Provider
•	Over 30 years of experience operating across the global consumer packaged goods sector
•	Director, Voyant Beauty, LLC, a private company

Other Current Directorships

•	Primo Water Corporation

Former Public Company Directorships

•	Chiquita Brands International, Inc.
•	Hewitt Associates, Inc.
•	Imperial Brands plc

Degrees

•	HNC in Business Studies, Thames Valley University, U.K.

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     19

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Charles L. Szews
INDEPENDENT DIRECTOR Former Chief Executive Officer of Oshkosh Corporation and Non-Executive Chair of the Board		Age: 67 Director since: 2016 Board Committees: Audit Committee, Compensation & Human Resources Committee, Finance/Risk Management Committee, Governance & Corporate Responsibility Committee

Key Skills and Expertise
Finance/Accounting/Sox Financial Expert	Senior Leadership	Industry Experience

International	Mergers & Acquisitions	Human Resources/Cultural

P&L Responsibility	Technology/Cybersecurity

Qualifications

Mr. Szews was selected to serve on our Board due to his extensive operational and financial experience and his background in public accounting, auditing and risk management. His previous and current board positions on other publicly traded companies have provided many years of audit committee experience, including as chair. Mr. Szews’ extensive financial and audit experience in a variety of senior management positions, combined with his global operational experience in vehicle manufacturing and distribution, including autonomous and electric vehicles, have provided him with a wealth of knowledge in dealing with complex strategic, financial and accounting matters.

Experience

•	Joined Oshkosh Corporation, a leading global manufacturer of specialty vehicles and vehicle bodies serving access equipment, defense, fire and emergency, and commercial markets, as Vice President and CFO in 1996; appointed Executive Vice President in October 1997; appointed President and Chief Operating Officer in October 2007
•	Served as Chief Executive Officer at Oshkosh Corporation from January 2011 until his retirement in 2016
•	Vice President and Controller at Fort Howard Corporation during its leveraged buyout
•	Began his career with Ernst & Young

Other Current Directorships

•	Commercial Metals Company

Former Public Company Directorships

•	Rowan Companies plc
•	Valaris plc
•	Allegion plc
•	Gardner Denver, Inc.
•	Oshkosh Corporation

Degrees

•	B.B.A. in Comprehensive Public Accounting, University of Wisconsin – Eau Claire

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     20

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Anne Taylor
INDEPENDENT DIRECTOR Former Vice Chairman and Managing Partner of the Houston office of Deloitte		Age: 68 Director since: 2018 Board Committees: Audit Committee, Compensation & Human Resources Committee (Chair)

Key Skills and Expertise
Industry Experience	Technology/Cybersecurity	Mergers & Acquisitions

Human Resources/ Cultural	P&L Responsibility	International

Qualifications

Ms. Taylor is financially literate and has participated in audit committee meetings of many Deloitte clients. She was selected to serve on our Board due to her management and leadership experience, extensive background in global technology, development and execution of business strategy, and corporate governance experience.

Experience

•	Joined Deloitte, a leading global provider of audit and assurance, consulting, financial advisory, risk advisory, tax and related services in 1987, serving as Regional Managing Partner, Chief Strategy Officer and Global Leader for e-business; served as Vice Chairman and Managing Partner of the Houston office from 2005 until her retirement in 2018; chaired the strategic review of the proposed transaction to separate Deloitte Consulting while serving on Deloitte’s Board of Directors
•	Became the first woman to serve on Deloitte’s US executive committee and the management committee of Deloitte Global
•	Currently serves on the board of Memorial Hermann Hospital System. Previously served on the boards of the Greater Houston Partnership, United Way of Greater Houston and Junior Achievement and chaired the board of Central Houston, Inc.
•	Currently serves on the board of directors of Conway Mackenzie and as a consultant for Bravanti, a consulting firm focused on leadership acceleration
•	Previously served as the strategic partner advisor to the World Economic Forum’s Technology Pioneer Program

Other Current Directorships

•	Southwestern Energy Company
•	Chord Energy Corporation (formerly Whiting Petroleum Corporation)

Former Public Company Directorships

•	None

Degrees

•	B.S. in Engineering, University of Utah
•	M.S. in Engineering, University of Utah
•	Attended Princeton University, pursuing PhD studies in Transportation Engineering

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     21

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MaryAnn Wright
INDEPENDENT DIRECTOR Former Group Vice President of Johnson Controls International		Age: 62 Director since: 2014 Board Committees: Compensation & Human Resources Committee, Finance/Risk Management Committee, Governance & Corporate Responsibility Committee (Chair)

Key Skills and Expertise
Senior Leadership	Industry Experience	International

Mergers & Acquisitions	Technology/Cybersecurity	P&L Responsibility

Qualifications

Ms. Wright was selected to serve on our Board because of her extensive experience and her knowledge of the automotive industry, having been named one of the “Leading 100 Women in the Automotive Industry” by Automotive News. Her unique business, manufacturing, engineering and technology background and her extensive global automotive experience make her well qualified to serve as a member of our Board.

Experience

•	Worked for Johnson Controls Power Solutions, the global leader in automotive lead-acid and advanced batteries, from 2007 through 2017, served as Group Vice President of Engineering & Product Development from 2013 through 2017, and Vice President of Technology and Innovation from 2009 to 2013. She served as Vice President and General Manager for Johnson Controls Hybrid Systems business and as CEO of Johnson Controls-Saft from 2007 through 2009.
•	Previously served in the office of the Chair and as Executive Vice President Engineering, Product Development, Commercial and Program Management for Collins & Aikman Corporation
•	Served as Director, Sustainable Mobility Technologies and Hybrid Vehicle Programs at Ford Motor Company from 1988 through 2005; Chief Engineer of the 2005 Ford Escape Hybrid, the industry’s first full hybrid SUV; led the launch of Ford’s first hydrogen-powered fuel cell fleet program
•	Board Chair of the Friends for Animals of Metro Detroit

Other Current Directorships

•	Micron Technology, Inc.
•	Brunswick Corporation
•	Solid Power, Inc.

Former Public Company Directorships

•	Delphi Technologies
•	Maxim Integrated Products, Inc.

Degrees

•	B.A. in Economics and International Business, University of Michigan
•	M.S. in Engineering, University of Michigan
•	M.B.A., Wayne State University

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     22

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Corporate Governance

Our Continuing Commitment to Sound Corporate Governance

Group 1 is committed to strong corporate governance practices that are designed to maintain high standards of oversight, accountability, integrity and ethics. The Board believes this commitment promotes long-term shareholder value.

GOVERNANCE BEST PRACTICES

Our Board has adopted robust governance practices and continuously reviews and considers these practices to enhance its effectiveness.

Effective Board oversight	Commitment to shareholder rights

•  Qualified Board with diverse mix of perspectives and tenures

•  Regular Board review of strategic plans and priorities

•  Regular Board/committee review of significant risks, including cybersecurity risks

•  Annual Board evaluation of CEO performance

•  CEO and senior management succession planning

• No hedging, short sales or pledging of Group 1 securities by officers or directors • Rigorous stock ownership requirements for directors and senior management

Board independence	Board accountability

•  7 out of 9 director nominees are independent

•  Independent directors meet regularly without management

•  Fully independent Audit, CHR and GCR Committees

•  Independent Chair and separation of the Chair and CEO roles

•  Annual Board and committee evaluations

•  Annual election of all directors

•  Majority voting for directors in uncontested elections

•  Ongoing consideration of Board composition and refreshment

•  Limits on Board member service on other public company boards

CODE OF CONDUCT

This commitment to sound governance is also reflected in our Code of Conduct, which reinforces our values and high standards by:

•	Explaining how our core values of Integrity, Respect, Teamwork, Transparency and Professionalism must inform our actions
•	Guiding employees’ conduct with each other, our business partners and our communities
•	Emphasizing the responsibility to conduct our business with uncompromising honesty and integrity consistent with our core values, and to report violations of the Code of Conduct without fear of retaliation for good faith reporting
•	Discouraging conflicts of interest

We encourage you to visit the Corporate Governance section of our website at www.group1corp.com for more information about corporate governance at Group 1.

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     23

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Board Leadership Structure

The GCR Committee annually reviews the leadership structure of the Board. In 2023, the GCR Committee affirmed that having an independent director serve as non-executive Chair of the Board continues to be in the best interest of our shareholders at this time. Under our Corporate Governance Guidelines, the Board does not have a policy on whether the roles of Chair of the Board and CEO should be separate or combined. Instead, the Board selects the structure that it believes will provide the most effective leadership and oversight for the Company in the circumstances.

Our CEO is responsible for setting our strategic direction and providing day-to-day leadership, while the Chair of the Board sets the agenda for Board meetings, presides over meetings of the full Board and provides guidance to our CEO. We believe this structure currently provides a greater role for the independent directors in the oversight of our Company and active participation of the independent directors in establishing priorities and procedures for our Board.

Board Self-Evaluation

Our Board and each of its committees annually conduct a self-evaluation to assess and identify opportunities to improve their respective performance.

OVERVIEW OF THE SELF-EVALUATION PROCESS

Oversight and leadership	How it works
The GCR Committee, with assistance from the Board Chair, oversees the annual self-evaluation process.	1 We engage a third party to collect and summarize feedback on each Board committee.	3 The results are shared with the committee members and the committee chairs review the results with their committee members.

	2 The Board Chair meets individually with each committee chair to discuss the results of the committee’s evaluation.	4 The results of the Board evaluations are shared with the full Board and the Board Chair leads a discussion of the results and responsive actions to be taken.

How it contributes to Board performance

The evaluations help the Board review:

•  Board roles

•  Board preparedness, effectiveness and priorities

•  Committee assignments, leadership and performance

•  Refreshment objectives, including diversity and compensation

•  Director succession planning

•  Individual director development

The evaluations have generated improvements to our corporate governance practices and the Board’s effectiveness, including:

•  Allocating more time to private sessions of the independent directors

•  Prioritizing time at Board meetings for strategy, strategy execution, succession and other discussions

•  Expanding information shared with the Board

•  Increasing dealership visits

•  Enhancing continuing education

•  Improving the Board’s self-evaluation process

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     24

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Board Committees

Our Board currently has a standing Audit Committee, CHR Committee, GCR Committee and Finance/Risk Management (“FRM”) Committee. The Audit, GCR and CHR Committees are each composed exclusively of independent directors. Mr. Pereira (a former employee) chairs the FRM Committee (which is not a required committee under New York Stock Exchange (“NYSE”) or Securities and Exchange Commission (“SEC”) rules), because the Board believes he brings particular insights on topics within this committee’s responsibilities.

Each standing committee has the authority to retain independent advisors, to approve the fees paid to those advisors, and to terminate their engagements.

Each committee operates under a charter that it reviews annually. These charters are available on the Corporate Governance section of our website (www.group1corp.com).

Audit Carin M. Barth Chair
2023 MEETINGS: 10 COMMITTEE MEMBERS Stephen D. Quinn Steven P. Stanbrook Charles L. Szews Anne Taylor

•  Assists the Board in overseeing and monitoring: the integrity of the Company’s financial statements; the qualifications, independence and performance of the Company’s internal and external auditors; the Company’s compliance with its policies and procedures, internal controls, Code of Conduct, and applicable laws and regulations; and policies and procedures for assessing and managing financial, operational, compliance and other risks

•  Recommends the Board submit for shareholder ratification an accounting firm to serve as the Company’s independent auditor and maintains responsibility for compensation, retention and oversight of the auditor

•  Pre-approves all auditing services and permitted non-audit services to be performed for the Company by its independent auditor

•  Reviews and approves the appointment and replacement of the senior Internal Audit executive

The Board has determined that Ms. Barth, Mr. Quinn, and Mr. Szews each are “audit committee financial experts,” as defined in the SEC rules.

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     25

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Compensation & Human Resources Anne Taylor Chair
2023 MEETINGS: 5 COMMITTEE MEMBERS Steven C. Mizell Stephen D. Quinn Steven P. Stanbrook Charles L. Szews MaryAnn Wright

•  Reviews and approves the Company’s executive compensation policies and practices

•  Reviews and approves the design of, and sets performance goals for, our annual and long-term incentive programs for executives

•  Evaluates the performance of the Company and our NEOs relative to performance goals set by the CHR Committee for the annual and long-term incentive programs

•  Reviews and recommends to the Board for approval compensation for the CEO

•  Reviews and approves compensation for the other executive officers of the Company

•  Evaluates the Company’s compensation policies and practices for any material risks and related mitigation strategies

•  Reviews and assesses the development of potential successors to the CEO

•  Oversees the Company’s practices, policies, strategies and goals relating to human capital resources management

Governance & Corporate Responsibility MaryAnn Wright Chair
2023 MEETINGS: 4 COMMITTEE MEMBERS Carin M. Barth Steven C. Mizell Stephen D. Quinn Charles L. Szews

•  Identifies and recommends qualified candidates for election to the Board

•  Develops and recommends modifications to our Corporate Governance Guidelines

•  Reviews and recommends to the Board the need for any changes in the number, composition, and leadership of the Board and its committees

•  Reviews and monitors the orientation of new Board members and the continuing education of all directors

•  Oversees the design and conduct of the annual self-evaluation of the Board, its committees and individual directors

•  Reviews corporate governance developments and trends and, where appropriate, makes recommendations to the Board on the Company’s governance

•  Implements the succession process for the CEO, including in the event of an emergency or retirement

•  Recommends to the Board appropriate compensation of non-employee directors

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     26

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Finance/Risk Management Lincoln Pereira Filho Chair
2023 MEETINGS: 4 COMMITTEE MEMBERS Carin M. Barth Daryl A. Kenningham Stephen D. Quinn Steven P. Stanbrook Charles L. Szews Anne Taylor

•  Reviews certain finance-related activities within limits prescribed by the Board

•  Reviews risk management-related activities and oversees the Company’s risk assessment and management policies

•  Reviews policies and programs related to: dividends and share repurchases; financing, working and long-term capital requirements; managing exposure with respect to foreign exchange, interest rates; and insurance and risk management

•  Provides guidance to the Board and management, as applicable, as to the Company’s financial condition and capital structure; long-term and short-term financial policies and objectives; financial strategies, guidelines and procedures; and compliance with material debt instruments and credit facilities; future capital spending and acquisition opportunities; and capital expenditure plans

•  Oversees the Company’s treasury activities and insurance programs

•  Reviews the Company’s cybersecurity risk exposures and monitors the Company’s cybersecurity and information security programs

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     27

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Director Independence

Under the Company’s Corporate Governance Guidelines and the NYSE listing standards, a majority of our directors must be independent, meaning that, among other things, they do not have a direct or indirect material relationship with our Company (other than as a director). As part of the Board’s analysis, it determined that none of the non-employee directors have a material relationship with our Company. Mr. Kenningham was determined not to be independent because he is a current employee of Group 1, and Mr. Pereira was determined not to be independent because he was an employee of Group 1 within the past three years. Other than Messrs. Kenningham and Pereira, each nominee satisfies our independence criteria.

The Board has determined that each of the members of the Audit Committee, CHR Committee and GCR Committee are independent under applicable NYSE and SEC rules for committee memberships, and that each member of the Audit Committee also meets the additional independence criteria set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Four of the six members of the FRM Committee are independent as defined under the NYSE’s listing standards.

During the annual independence review, our GCR Committee determined that the affiliations that our directors have with charitable organizations did not impact the independence of our directors. We did not make any charitable donations to any organizations affiliated with our directors or officers in 2023.

The Board’s Role

Our Board provides active and independent oversight and guidance to management regarding the Company’s long-term strategy and priorities, risk management, CEO and senior management succession planning, as well as other aspects of our business and affairs. In addition, the Board has adopted robust governance practices to enhance its effectiveness and is engaged on behalf of our shareholders.

As part of its oversight role, the Board:

•	Annually reviews the Company’s long-term plan and objectives
•	Engages in ongoing discussions of near-, medium- and long- term risks and strategic matters, including economic conditions, industry trends and developments, and their impacts on our business, as well as strategic challenges and opportunities
•	Is regularly briefed on assessments of the Company’s business portfolio and is engaged in the Company’s acquisitions, divestitures, and other corporate development activities
•	Receives regular updates on management’s progress and execution of the Company’s strategy and reviews and approves the Company’s annual budget
•	Periodically receives briefings from experts and counsel on strategic, financial, legal and compliance, and other matters

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     28

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RISK MANAGEMENT OVERSIGHT

The chart below shows the current allocation of general risk oversight functions between management and the Board.

Management	Board of Directors

Responsible for identifying, assessing, prioritizing and managing the various risks the Company faces

•  Responsible for employing a comprehensive enterprise risk management (“ERM”) program including the establishment and monitoring of robust risk mitigation plans

•  Seeks to maintain robust internal processes and an effective internal control environment

Responsible for Board/committee risk oversight governance, including allocation of risk oversight responsibilities

•  FRM Committee oversees management’s ERM program

•  The Board has allocated responsibilities to itself and its committees for overseeing particular risks, as shown below

The Board’s risk oversight governance framework is designed to enable it to understand significant near-, medium- and long-term risks in the Company’s business and strategy, allocate responsibilities for risk oversight among the full Board and its committees, evaluate the Company’s risk management processes and whether they are functioning adequately, and engage in regular communications with management regarding risk trends and developments. For the sake of efficiency, the full Board retains primary oversight responsibility over certain risks that cut across the subject area expertise of multiple committees.

The Company seeks to maintain robust internal processes and an effective internal control environment that facilitate the identification and management of risks and regular communication with the Board. A core element is the Company’s ERM program, which is designed to identify and evaluate the full range of significant risks to the Company, including legal, compliance, financial, operational, strategic and reputational risks. Our Finance function leads the ERM program, with an annual cycle for structured reviews, discussions, and mitigation planning. Risks are identified and evaluated through both a “bottom-up” and a “top-down” process involving senior management and all of the functions and business units. Through this process, senior management considers trends and developments, as well as the effectiveness of the Company’s mitigation plans. Our risk management processes are informed by the results of our ERM program, including those relating to our Internal Audit plans and our financial reporting and SEC disclosures. In addition, from time to time, the individuals responsible for our ERM Program, as well as for the underlying risks within our risk universe, may engage outside advisors and experts for purposes such as benchmarking, testing and assessing their programs and associated controls and procedures.

Management regularly reviews significant risks, including trends and developments, with the Board and its committees, providing updates on long-term risks during annual long-range planning, strategic reviews and through regular reviews of annual operating plans, as well as providing a near- and medium-term focus on financial performance, market environment updates, and presentations on specific associated risk areas. Between Board and committee meetings, directors receive updates regarding developments in the Company’s business as well as emerging risks.

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     29

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Cybersecurity Risk Oversight

Our Board recognizes the importance of maintaining the trust and confidence of our customers, vendors, shareholders and employees, and devotes significant time and attention to oversight of cybersecurity and information security risk. The Board delegates oversight of our operations risk, including quarterly reviews of cybersecurity and data protection, to the FRM Committee, and delegates compliance with cybersecurity policies to the Audit Committee. Both the FRM Committee and the Audit Committee report to the full Board on cybersecurity matters. Additionally, on an annual basis, management reviews results from tests of key cybersecurity systems with the full Board and the steps taken to mitigate new cybersecurity risks which have been identified. In particular, the Company seeks to assess, identify and manage cybersecurity risks through various processes, including through a multi-layered risk assessment system, security information and event management system, cybersecurity training and awareness, access controls and encryption and data protection. Our IT and Security team, which is headed by our Chief Information Officer (the “CIO”), is responsible for our efforts to comply with cybersecurity standards, establish industry-recognized protocols and protect the integrity, confidentiality and availability of our IT infrastructure. Our CIO and various members of the IT and Security team meet regularly with members of management to address key security and privacy issues, and upon the occurrence of a cybersecurity incident, would convene to assess the materiality of the event and any disclosure obligations, as well as the appropriate remediation and escalation procedures, including escalation to our Chief Executive Officer and the Board of Directors.

Compensation Risk Oversight

The CHR Committee believes that executive compensation payouts must:

•	Align with the Company’s financial performance
•	Be earned in a manner consistent with Group 1’s Code of Conduct
•	Promote long-term, sustainable value creation for shareholders
•	Provide fair and equitable pay regardless of race and gender
•	Strike a balance between appropriate levels of financial opportunity and risk
•	Create retention incentives

The CHR Committee identifies, monitors and mitigates compensation risk in the following ways:

Sound Incentive Plan Design	The CHR Committee establishes financial performance goals that are challenging, yet realistic. Our program design provides a balanced mix of cash and equity, annual and longer-term incentives.
Emphasis on Long-Term Performance	Our long-term incentive program incorporates long-term financial performance metrics that are designed to align the executive’s interests with shareholders’ interests and are capped at industry standard levels. We also cap the number of shares that may be awarded to an individual in a calendar year.
Rigorous Share Ownership Requirements	We maintain robust share ownership requirements for our senior executives and directors. These requirements are intended to reduce risk by aligning the economic interests of executives and directors with those of our shareholders. A significant stake in future performance discourages the pursuit of short-term opportunities that can create excessive risk. See page 35 for more information.
Prohibition on Short Sales, Pledging and Hedging of Securities	We prohibit directors, officers and employees from entering into transactions involving short sales of our securities. Directors and officers also are prohibited from pledging or assigning Group 1 equity interests as collateral for a loan. Transactions in put options, call options or other derivative securities that have the effect of hedging the value of our securities also are prohibited.
Clawback Policy	We maintain a comprehensive policy that provides for the recoupment of incentive compensation if we restate (as defined in the Clawback Policy) our financial statements and recoupment is required under the NYSE listing standards.
Post-Employment Covenants	Certain of our NEOs have contractually agreed to not engage in post-employment activities detrimental to the Company, such as disclosing proprietary information, soliciting Group 1 employees or engaging in competitive activities.

We believe that, for all employees, our compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation aligned with our shareholders’ interests.

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     30

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SUCCESSION PLANNING OVERSIGHT

The CHR and GCR Committees provide oversight over CEO and senior management succession planning as follows:

Compensation & Human Resources Committee

•    At least twice annually, reviews and assesses the development of potential successors for our CEO and other senior leadership.

•    Recommends to the GCR Committee potential candidates for CEO succession.

Governance & Corporate Responsibility Committee

•    Identifies and periodically updates the qualities and characteristics necessary for an effective CEO and other senior leaders of the Company.

•    Responsible for implementing the succession process for the CEO, including in the event of emergency or retirement.

In addition, at an annual joint meeting of the CHR Committee and the Board, the CEO and the Senior Vice President & Chief Human Resources Officer brief the Board on succession planning for key senior leadership roles, including the CEO role. The Board’s views are incorporated into succession plans, which are updated annually based on this feedback. Succession plans include readiness assessments, biographical information and career development plans.

SUSTAINABILITY OVERSIGHT

Our core values of integrity, transparency, professionalism, teamwork and respect underlie our commitment to conduct our business in ways that are principled and accountable to our shareholders and other key stakeholders, and the communities in which we do business. We are committed to transparency in sharing our sustainability progress. For updates on our progress and to access our Sustainability Reports, please visit https://www.group1corp.com/ESG.

Sustainability Oversight Structure

Our CEO is ultimately responsible for our sustainability strategy and performance, with oversight by our Board. As with risk management oversight, the Board has allocated oversight responsibility for sustainability matters to its committees, while retaining full Board oversight of matters that cut across the expertise of multiple committees.

Governance & Corporate Responsibility Committee	Compensation & Human Resources Committee	Audit Committee	Finance/Risk Management Committee

• Environmental responsibility & compliance • Health, safety & wellness • Community engagement and charitable efforts	• Human capital management, including DE&I and talent attraction, development and engagement • Compensation plans and benefits	• Ethics & compliance	• Data privacy and security

The committees are regularly briefed by management on matters for which they have responsibility, including briefings on the Company’s programs, initiatives, goals, risks and opportunities related to these matters. The Board also discusses sustainability risks and opportunities in the context of its review of the Company’s top enterprise risks and mitigation plans, strategic priorities, and long-term planning.

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     31

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Stakeholder Engagement and Responsiveness

Group 1 is committed to engaging in constructive and meaningful conversations with our shareholders, employees, customers, vendors, regulators and local communities to build long-term relationships. The Board values the input and insights of our stakeholders, and regularly monitors investor sentiment, shareholder voting results, and trends in governance, executive compensation, regulatory, environmental, social and other matters. Each year, management interfaces with prospective investors, existing shareholders, and investment research analysts to discuss the Company’s publicly disclosed performance, business strategy and outlook, and corporate governance. These events include earnings teleconferences, investor calls, meetings, and conferences, non-deal roadshows and site visits.

Key topics include discussions regarding capital allocation, share repurchases, publicly disclosed acquisitions, the impact of our inventory supply on new and used vehicle sales, market trends, parts and service strategies, finance and insurance strategies, digital retail strategies and profitability. This interaction helps management and the Board to understand and consider the views of Group 1’s shareholders, perception of the investment community, and industry and economic outlook from research analysts, while enabling the Company to effectively operate in an evolving industry and economy with a focus of maximizing returns for our shareholders.

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     32

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Compensation of Directors

Pay Structure

ANNUAL RETAINER

The annual retainer paid to non-employee directors for the 2023 Board cycle is dependent upon the role each director holds, as follows:

Annual Cash Compensation(1)(2)	2023 ($)
Annual Retainer
Annual Cash Retainer	45,000
Equity Retainer(3)	200,000
Additional Annual Retainers
Non-Executive Chair of the Board	135,000
Audit Committee Chair	30,000
Compensation & Human Resources Committee Chair	25,000
Finance/Risk Management Committee Chair	25,000
Governance & Corporate Responsibility Committee Chair	25,000
Annual Vehicle Stipend	20,000

(1)	Annual cash retainers are paid quarterly.
(2)	Non-employee directors do not receive additional compensation for attending regular Board or committee meetings.
(3)	Paid as either restricted stock or restricted stock units, in each case valued at approximately $200,000 on the grant date.

EQUITY-BASED COMPENSATION

For 2023, our non-employee directors were paid an annual equity retainer consisting of either restricted stock or restricted stock units valued at approximately $200,000 on the grant date. Messrs. Pereira, Quinn, Stanbrook and Szews elected to receive restricted stock and Mses. Barth, Taylor and Wright and Mr. Mizell elected to receive restricted stock units. The grant was effective January 2, 2023 with the value determined based on the average of the high and low market price of our common stock on that date. Accordingly, each non-employee director received 1,102 shares of restricted stock or restricted stock units, as applicable. Mr. Kenningham receives no compensation for his service as a director.

Restricted stock or restricted stock units granted to our directors vest immediately upon issuance and will settle upon the retirement, death or disability of the director. Since January 1, 2019, all restricted stock units have been settled in cash; prior thereto restricted stock units were settled in shares of common stock upon the termination of the director’s membership on our Board. All accrued dividends related to restricted stock units are also settled in cash upon termination of the director’s membership on our Board.

NONQUALIFIED DEFERRED COMPENSATION

Non-employee directors currently cannot defer director compensation under the Company’s Deferred Compensation Plan. However, previously deferred amounts remain deferred under the Deferred Compensation Plan until the originally scheduled payment date. Please see the section entitled “Executive Compensation — Nonqualified Deferred Compensation for the 2023 Fiscal Year” for a more fulsome description of the Company’s Deferred Compensation Plan.

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     33

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Prior to January 1, 2021, the Company’s Deferred Compensation Plan permitted non-employee directors who elected to participate an opportunity to accumulate additional savings for retirement on a tax-deferred basis. These directors could defer in the Deferred Compensation Plan any portion of their cash compensation received for services provided to our Board or its committees, while remaining 100% vested in deferred funds. We have complete discretion over how the deferred funds are utilized and they represent our unsecured obligation to the participants.

2023 Director Compensation

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1),(2) ($)	All Other Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	Total ($)
Carin M. Barth	75,000	199,853	20,000	7	294,860
Steven C. Mizell	45,500	199,853	20,000	-	264,853
Lincoln Pereira Filho	57,500	199,853	20,000	-	277,353
Stephen D. Quinn	112,500	199,853	20,000	-	332,353
Steven P. Stanbrook	45,000	199,853	20,000	-	264,853
Charles L. Szews	125,000	199,853	20,000	-	344,853
Anne Taylor	70,000	199,853	20,000	1,154	291,008
MaryAnn Wright	70,000	199,853	20,000	13	289,866

(1)	The amounts included in the “Stock Awards’ column represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718. Assumptions made in the calculation of these amounts are included in Note 5 to our audited financial statements for the year ended December 31, 2023, included in our Annual Report on Form 10-K.
(2)	Our directors are offered the option of taking their annual retainer in restricted stock or restricted stock units. In 2023, each non-employee director received 1,102 shares of restricted stock or restricted stock units, as applicable, in payment of the equity portion of the 2023 annual retainer.
(3)	The amounts in this column reflect the annual vehicle stipend.
(4)	Amounts reported reflect above-market earnings on the Deferred Compensation Plan. Amounts are reflective of earnings in excess of 120% of the applicable federal long-term rate, with compounding, of 5.10%. We do not sponsor a pension plan.

CHANGES TO DIRECTOR COMPENSATION FOR 2024

In November 2023, after a review of a competitive market analysis prepared by Pearl Meyer & Partners, LLC (“PM&P”) the GCR Committee recommended, and the Board approved the following changes to the non-employee director compensation structure, effective as of January 1, 2024:

•	Increased the annual cash retainer from $45,000 to $65,000;
•	Eliminated the $20,000 vehicle stipend;
•	Increased the annual equity retainer from $200,000 to $225,000; and
•	Increased the annual cash retainer for the Board Chair from $135,000 to $175,000.

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Stock Ownership

Stock Ownership Requirements

Our rigorous stock ownership requirements, shown below, promote and strengthen the alignment of our non-employee directors and senior management with the interests of our shareholders.

10X	6X	3X	2X
annual base cash retainer for non-employee directors	base salary for our CEO	base salary for our SVPs	base salary for other officers

Shares for the purposes of determining compliance with the Group 1 Stock Ownership Policy are defined as Group 1 common stock held outright (by the executive/director or their spouse), restricted stock units, restricted stock awards, shares or share equivalents held in a Company savings plan or deferred compensation plan. Stock options, stock appreciation rights, and performance share awards that have not achieved the performance requirements are excluded from the definition of shares under the Group 1 Stock Ownership Policy.

Non-employee directors must achieve their required ownership level within five years of joining the Board, and officers (including the NEOs) must achieve their ownership levels within five years of appointment to an officer role. Shares of common stock owned by the director and his or her immediate family members who share the same household, whether held individually or jointly, and grants of restricted stock and restricted stock units also count for purposes of the director stock ownership guidelines. Each of our directors and officers has met, or is expected to meet within the applicable timeframe, our current stock ownership requirements.

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Beneficial Stock Ownership of Directors and Executive Officers

The following table shows the amount of our common stock beneficially owned (unless otherwise indicated) by our directors and nominees, our NEOs, our current directors and NEOs as a group, and any shareholders with over 5% of our common stock. Except as otherwise indicated, directors and NEOs possessed sole voting and investment power with respect to all shares of common stock in the table. In addition, except as otherwise indicated, all information is as of March 20, 2024.

Name and Address of Beneficial Owner(1)	Aggregate Number of Shares Owned(2)		Percent of Class Outstanding(3)
Daryl A. Kenningham(4)	50,797		*
Daniel J. Mchenry	20,942		*
Peter C. DeLongchamps	27,896		*
Gillian A. Hobson	3,180		*
Michael D. Jones	12,864		*
Carin M. Barth	—		—
Steven C. Mizell	—		—
Lincoln Pereira Filho(5)	106,885		*
Stephen D. Quinn	52,517		*
Steven P. Stanbrook	8,859		*
Charles L. Szews	15,319		*
Anne Taylor	—		—
Maryann Wright	—		—
All Directors and NEOs as a group (13 persons)	299,259	(6)	1.7%

*	Represents less than 1% of the outstanding common stock.
(1)	Except as otherwise indicated, the mailing address of each person or entity named in the table is Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, Texas 77024.
(2)	Includes restricted shares as to which the individual has voting, but not dispositive, power, as follows: Mr. Kenningham (6,259 shares), Mr. McHenry (25,043 shares), Mr. DeLongchamps (6,930 shares), Ms. Hobson (2,801 shares) and Mr. Jones (8,930 shares). Does not include restricted stock units as to which the directors do not have voting or dispositive power, as follows: Ms. Barth (12,664 shares), Mr. Mizell (3,940 shares), Ms. Taylor (10,881 shares) and Ms. Wright (18,670 shares). Restricted stock units do not count towards the Company’s stock ownership requirements.
(3)	Based on total shares outstanding of 13,507,962 at March 20, 2024.
(4)	Includes 25,482.46 shares held in the Kenningham Management Trust.
(5)	Mr. Pereira has shared voting and dispositive power with respect to 104,467 shares; all such shares are owned by Abbe Investments, Ltd., a British Virgin Islands company, owned 98% by Mr. Pereira and 2% by his spouse. In addition, Mr. Pereira has sole voting, but no dispositive, power with respect to 2,418 shares.
(6)	Includes 49,963 restricted shares as to which the NEOs currently have voting, but not dispositive, power. Does not include 46,804 performance shares as to which the NEOs do not have voting rights or dispositive power.

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Certain Beneficial Owners

The following table provides information about beneficial owners, known by us as of March 20, 2024, of 5% or more of our outstanding common stock (the “5% Shareholders”). Unless otherwise noted in the footnotes to the table, the 5% Shareholders named in the table have sole voting power with respect to all shares shown.

Name and Address of Beneficial Owner	Aggregate Number of Shares Owned	Percent Of Class Outstanding(1)
BlackRock, Inc. 50 Hudson Yards New York NY 10001	2,479,672	18.36	%(2)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,484,127	10.99	%(3)
Dimensional Fund Advisors LP 6300 Bee Cave Road Building One Austin, TX 78746	1,097,511	8.12	%(4)

(1)	Based on total shares outstanding of 13,507,962 at March 20, 2024.
(2)	As reported on Amendment No. 17 to Schedule 13G as of December 31, 2023 and filed with the SEC on January 19, 2024. BlackRock, Inc., as a parent holding company or control person, has sole voting power over 2,386,746 shares, sole dispositive power over 2,479,672 shares, and aggregate beneficial ownership of 2,479,672 shares. The subsidiaries of BlackRock, Inc. that acquired the shares reported by BlackRock, Inc. are as follows: BlackRock Fund Advisors (which owns 5% or greater of the outstanding shares being reported in Amendment No. 17 to Schedule 13G), BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock (Netherlands) B.V., BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Japan Co., Ltd., BlackRock Fund Managers Ltd., BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, Aperio Group, LLC, BlackRock (Luxembourg) S.A. and BlackRock Investment Management, LLC. The interest of one such person, BlackRock Fund Advisors, in the common stock of the Company, is more than 5% of the total outstanding common stock.
(3)	As reported on Amendment No. 16 to Schedule 13G as of December 29, 2023, and filed with the SEC on February 13, 2024. The Vanguard Group, Inc. has shared voting power over 9,172 shares, sole dispositive power over 1,460,394 shares, shared dispositive power over 23,733 shares and aggregate beneficial ownership of 1,484,127 shares.
(4)	As reported on Amendment No. 18 to Schedule 13G dated as of December 29, 2023 and filed with the SEC on February 9, 2024. Dimensional Fund Advisors LP, or certain of its subsidiaries (collectively, “Dimensional”) serve as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In its role as investment advisor, sub-adviser and/or manager, Dimensional possesses voting and/or investment power over shares of our common stock that are owned by the Funds, and may be deemed to be the beneficial owner of such shares held by the Funds. Dimensional has sole voting power as to 1,083,566 shares and sole dispositive power as to 1,097,511 shares. Dimensional disclaims beneficial ownership of all such securities. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the securities held in their respective accounts.

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Proposal 2:
Advisory Vote to Approve
Executive Compensation

What am I voting on?	Each year we ask shareholders to approve, on an advisory basis, the compensation of our NEOs. Before voting, we encourage you to read and consider the Compensation Discussion and Analysis (“CD&A”) on pages 39-61, along with the compensation tables beginning on page 63.

HOW IS SHAREHOLDER FEEDBACK CONSIDERED?

Annually, our shareholders have the opportunity to cast an advisory vote on the compensation of our NEOs (the “Say-On-Pay Vote”), as disclosed in this proxy statement. As an advisory vote, this Proposal 2 is not binding on Group 1, our Board or the CHR Committee. However, the CHR Committee will consider the outcome of the vote when making future compensation decisions regarding our NEOs.

WHY SHOULD I VOTE FOR THIS PROPOSAL?

Our Board recognizes that executive compensation is an important matter for our shareholders.

We believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our shareholders, and the total compensation package provided to our NEOs (including potential payouts upon a termination or change of control) is materially consistent with market practice. We also believe our executive compensation is reasonable and competitive.

We believe that it is appropriate to seek the views of our shareholders on the design and effectiveness of our executive compensation program, and we value your opinion. At the 2023 Annual Meeting of Shareholders, 98% of the shares voted on the Say-On-Pay Vote were in favor of the compensation paid to our NEOs. Consistent with the outcome of the 2023 shareholder vote in support of annual advisory votes on future executive compensation proposals, the Board intends to provide for annual “say on pay” advisory votes. The CHR Committee believes this vote strongly endorses the compensation philosophy, policies and practices of the Company and, therefore, it did not make any significant changes in the structure of our executive compensation program as a result of that Say-On-Pay Vote.

Accordingly, the Board recommends that shareholders vote FOR the following resolution:

“RESOLVED, that the compensation paid to our Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED, on an advisory basis.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, OUR EXECUTIVE COMPENSATION.

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Compensation Discussion
and Analysis

What’s in this section?

In this section, we discuss our compensation philosophy and explain how our executive compensation program is structured to advance our fundamental compensation-related objective of aligning our executives’ compensation with the long-term interests of our shareholders. We also explain how our Compensation & Human Resources (“CHR”) Committee of the Board determined compensation for our NEOs listed below, as well as the CHR Committee’s rationale for specific 2023 pay decisions.

2023 NAMED EXECUTIVE OFFICERS (“NEOs”)
Daryl A. Kenningham Chief Executive Officer and President
Daniel J. McHenry Senior Vice President & Chief Financial Officer
Peter C. DeLongchamps Senior Vice President, Manufacturer Relations, Financial Services and Public Affairs
Gillian A. Hobson Senior Vice President, Chief Legal Officer & Corporate Secretary
Michael D. Jones Senior Vice President, Aftersales

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Executive Summary

2023 PERFORMANCE OVERVIEW

In 2023, Group 1 closed acquisitions with approximately $1.1 billion in revenues, continued to integrate operations of our large acquisitions and returned capital to shareholders through share repurchases and distribution of dividends. Net income and earnings per common share met our expectations. However, our results were adversely impacted compared to the prior year, as a result of lower new and used vehicle margins (which also impacted the entire sector), increased SG&A expenses and higher interest costs. Our 2023 financial results compared to 2022 included:

2023 Financial Performance at a Glance

*	Please see Appendix C on page 130 for an explanation and reconciliation of these non-GAAP measures.

In addition to the metrics above, Group 1 achieved the following notable performance metrics in 2023:

Financial Performance
Achieved all-time record new and used vehicle units sold, a 13.5% and a 1.6% increase, respectively, compared to the prior year with a total sales increase to $17.9 million	Achieved all-time record parts and service gross profit of $1.2 billion, a 10% increase compared to the prior year
Increased same store parts and service gross profit by 8.1%	Reported third highest annual adjusted net income from continuing operations as new vehicle margins moderated from pandemic highs

Capital Allocation
Acquired approximately $1.1 billion in annual revenues	Issued quarterly dividends totaling $1.80 per share for the full year
Repurchased $172.8 million in common shares, representing 5.1% of Group 1’s outstanding common shares at the beginning of 2023	Optimized dealership portfolio with strategic dispositions generating $193.8 million in proceeds

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Progress on Our Key Strategic Priorities

In 2023, we made noteworthy progress toward our key strategic priorities, including:

Consistent Profitability and Strong Cash Flow

•	Continued strong EPS: 42% CAGR over a five-year period.
•	Significant free cash flow generation: cash flows from operations and adjusted free cash flows* generated in 2022 and 2023 of $585.9 million and $802.6 million and $190.2 million and $580.8 million, respectively.

Portfolio Optimization

•	Balanced M&A, share repurchases and dividends.
•	$4.5 billion in acquired revenues since the beginning of 2021.
•	Strategic dispositions of smaller, less profitable stores.
•	Repurchased ~4.9 million shares since the beginning of 2021, representing 27% of our share count, as of December 31, 2023.
•	Low rent-adjusted leverage* (a non-GAAP measure) of 2.1x, as of December 31, 2023, allows flexibility for M&A.

Leading Customer Experience & Partner of Choice

•	#1 ranked call center among the 17 largest auto dealer groups, providing outstanding customer service (based on the 2023 PSI Service Telephone Effectiveness Study).
•	AcceleRide®, our state-of-the-art omni-channel platform, is driving retention and efficiencies.
•	Continued focus on leveraging technology in robotic automation and AI to improve customer service and efficiencies.
•	Strive to be great partners to our customers, employees, vendors, OEM partners and the communities in which we do business.
•	Maintaining credible and ethical business practices by committing to the pursuit of excellence.

Parts & Service Growth

•	Grew current year parts and service revenues on an as-reported and same store basis by 10.6% and 9.0%, respectively, as compared to the prior year.
•	Numerous initiatives have driven this growth:

–	4-day work week is a differentiator when hiring and retaining service techs.
–	Same store tech headcount increased 6% from December 2022 to December 2023.
–	Digital applications have driven a 38% penetration in online appointment making.

Ownership of Real Estate

•	Control of dealership real estate is a strong strategic asset.
•	Ownership provides better flexibility and lower costs.
•	As of December 31, 2023, the Company owned approximately $2.0 billion of gross real estate (67% of dealership locations) financed through $0.8 billion of mortgage debt.

*	Please see Appendix C on page 130 for an explanation and reconciliation of adjusted free cash flows and our Annual Report on Form 10-K for additional information on the rent-adjusted leverage.

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HOW WE ALIGN PAY AND PERFORMANCE

Our compensation program is designed to align our executives’ performance with the interests of our shareholders.

The CHR Committee’s primary goal is to reward and recognize strong financial and operating performance and promote effective strategic leadership to drive long-term shareholder value. This pay-for-performance philosophy is embedded into the following key principles that underpin how the CHR Committee approaches the design of our executive compensation program:

Our Key Principles and Objectives

Competitive	Long-Term Focus
Total compensation should be sufficiently competitive to attract, retain and motivate a leadership team capable of maximizing our performance. Elements are benchmarked relative to peers.	For our most senior executives, long-term, equity-based compensation opportunities significantly outweigh short-term, cash-based opportunities. Annual objectives should lead to sustainable, long-term performance.
Balance	Pay-for-Performance
Annual and long-term incentive opportunities reward the appropriate balance of short-, medium- and long-term financial, strategic and operational business results, without encouraging excessive risk-taking.	A substantial portion of compensation is variable, contingent upon and directly linked to Company and individual performance. The portion of total compensation contingent on performance should increase with an executive’s level of responsibility.
Shareholder Alignment
The financial interests of our executives are aligned with the long-term interests of our shareholders through equity-based compensation and performance metrics that correlate with long-term shareholder value creation.

Overview of 2023 Pay Decisions

2023 Pay Mix

A majority of compensation for our NEOs in 2023 was “at-risk” compensation in the form of annual cash and long-term incentive awards that are contingent in part on Company performance and stock price performance. See pages 5-6, 48-49 and 51-52 for details on the metrics we use in our compensation program and why they were chosen.

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2023 Total Direct Compensation

In making annual pay decisions, the CHR Committee focuses primarily on “total direct compensation,” which includes three principal elements: base salaries, annual cash incentives and long-term incentives. These elements are discussed in detail on pages 48-53.

The following chart shows the 2023 total direct compensation of our NEOs:

	Base Salary ($K)(1)	Annual Incentive ($K)(2)	Long-Term Incentive ($K)(3)	Total Direct Compensation ($K)
Daryl A. Kenningham	1,100	1,850	3,500	6,450
Daniel J. McHenry	700	673	850	2,223
Peter C. DeLongchamps	575	596	700	1,871
Gillian A. Hobson	551	829	700	2,080
Michael D. Jones	525	479	700	1,704

(1)	Reflects the base salary in effect for each NEO as of December 31, 2023, other than Ms. Hobson’s which is prorated as of her January 16, 2023 start date.
(2)	Includes $300,000 received by Ms. Hobson as a hiring bonus in 2023.
(3)	Reflects target values approved by the CHR Committee for the LTI awards granted on February 14, 2023. These values differ from the values that will be reported in the Summary Compensation Table below for the same grants, which will be calculated in accordance with FASB ASC Topic 718, Compensation—Stock Compensation, and use accounting assumptions that are not applicable to the CHR Committee’s approval of a grant date target value for awards.

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How We Make Pay Decisions and Assess Our Programs

ROLES AND RESPONSIBILITIES

Compensation & Human Resources Committee

Oversees, evaluates and approves our compensation programs

•	Reviews and approves the financial, strategic and/or operational goals and objectives for the Company and our executive officers (including our NEOs) that are used in the Company’s annual and long-term incentive programs.
•	Assesses Company and NEO performance relative to the pre-established goals and objectives set for the year.
•	Evaluates the market competitiveness of executive officers’ compensation and approves compensation adjustments, as necessary.
•	Approves all executive compensation program design changes.
•	Reviews risk assessments as they relate to our compensation arrangements, plans, policies and practices.
•	Considers shareholder input regarding executive compensation decisions and policies.
•	Reviews the Company’s initiatives, strategies and goals relating to its human capital resources management function.
•	Engages the CHR Committee’s independent compensation consultant, including approving the consultant’s compensation, determining the nature and scope of its services and evaluating its performance.

Management

CEO provides input and recommendations to the CHR Committee

•	Presents the CHR Committee with recommendations for each principal element of compensation for other executive officers, excluding himself.
•	Considers the performance of each executive officer, their business unit and/or function, market benchmarks, internal equity and retention risk.
•	Provides his own performance self-assessment but otherwise has no role in the CHR Committee’s determination of his compensation or performance evaluation.

Other executives provide insight and assistance to the CHR Committee

•	Our Senior Vice President, Chief Human Resources Officer and Chief Diversity Officer, along with our Human Resources staff, provide insight on program design and gather compensation market data to assist the CHR Committee with its decision-making process. Management also has the responsibility, delegated to it by the CHR Committee, for the administration of executive compensation plans for Company employees who are not executive officers.

Independent Compensation Consultant

Provides an independent perspective and assessment

•	Advises the CHR Committee on a variety of subjects, including compensation plan design and current market trends, pay-for-performance analytics, benchmarking data, risk assessment and related matters.
•	Reports directly to the CHR Committee, participates in meetings as requested and communicates with the CHR Committee Chair between meetings, as necessary.

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2023 INDEPENDENT CONSULTANT ENGAGEMENT

In early 2023, the CHR Committee re-engaged Pearl Meyers & Partners, LLC (“PM&P”) as its independent consultant for the year. Prior to the engagement, the CHR Committee reviewed the firm’s qualifications, independence and any potential conflicts of interest. PM&P did not perform other services for or receive other fees from the Company. As a result, the CHR Committee determined that PM&P qualified as an independent consultant and that there were no conflicts of interest between the two parties. During 2023, PM&P representatives attended all CHR Committee meetings.

COMPENSATION PEER GROUP AND USE OF MARKET DATA

How We Use Peer Group Data

The CHR Committee believes that to keep our executive compensation program sufficiently competitive, the target value of each principal element of compensation should approximate the market median of the companies Group 1 views as competitors for senior executive talent. For this reason, we compare our executive compensation program to the programs of companies within our Compensation Peer Group (“CPG”). In addition, we use market data from a broader group of companies to gain insight into general compensation trends and to supplement CPG market data when the CHR Committee finds it necessary or appropriate, but that does not change the identity of the core companies identified as a peer for that year. The CHR Committee annually evaluates each compensation element and total direct compensation relative to the market for each executive officer’s role and makes adjustments as appropriate. However, individual compensation may vary from market median guidelines based on the CHR Committee’s assessment of other factors that it considers relevant, including Company, function and/or individual performance, job scope, retention risk, internal pay equity and tenure in the role.

How Our Peer Group is Constructed

Our CPG includes all of the publicly traded automotive consolidators and specialty retailers associated with automotive sales and automotive parts and service against whom we most directly compete. The companies included in our CPG are periodically reviewed and updated by the CHR Committee. The CHR Committee discussed the Company’s CPG with PM&P in 2023. Based on that discussion, our CPG for 2023, shown below, was unchanged from 2022.

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2023 Compensation Peer Group

Automotive Retail	Parts
Asbury Automotive Group, Inc.	Advance Auto Parts, Inc.

AutoNation, Inc.	AutoZone, Inc.

CarMax, Inc.	Genuine Parts Company

Lithia Motors, Inc.	LKQ Corporation

Penske Automotive Group, Inc.	O’Reilly Automotive, Inc.

Rush Enterprises, Inc.

Sonic Automotive, Inc.

When evaluating the compensation data and making compensation decisions, the CHR Committee has taken into consideration the variance in revenue size among our CPG. Additionally, when calculating a market value, the CHR Committee has considered other differences between our CPG and us, such as corporate structure, tenure of executive officers, variance in scope of duties for each officer and other factors. However, any application of market analysis data is tempered by our basic organizational philosophy, which is to remain as lean as practical. This guiding principle means that certain of our NEOs have a broad range of job responsibilities that, at certain companies included in our CPG, may be divided among multiple executive officers. The CHR Committee’s use of market analysis data for specific compensation components is described in more detail below.

Timeline for Compensation Decisions

The CHR Committee followed the process shown below in making pay decisions for each principal component of 2023 total direct compensation, which includes the 2023 LTI awards as explained on page 52. Total direct compensation for each of our NEOs is shown on page 43.

NOVEMBER 2022	JANUARY 2023	FEBRUARY 2023	JANUARY 2024	FEBRUARY 2024

Approved 2023 base salary adjustments	Base salary increases take effect Approved financial metrics for 2023 annual incentive plan	Approved 2023 target levels for annual incentive plan performance factors Approved 2023 restricted stock and performance share awards	Reviewed preliminary 2023 Company and individual NEO performance	Reviewed final 2023 Company and individual NEO performance and approved 2023 annual incentive plan payouts

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SHAREHOLDER FEEDBACK ON COMPENSATION

Our shareholders have the right to approve annually, on an advisory non-binding basis, the compensation of our NEOs. At our 2023 Annual Meeting of Shareholders, 97.6% of the votes cast were in favor of our executive compensation program. Because of this substantial support and our belief that our programs are appropriately aligned with shareholder interests, the CHR Committee did not make any significant changes to our compensation program or our general compensation philosophy following the vote. The CHR Committee will continue to consider the vote results for annual Say-on-Pay proposals when making compensation decisions for our NEOs and setting our compensation goals and philosophy.

In addition, at various times throughout the year, the CHR Committee considers feedback, if any, from our shareholders as well as more general developments in executive compensation principles. The CHR Committee uses this input to develop and implement the Company’s executive compensation philosophy, policies and programs. For additional information on the Say-on-Pay Vote with respect to the compensation paid to our NEOs in 2023, see page 38 above.

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2023 Principal Elements of Compensation

BASE SALARY

To attract and retain talented and qualified executive officers, we provide competitive base salaries that are generally targeted at the CPG market median but may range above or below it based on tenure, experience, sustained performance over time, job scope and responsibilities, retention risk and internal pay equity. Each year, the CHR Committee reviews the CEO’s recommendations for base salary merit adjustments for our executive officers relative to market ranges for similar roles. The CHR Committee has complete discretion to modify or approve the CEO’s recommendations, and the CEO is not involved in the CHR Committee’s determination of his own base salary.

ANNUAL INCENTIVE AWARDS

Annual incentive awards, which are granted under the Group 1 Automotive Annual Incentive Plan (“AIP”), are an integral component of our executive compensation program. The AIP reinforces Company and individual or functional performance objectives, and enables us to attract, retain and motivate our executive talent.

How Annual Incentive Awards are Determined

Though performance relative to pre-established financial goals is the primary basis for determining the financial performance factors, the CHR Committee retains the right to make discretionary adjustments to the overall performance factors if it determines that such financial performance does not accurately reflect the overall quality of performance for the year. The CHR Committee made no adjustments for the 2023 payout.

2023 Annual Incentive Targets

Each NEO has an annual incentive target that is expressed as a percentage of the NEO’s base salary as in effect on January 1, 2023 (and for Ms. Hobson, as in effect on her start date). These targets are based on relevant market data for each NEO’s role and generally approximate the median of our CPG as a NEO matures in the role.

Below are the 2023 target percentages under the AIP for each NEO:

	Annual Incentive Opportunity (as % of Base Salary)
Named Executive Officer	Threshold	Target	Max
Daryl A. Kenningham	65.0%	130.0%	260.0%
Daniel J. McHenry	41.7%	83.3%	125.0%
Peter C. DeLongchamps	41.7%	83.3%	125.0%
Gillian A. Hobson	41.7%	83.3%	125.0%
Michael D. Jones	41.7%	83.3%	125.0%

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Our Financial Performance Metric

Adjusted Net Income from Continuing Operations
How is our AIP financial metric defined?	We start with a GAAP measure: Group 1’s net income attributable to common shareholders.* Then we adjust for the impact of certain items that do not arise directly from core operations. These may include, in any given year, non-cash asset impairment charges, out-of-period adjustments, legal matters, gains and losses on dealership, franchise or real estate transactions, and catastrophic events, such as hailstorms, hurricanes, and snowstorms. Please see Appendix C on page 130 for an explanation and reconciliation of this non-GAAP measure.
Why did the CHR Committee choose this metric?	The CHR Committee believes adjusted net income is relevant because it measures the immediate impact of operating decisions on Group 1’s overall performance, and includes the impact of items such as tax, interest and foreign exchange fluctuations, which are managed at the Corporate level.
Why do we use a non-GAAP financial metric for annual incentives?	The CHR Committee believes annual incentives should not be positively or negatively impacted by short-term decisions made in the best interest of Group 1’s long-term business strategies. Our non-GAAP performance measures encourage decision-making that considers long-term value creation but does not conflict with our short-term incentive metrics. Adjustments noted above allow for a clearer assessment of business performance and help to align our annual incentive goals with the non-GAAP financial expectations we communicate to shareholders.

*	As reported in our 2023 Annual Report on Form 10-K

The CHR Committee selected adjusted net income from continuing operations as our financial goal because it reflects income statement performance, consistent with the interests of our shareholders, and because it reflects income statement performance for on-going operations of the Company. For 2023, the CHR Committee set threshold, target and maximum goals for adjusted net income, where threshold was considered achievable, target was considered challenging yet attainable and maximum was considered possible with significant effort. However, no payments are made under this portion of the annual incentive award unless the threshold level of adjusted net income is achieved.

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NEO Strategic Goals

Strategic goals typically include specific goals that are related to the individual’s functional area. These goals are established at the beginning of each year jointly by the respective NEO and our CEO and reviewed and modified by the CHR Committee, or in the case of the CEO, by the CHR Committee and the Board. Strategic goals are integral to achieving key business objectives that help improve our financial performance, contribute to the growth of our Company and promote the achievement of our sustainability initiatives, including enhancements to our human capital management efforts. As described in greater detail in “Corporate Governance — The Board’s Role” these efforts include a focus on enhancing talent acquisition, leadership development and talent assessment capabilities and processes; enhancing our employee retention strategy; and establishing a multi-year strategy to support the transformation of our team. The table below describes the 2023 strategic goals for each NEO:

Named Executive Officer	Strategic Goals
Daryl A. Kenningham

•  Develop and implement a mergers and acquisitions framework and strategy

•  Achieve U.S. aftersales gross profit budget

•  Develop an operating plan for the Company’s U.K. operations

•  Oversee Company strategy and programs to attract, mentor, develop and retain employees and foster employee engagement and participation

•  Develop and implement succession process for executive officers

Daniel J. McHenry

•  In collaboration with CEO, develop and implement a mergers and acquisitions framework and strategy

•  Restructure the U.S. payroll department and migrate payroll and human resources systems

•  Oversee Company strategy and programs to attract, mentor, develop and retain employees and foster employee engagement and participation

•  Refine U.K. finance and business support functions

•  Oversee migration of IT systems to cloud-based secure environment

Peter C. DeLongchamps

•  Achieve F&I profit per unit target

•  Develop a consistent and comprehensive communication plan for investors and analysts

•  Strengthen the Company’s relationships with manufacturers to facilitate acquisition approvals

•  Oversee Company strategy and programs to attract, mentor, develop and retain employees and foster employee engagement and participation

Gillian A. Hobson

•  Assess and refine Board and Committee review and approval processes

•  Refine internal and external legal support and process in support of the Company’s mergers and acquisitions strategy

•  Oversee Company strategy and programs to attract, mentor, develop and retain employees and foster employee engagement and participation

•  Assess and improve proficiencies and utilization across the legal department

•  Collaborate with Human Resources to streamline compensation process and internal communication

Michael D. Jones

•  Achieve U.S. and U.K. aftersales gross profit budget

•  Oversee Company strategy and programs to attract, mentor, develop and retain employees and foster employee engagement and participation

•  Assess the Company’s U.S. corporate parts support staff and develop a succession plan

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How We Performed on Our 2023 Financial Performance Metric

The CHR Committee established goals for adjusted net income at threshold, target and maximum performance levels for the Company. Performance below the threshold level results in no payout under the AIP.

	Weight	Threshold	Target	Maximum	2023 Results
Adjusted Net Income from Continuing Operations*	70%	$511.7 million	$602 million	$662.2 million	$623.3 million

*	Please see Appendix C on page 130 for an explanation and reconciliation of this non-GAAP measure.

The achievement of the threshold, target and maximum levels of performance for the adjusted net income metric would result in payouts as a percentage of base salary as follows:

	Annual Incentive Paid as % of Base Salary
Named Executive Officer	Threshold	Target	Max	2023 Results
Daryl A. Kenningham	45.5%	91.0%	182.0%	123.3%
Daniel J. McHenry	29.2%	58.3%	87.5%	68.7%
Peter C. DeLongchamps	29.2%	58.3%	87.5%	68.7%
Gillian A. Hobson	29.2%	58.3%	87.5%	68.7%
Michael D. Jones	29.2%	58.3%	87.5%	68.7%

The CHR Committee may, in its sole discretion, adjust the Company’s adjusted net income when determining achievement of this metric for extraordinary or unusual items that would be included in our annual operating results, but not typically considered at the time the targets were set, such as certain asset impairments or extraordinary events that materially affect adjusted net income.

2023 Strategic Goal Performance

The table below details the target percentage for strategic goals of the awards under the AIP for each NEO and the actual achievement in 2023.

	Annual Incentive Paid as % of Base Salary
Named Executive Officer	Threshold	Target	Max	2023 Results
Daryl A. Kenningham	19.5%	39.0%	78.0%	44.9%
Daniel J. McHenry	12.5%	25.0%	37.5%	27.5%
Peter C. DeLongchamps	12.5%	25.0%	37.5%	35.0%
Gillian A. Hobson	12.5%	25.0%	37.5%	27.5%
Michael D. Jones	12.5%	25.0%	37.5%	22.5%

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How Performance Affected Payouts

Below are the weighted results and actual 2023 payouts for our NEOs when combining both the financial and strategic goals for 2023.

	Annual Incentive Paid as % of Base Salary
Named Executive Officer	Adjusted Net Income	Strategic Goals	Total
Daryl A. Kenningham	123.3%	44.9%	168.2%
Daniel J. McHenry	68.7%	27.5%	96.2%
Peter C. DeLongchamps	68.7%	35.0%	103.7%
Gillian A. Hobson	68.7%	27.5%	96.1%
Michael D. Jones	68.7%	22.5%	91.2%

How Our Annual Incentive Plan Design Changed For 2024

As part of our annual compensation review including the competitive compensation analysis prepared by PM&P, the CHR Committee reviewed and approved certain changes to the 2024 compensation of our NEOs. As a result, the 2024 base salaries of Messrs. Kenningham, McHenry, DeLongchamps, Jones and Ms. Hobson increased by 13.6%, 11.4%, 4.0%, 4.0% and 11.3%, respectively. In addition, the CHR Committee approved adjusted net income and aftersales gross profit, weighted 80% and 20%, respectively, as the performance metrics for the 2024 annual incentive plan. Annual incentive opportunities were also increased for all NEOs such that all NEOs are eligible to earn up to 200% (max) of the target of base salary. Finally, the CHR Committee has discretion to modify awards downward or upward to differentiate and reward leadership performance. The maximum individual performance multiplier for leadership performance is 120%.

LONG-TERM INCENTIVE (“LTI”) AWARDS

The CHR Committee annually reviews the design of our LTI awards made pursuant to the Group 1 Automotive 2014 Long Term Incentive Plan (the “LTIP”) to ensure consistency with our program’s fundamental objective of aligning the interests of executives and shareholders, while attracting and retaining talented senior leaders. Our annual LTI awards are subject to three-year, service-based (and in the case of performance shares, performance-based) vesting requirements, with exceptions for death, disability, retirement, change-in-control and certain qualifying involuntary terminations.

LTI Award Mix

The LTI award mix for all of our NEOs, other than Mr. Jones who has historically received 100% of his LTI award in restricted stock, is shown below:

Restricted Stock Awards

Restricted stock awards made to our NEOs vest ratably over a three-year period to encourage long term retention of recipients with the Company.

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Performance Share Awards

Our 2023 performance share awards will vest following the end of a three-year period, subject to Company performance relative to pre-established return on invested capital, and relative total shareholder return performance goals, which are measured over a two-year performance period.

Performance Goals and Weightings for Performance Shares

Metric(1)	Weighting	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)
Return on Invested Capital (“ROIC”) • Calculated using a quarterly average over the performance period	50%	15.0%	17.0%	19.0%
Relative Total Shareholder Return (“rTSR”)(2) • Measures GPI’s cumulative two-year TSR(3) percentile rank relative to five domestic automotive retail companies • Payout for this portion of the award is capped at 100% of target if GPI’s TSR is negative	50%	25% below the median company TSR	Equal to the median company TSR	50% or more above the median company TSR

(1)	Performance goals are based on non-GAAP financial measures. See Appendix C on page 130 for a definition of how these measures are calculated.
(2)	Comparator group consists of Penske, AutoNation, Asbury, Sonic and Lithia.
(3)	Attainment within performance parameters is subject to interpolation on a linear basis, with adjustments upward or downward from the target 100% payout by 2.0% for each percentage point Group 1’s rTSR is above or below that of the median company’s rTSR

Limit on Maximum Vesting Value

If the value of performance shares subject to rTSR performance at vesting (valued by multiplying the number of performance shares vesting by the closing Group 1 stock price on the vest date) is greater than 400% of the value of the performance shares at grant (valued by multiplying the number of performance shares at target-level performance by the closing Group 1 stock price on the grant date), the vesting factor will be reduced so that the value delivered to our NEOs will be no greater than 400% of the grant value (the “Maximum Value Limit”).

What the CHR Committee Considers when Setting Performance Goals

When setting financial performance goals for our performance share awards, the CHR Committee considers various long-term business factors, including macroeconomic market trends. ROIC is defined as operating income less any taxes over invested capital for the performance period. The CHR Committee has discretion in determining ROIC for a respective performance period. See Appendix C on page 130 for more information on how we calculate ROIC.

For details regarding the potential vesting (or forfeiture of) the performance share awards, please see the section entitled “Executive Compensation — Potential Payments upon Termination or Change in Control.” The performance share award agreements entered into with our NEOs pursuant to the LTIP provide that upon a NEO’s termination due to death or disability, the number of performance shares that will be earned following the performance period will be based on actual performance. If a NEO’s employment is terminated due to a planned retirement (generally defined as a mutually agreed upon retirement by the officer and the Company), the performance shares will convert to time-based restricted stock awards that will continue to vest, subject to the officer’s compliance with applicable restrictive covenants, until the second anniversary of the NEO’s termination of employment. Such a conversion will occur based on the actual performance achieved during the performance period. All other terminations of employment will result in a forfeiture of the performance shares without payment.

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2023 CEO Pay Decisions

Daryl A. Kenningham DIRECTOR, PRESIDENT & CHIEF EXECUTIVE OFFICER Age: 59 Experience 12 Years

The CHR Committee assessed Mr. Kenningham’s 2023 performance favorably. Under his leadership, the Company advanced our key priorities while achieving strong financial performance for the year and positioning the Company for future long-term sustainable growth. The CHR Committee’s compensation decisions, discussed below, reflect this favorable assessment.

Compensation Overview

Base Salary. In connection with his promotion to President and Chief Operating Officer on August 24, 2022, Mr. Kenningham’s base salary was increased to $1,100,000 and maintained during 2023, which was below the median of our CPG.

Annual Incentive Award. The CHR Committee approved an annual incentive award of $1,849,075. This was a result of the Company’s performance relative to the pre-established financial goal of adjusted net income and the CHR Committee’s assessment of Mr. Kenningham’s performance relative to his individual strategic goals.

LTI. The CHR Committee approved 2023 LTI awards (50% in performance shares and 50% in restricted stock) of $3.5 million, an amount that is below the median of our CPG for his role.

Individual Performance Highlights

Mr. Kenningham exhibited strong leadership by:

•  Successfully transitioning into the role of CEO, ensuring minimal disruption to employees and investors

•  Revamping the M&A strategy, with increased focus on optimization of the Company’s portfolio reflected in the acquisition of $1.1 billion in annualized revenues and the disposition of 9 dealerships. In addition, developing and deploying a targeted cluster approach to drive better scale for the Company

•  Continuing to enhance senior talent, onboarding several new officers, and overseeing the leadership transition in the Company’s UK operations, while ensuring minimal disruption

•  Exceeding U.S. aftersales gross profit budget

•  Developing leadership succession plans

•  Overseeing the Company’s ESG efforts including enhanced coordination and tracking of company-wide charitable efforts, fostering employee participation in charitable events, participation in executive sponsorship program and development of new safety programs

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2023 Pay Decisions for Other NEOs

The CHR Committee makes annual compensation decisions for our NEOs based on their individual performance and the overall performance of the Company. In the following pages, we describe the components of total direct compensation for each NEO for 2023, noting aspects of their individual performance that contributed to the CHR Committee’s pay decisions (see page 5 for an explanation of total direct compensation).

Daniel J. McHenry SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER Age: 49 Experience 17 Years

Compensation Overview

Base Salary. Mr. McHenry received an annual merit increase from $620,000 to $700,000 to more closely align his base salary with the market median for this role and reflect his tenure and performance in this role. Following the increase, Mr. McHenry’s base salary is commensurate with the CPG median for his role.

Annual Incentive Award. In determining Mr. McHenry’s 2023 annual incentive award, the CHR Committee considered Mr. McHenry’s effective leadership of the Company’s finance function and the individual performance considerations noted below, and awarded him a $673,312 annual incentive award for 2023.

LTI. The CHR Committee approved 2023 LTI awards (50% in performance shares and 50% in restricted stock) of $850,000 for Mr. McHenry.

Individual Performance Highlights

•  Revamped M&A strategy, including enhancement of financial analysis to support the optimization of the Company’s portfolio reflected in the acquisition of $1.1 billion in annualized revenues and the disposition of 9 dealerships

•  Continued delivery on the Company’s capital allocation priorities, including a fully funded dividend, $172.8 million of share repurchases, and acquisition and disposition transactions, all while maintaining a strong balance sheet

•  Restructured the Company’s U.S. payroll department and successfully identified and implemented migration to a new payroll and human resources system

•  Oversaw restructuring of the business support center, including increased retention efforts

•  Oversaw various IT and cybersecurity projects, including migration of IT systems to a cloud-based secure environment

•  Oversaw onboarding of new treasurer, U.K. finance leader and UK compliance officer

•  Supported the Company’s ESG efforts including enhanced coordination and tracking of Company-wide charitable efforts, fostering employee participation in charitable events, participation in employee mentoring and review of safety process and documentation

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Peter C. DeLongchamps SENIOR VICE PRESIDENT, MANUFACTURER RELATIONS, FINANCIAL SERVICES AND PUBLIC AFFAIRS Age: 63 Experience 19 Years

Compensation Overview

Base Salary. Mr. DeLongchamps received an annual merit increase from $541,059 to $575,000 in recognition of his oversight responsibilities for multiple functional areas of the Company.

Annual Incentive Award. In determining Mr. DeLongchamps’ 2023 annual incentive award, the CHR Committee considered Mr. DeLongchamps’ effective leadership and management of the Company’s financial services and manufacturer relations functions and the individual performance considerations noted below, and awarded him a $596,203 annual incentive award for 2023.

LTI. The CHR Committee approved 2023 LTI awards (50% in performance shares and 50% in restricted stock) of $700,000 for Mr. DeLongchamps.

Individual Performance Highlights

•  Exceeded F&I profit per unit budget

•  Oversaw the review and implementation of processes to support FTC and lender compliance requirements

•  Improved manufacturer relationships to facilitate the Company’s acquisition strategy

•  Developed and implemented a consistent and comprehensive communication plan for investors and analysts, including over 250 investor engagements

•  Supported the Company’s ESG efforts including enhanced coordination and tracking of company-wide charitable efforts, as well as community involvement with education, veterans and sustainability initiatives

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Gillian A. Hobson SENIOR VICE PRESIDENT, CHIEF LEGAL OFFICER AND CORPORATE SECRETARY Age: 52 Experience 1 Year

Compensation Overview

Base Salary. Ms. Hobson received an annual base salary of $575,000, which was prorated for her start date of January 16, 2023 in the amount of $551,042.

Annual Incentive Award. In determining Ms. Hobson’s 2023 annual incentive award, the CHR Committee considered Ms. Hobson’s effective leadership and management of the Company’s legal function and the individual performance considerations noted below, and awarded her a $528,833 annual incentive award for 2023, prorated for her start date. She also received a $300,000 hiring bonus on her start date.

LTI. The CHR Committee approved 2023 LTI awards (50% in performance shares and 50% in restricted stock) of $700,000 for Ms. Hobson.

Individual Performance Highlights

•  Successfully transitioned into the role of CLO

•  Advanced the Company’s acquisition strategy by refining internal and external legal support and process to provide transactional support

•  Provided legal counsel and support to Company business units, including documentation of multiple policies to address legal and governance requirements

•  Onboarded new employees and mentored employees in legal department, working closely with team as they integrated into new roles and increased their responsibilities

•  Worked with CFO to oversee onboarding of new UK compliance officer

•  Refined and synthesized Board and Committee processes, adding efficiency and clarity

•  Supported the Company’s ESG efforts, including participation in various women’s initiative events, fostering employee participation in charitable events, participation in employee mentoring and review of safety process and documentation

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Michael D. Jones SENIOR VICE PRESIDENT, AFTERSALES Age: 72 Experience 17 Years

Compensation Overview

Base Salary. Mr. Jones received an annual base salary of $525,000, which was above the CPG median for his role in recognition of his tenure, industry experience and long-term performance.

Annual Incentive Award. In determining Mr. Jones’ 2023 annual incentive award, the CHR Committee considered Mr. Jones’ effective leadership and management of the Company’s aftersales function and the individual performance considerations noted here, and awarded him a $478,734 annual incentive award for 2023.

LTI. The CHR Committee approved a 2023 LTI award (100% in restricted stock) of $700,000 for Mr. Jones, who has historically received his LTI awards in shares of restricted stock.

Individual Performance Highlights
• Exceeded the Company’s U.S. and U.K. aftersales gross profit budgets • Assessed the Company’s U.S. corporate parts department and onboarded and integrated new leadership in the department	• Supported the Company’s ESG efforts, including collaboration with a local school district to implement an automotive technology program and oversaw onboarding of safety manager as well as development of safety programs, protocols, training and documentation

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Other Compensation Elements

RETIREMENT AND DEFERRED COMPENSATION BENEFITS

401(k) Plan

We maintain the Group 1 Automotive, Inc. 401(k) Savings Plan (the “401(k) Savings Plan”) to assist eligible employees in providing for their retirement. Employer matching contributions may be in the form of cash, shares of our common stock or a combination of both, as determined by the CHR Committee. All of our matches have been in cash for all employees. Amounts that we contributed to each NEO’s 401(k) Savings Plan account are disclosed in the Summary Compensation Table below.

Employee Stock Purchase Plan

Generally, under the Group 1 Automotive, Inc. Employee Stock Purchase Plan, all employees, including our NEOs, have the opportunity to purchase up to $25,000 of our common stock annually at a 15% discount to market, but no more than 3,000 shares of common stock may be purchased per quarter. We offer this additional equity incentive to all of our employees to further promote their interest in enhancing shareholder value. In 2023, the CHR Committee approved the removal of the requirement that employees hold the shares they purchase under the Employee Stock Purchase Plan for the first six months following purchase.

Deferred Compensation Plan

The Group 1 Automotive, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) is designed as a retention tool for our corporate and regional officers, dealership general managers and other key employees. The Deferred Compensation Plan enables participants to accumulate savings for retirement on a tax-deferred basis. For a more detailed discussion of the Deferred Compensation Plan, please see the section entitled “Executive Compensation — Nonqualified Deferred Compensation for the 2023 Fiscal Year.”

PERQUISITES AND OTHER BENEFITS

We provide our NEOs with certain modest perquisites and other benefits, which the CHR Committee believes contribute to recruitment and retention and are consistent with market practice.

Our approach to NEO perquisites is based on the CHR Committee’s belief that the continued health and financial well-being of our senior leaders is of vital interest to the Company and our shareholders. Perquisites and other benefits for our NEOs generally consist of enhanced basic life and long-term disability insurance and an executive physical.

Status of Perquisites and Benefits

Vehicle Use/Allowance	Mr. Kenningham was provided with two vehicles for his use during 2023. Each of our Senior Vice Presidents receives a vehicle allowance of $15,000 per year and the use of one vehicle. Vice Presidents are typically provided either a vehicle allowance of $11,300 per year, or use of a vehicle.
Executive Physical	All NEOs are eligible to participate in the same healthcare benefits offered to other employees of the Company. However, they are also eligible for a comprehensive annual executive physical, a benefit that is capped at $1,250 annually.
Personal Aircraft Usage	Our policy allows our CEO to use the corporate aircraft for 40 hours of personal use, for which he reimburses the Company based on the published standard industry fare level valuation method.

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EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

We have employment and other compensatory agreements with certain NEOs to ensure they will perform their roles for an extended period of time. Certain provisions contained in these agreements, such as non-competition and non-solicitation provisions, as well as change in control severance arrangements, are essential to retaining our talent and protecting our shareholders. We believe it is appropriate to compensate individuals to refrain from working with competitors following termination, and that compensation enhances the enforceability of such agreements. Similarly, these agreements provide for severance compensation to be paid if an officer’s employment is terminated under certain conditions, such as following a corporate change, involuntary termination, termination by us for “cause,” or death or disability, each as defined in the applicable NEOs agreement.

These agreements and our severance terminology are described in more detail under “Executive Compensation —Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment, Incentive Compensation and Non-Compete Agreements.”

Corporate Change

In certain scenarios, the potential to merge with or be acquired by another entity may be in the best interests of our shareholders. We provide severance compensation to certain NEOs if their employment is terminated following a merger or similar corporate change transaction. As previously discussed, we do not provide any excise tax gross-ups to any of our NEOs.

Termination Without Cause

If we terminate the employment of certain NEOs without “cause” as defined in the applicable agreement, we are obligated to pay the officer certain compensation and other benefits, as described in detail in “Executive Compensation — Potential Payments Upon Termination or Change in Control.” We believe these payments are appropriate because the terminated officer will be bound by confidentiality, non-solicitation and non-compete restrictions, ranging from one to two years after termination. Parties with existing agreements have mutually agreed to a severance package prior to any termination event, which gives us the flexibility to make a change in senior management if such a change is in the best interests of our Company and our shareholders.

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Other Executive Compensation Policies and Practices

CLAWBACK POLICY

The CHR Committee maintains the Group 1 Automotive, Inc. Incentive-Based Compensation Recoupment Policy (the “Clawback Policy”). The Clawback Policy is compliant with the new clawback rules and regulations that went into effect during 2023. The Clawback Policy provides that if we are required to prepare an accounting restatement of any of our financial statements due to material noncompliance with any financial reporting requirement under U.S. securities laws, the CHR Committee will take prompt action to recoup applicable incentive-based compensation by certain covered persons, which include our NEOs. For purposes of the Clawback Policy, incentive-based compensation includes any compensation granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure, but it does not include base salaries, discretionary cash bonuses, awards based upon subjective, strategic or operational standards and equity awards that vest solely on the passage of time. A copy of the Clawback Policy is furnished as Exhibit 97.1 to our Annual Report on Form 10-K, filed with the SEC on February 14, 2024.

PROHIBITIONS ON CERTAIN TRANSACTIONS INVOLVING GROUP 1 STOCK

Our directors and NEOs, as well as our employees or their designees, are prohibited from engaging in “short sales” of our stock or otherwise hedging the risk of ownership of our stock regardless of the manner in which the stock was attained (i.e., as an award from our LTIP, a gift, or from a direct purchase of the stock in the open market). Hedging is generally defined as purchasing a financial instrument that does, or is intended to, hedge or offset any decrease in the market value of our stock. We have also adopted a policy that prohibits our directors and executive officers from pledging their Company stock or engaging in any other transaction that has the effect of using Group 1 securities as collateral.

TAX DEDUCTIBILITY OF INCENTIVE COMPENSATION

While the CHR Committee considers the deductibility of compensation paid to our NEOs as one factor in its determinations, the CHR Committee will ultimately structure compensation in a manner that meets our business, retention and incentive goals, even if some of it may be non-deductible.

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Report of the Compensation &
Human Resources Committee

During the last fiscal year, and this year in preparation for the filing of this proxy statement with the SEC, the Compensation & Human Resources Committee:

•	reviewed and discussed the disclosure set forth under the heading “Compensation Discussion and Analysis” with management; and
•	based on the reviews and discussions referred to above, recommended to the Board of Directors that the disclosure set forth under the heading “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Group 1 Automotive, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Respectfully submitted by the Compensation & Human Resources Committee of the Board of Directors,

Anne Taylor (Chair)
Steven C. Mizell
Stephen D. Quinn
Steven P. Stanbrook
Charles L. Szews
MaryAnn Wright

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes, with respect to our NEOs, information relating to the compensation granted or earned for services rendered in all capacities during 2023, 2022 and 2021. Our NEOs consist of five executive officers, consistent with SEC rules, including our CEO and our Chief Financial Officer.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation ($)(5)	Total ($)
Daryl A. Kenningham President and Chief Executive Officer	2023	1,100,000	—	3,499,802	1,849,705	216,857	607,936	7,274,300
	2022	890,399	—	2,499,932	1,514,281	242,130	323,895	5,470,637
	2021	760,000	—	1,999,994	1,121,000	342,173	174,355	4,397,522
Daniel J. McHenry Senior Vice President and Chief Financial Officer	2023	700,000	—	849,798	673,312	9,765	32,173	2,265,048
	2022	620,000	—	749,858	697,500	6,617	36,276	2,110,251
	2021	575,000	—	499,925	661,250	859	34,557	1,771,591
Peter C. DeLongchamps Senior Vice President, Manufacturer Relations, Financial Services and Public Affairs	2023	575,000	—	699,914	596,203	88,218	29,413	1,988,748
	2022	541,059	35,000	699,995	608,692	100,180	27,653	2,012,579
	2021	530,450	—	799,821	610,018	142,794	29,663	2,112,746
Gillian A. Hobson Senior Vice President, Chief Legal Officer and Corporate Secretary	2023	551,042	300,000	699,914	528,833	—	32,545	2,112,333
Michael D. Jones Senior Vice President, Aftersales	2023	525,000	—	699,914	478,734	117,304	28,393	1,849,345

(1)	For Mr. DeLongchamps, reflects a one-time, special bonus paid in special recognition of his successful engagement in 2022 with our manufacturer partners. For Ms. Hobson, reflects a one-time hiring bonus paid to Ms. Hobson when she joined the Company on January 16, 2023.
(2)	The amounts in the “Stock Awards” column reflect the required accounting expense for restricted stock and performance share awards and do not correspond to the actual value that may be recognized by our NEOs with respect to such awards; instead, they represent the grant date fair value of the awards computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718 (“FASB ASC Topic 718”) in connection with awards granted under the LTIP. Assumptions made in the calculation of these amounts in fiscal years 2021, 2022, and 2023 are included in Note 5 to the audited financial statements included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2021, December 31, 2022, and December 31, 2023, respectively. Certain of these awards have no intrinsic value to the recipient until the performance or vesting schedule is met. For example: as of December 31, 2023, our NEOs had not realized any value from their 2023 restricted stock awards because vesting will not begin until 2024, when forfeiture restrictions will lapse as to 33% of the awards. Forfeiture restrictions will lapse as to the remaining 67% of the 2023 awards in a 33% increment in 2025 and a 34% increment in 2026. Regarding performance share awards granted in 2023, assuming performance is satisfied, they are scheduled to vest on December 31, 2024, and vested shares will be released on December 31, 2025. With respect to the one-half portion of the performance share awards that are based on ‘performance conditions’ for accounting purposes (as opposed to market conditions), if we assumed that the probable accounting value was based on the maximum payout for the awards, the grant date values would have been as follows: Mr. Kenningham, $1,749,786; Mr. McHenry; $424,784; Mr. DeLongchamps; $349,957; and Ms. Hobson; $349,957. Vesting schedules for equity awards can be found in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End” table.

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(3)	Annual cash incentive awards based upon the achievement of financial and performance-based goals. This is discussed further under “2023 Principal Elements of Compensation — Annual Incentive Awards”.
(4)	Amounts reflect above-market earnings on the Deferred Compensation Plan, as defined by earnings in excess of 120% of the applicable federal long-term rate, with compounding interest of 5.10%. We do not offer a pension plan.
(5)	The following table reflects the categories of compensation and benefits included under “All Other Compensation” for 2023:

Name	Year	401(k) Savings Plan Matching Contribution ($)	Automobile Allowance ($)	Use of Demonstrator Vehicles(a) ($)	Airplane Use(b) ($)	Total ($)
Daryl A. Kenningham	2023	9,900	—	30,252	567,784	607,936
Daniel J. McHenry	2023	9,900	15,000	7,273	—	32,173
Peter C. DeLongchamps	2023	9,900	15,000	4,513	—	29,413
Gillian A. Hobson	2023	2,156	14,375	16,013	—	32,545
Michael D. Jones	2023	8,366	15,000	5,027	—	28,393
(a)	Represents the incremental cost for personal use of one or more Company demonstrator vehicles. The incremental cost is determined by multiplying the annual lease value of the vehicle by the percentage of personal use, which we track through travel logs.
(b)	In the event that Mr. Kenningham or his family members make use of the airplane, he reimburses us for their personal costs. The amount within this column represents the incremental cost to us of providing this benefit to Mr. Kenningham, which is generally the difference between the amount paid by Mr. Kenningham for the use of our leased airplane under the standard industry fare level method and the lease cost to the Company for such use.

Grants of Plan-Based Awards

The following table provides information concerning each grant of an award made to our NEOs under the AIP and the LTIP during 2023:

		Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number	Grant Date Fair
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Shares of Stock or Units(3) (#)	Value of Stock Awards ($)
Daryl A. Kenningham	—	1,358,500	1,859,000	2,860,000	—	—	—	—	—
	02/14/2023	—	—	—	—	—	—	7,601	1,750,016
	02/14/2023	—	—	—	3, 800	7,600	15,200	—	1,749,786
Daniel J. McHenry	—	466,900	670,600	875,000	—	—	—	—	—
	02/14/2023	—	—	—	—	—	—	1,846	425,014
	02/14/2023	—	—	—	923	1,845	3,690	—	424,784
Peter C. DeLongchamps	—	383,525	550,850	718,750	—	—	—	—	—
	02/14/2023	—	—	—	—	—	—	1,520	349,957
	02/14/2023	—	—	—	760	1,520	3,040	—	349,957
Gillian A. Hobson	—	367,764	528,212	689,212	—	—	—	—	—
	02/14/2023	—	—	—	—	—	—	1,520	349,957
	02/14/2023	—	—	—	760	1,520	3,040	—	349,957
Michael D. Jones	—	350,175	502,950	656,250	—	—	—	—	—
	02/14/2023	—	—	—	—	—	—	3,040	699,914

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(1)	These columns reflect the possible payouts for 2023 under the AIP. The amounts shown in the “Threshold”, “Target” and “Maximum” columns assume achievement of 100% of the strategic goals under each performance tier for each NEO. See the “Annual Incentive Plan Compensation” column of the 2023 Summary Compensation Table for actual amounts paid to NEOs under the annual incentive compensation plan for services performed in 2023 and the “2023 Principal Elements of Compensation — Annual Incentive Awards” for a description of the AIP and how the payouts were determined.
(2)	These columns reflect the threshold, target and maximum number of shares that may be earned by the respective NEO based solely on performance levels achieved with respect to the performance share awards granted in 2023. The “Threshold” column reflects 50% of the target number of the award; the “Target” column reflects 100% of the target number of the award; and the “Maximum” column reflects 200% of the target number of the award. However, the awards were designed with a Maximum Value Limit, a supplemental maximum payout formula that is described further within the CD&A above. This Maximum Value Limit could potentially alter the number of shares of underlying common stock that could become payable pursuant to the award under any of the performance levels.
(3)	These amounts reflect the grants of restricted stock to the NEOs.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors we believe are necessary to form an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table for 2023.

EMPLOYMENT, INCENTIVE COMPENSATION AND NON-COMPETE AGREEMENTS

Daryl A. Kenningham

Effective June 6, 2011, we entered an incentive compensation, confidentiality, non-disclosure and non-compete agreement with Mr. Kenningham (the “Kenningham Incentive Agreement”). Under the Kenningham Incentive Agreement, Mr. Kenningham is subject to certain non-compete restrictions and other customary restrictive covenants such as a confidentiality provision. Mr. Kenningham remains subject to the non-compete for two years following his termination of employment. Effective August 24, 2022, we amended the agreement to set Mr. Kenningham’s annual base salary at $1,100,000.

Daniel J. McHenry

Mr. McHenry’s offer letter was effective as of June 1, 2020, the date of his appointment as Senior Vice President and Chief Financial Officer. It provided for his-then annual salary of $575,000 and a maximum annual bonus opportunity equal to 115% of his base salary. On August 20, 2020, in connection with his promotion and relocation to the U.S., we entered a retention, confidentiality and non-compete agreement with Mr. McHenry (the “McHenry Retention Agreement”). The McHenry Retention Agreement granted him an initial restricted stock award of 2,067 shares, of which 40% vested on the second anniversary of the grant date, with an additional 20% vesting on each subsequent anniversary date. It also provided he would be eligible to receive future stock awards based on his performance and approval by the CHR Committee.

Additional Information

We do not have any employment or non-compete agreements with any of our other NEOs.

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Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning restricted stock awards and performance share awards for our NEOs. As of December 31, 2023, none of our NEOs held any stock options.

	Restricted Stock Awards(1)			Performance Share Awards(2)
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested(3) ($)
Daryl A. Kenningham	02/19/2019	2,736	833,769	—	—
	02/17/2020	5,344	1,628,531	—	—
	02/19/2021	6,120	1,865,009	—	—
	02/15/2022	7,145	2,177,367	—	—
	02/15/2022	12,812(2)	3,904,329(2)	—	—
	02/14/2023	7,601	2,316,329	7,600	2,316,024
Daniel J. McHenry	02/19/2019	800	243,792	—	—
	02/17/2020	1,019	310,530	—	—
	08/18/2020	828	252,325	—	—
	02/19/2021	1,530	466,252	—	—
	02/15/2022	2,143	653,058	—	—
	02/15/2022	3,843(2)	1,171,116(2)	—	—
	02/14/2023	1,846	562,550	1,845	562,245
Peter C. DeLongchamps	02/19/2019	1,581	481,794	—	—
	02/17/2020	2,138	651,534	—	—
	02/19/2021	2,448	746,004	—	—
	02/15/2022	2,001	609,785	—	—
	02/15/2022	3,587(2)	1,093,102(2)	—	—
	02/14/2023	1,520	463,205	1,520	463,205
Gillian A. Hobson	02/14/2023	1,520	463,205	1,520	463,205
Michael D. Jones	02/19/2019	1,073	326,986	—	—
	02/17/2020	1,629	496,421	—	—
	02/19/2021	2,040	621,670	—	—
	02/15/2022	4,001	1,219,265	—	—
	02/14/2023	3,040	926,410	—	—
(1)	This footnote is applicable to all awards within this column, other than awards specifically designated as being discussed in footnote 2 below. Forfeiture restrictions on our restricted stock awards prior to 2023 lapse over a five-year period in the following percentages: 40% of the award on the second anniversary of the grant date, and 20% on the third, fourth and fifth anniversaries of the grant date, respectively. Starting with the restricted stock awards granted in 2023, the forfeiture restrictions lapse over a three-year period in the following percentages: 33% of the award on the first and second anniversary of the grant date, respectively, and 34% on the third anniversary of the grant date.
(2)	Performance share awards are earned based on the Company’s performance over a designated performance period, as described in more detail within the CD&A above, as well as an additional one-year service requirement. The shares disclosed in these rows reflect performance share awards that have been earned as of December 31, 2023, and remain subject solely to time-based vesting requirements. For the performance share awards granted on February 15, 2022, the performance period began on January 1, 2022, and ended on December 31, 2023. The service-based vesting date for these awards will continue to be in effect until December 31, 2024. The values included in these rows are reflective of the actual shares earned as of the end of the performance period, which will remain outstanding and subject to vesting conditions until the vesting date.

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(3)	For the performance share awards granted on February 14, 2023, the performance period began on January 1, 2023, and ends on December 31, 2024. The service-based vesting date is December 31, 2025, and the values included in the table reflect payout of these awards at target.
(4)	Calculated using the value of our common stock at close of market on December 29, 2023, the last trading day of 2023, $304.74.

Stock Vested in the 2023 Fiscal Year

The following table provides information relating to the vesting of restricted stock and performance share awards during 2023 on an aggregated basis for each of our NEOs. None of our NEOs hold stock options awards.

	Stock Awards
	Performance Share Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realize on Vesting(2) ($)
Daryl A. Kenningham	5,632	1,722,998	12,084	2,843,687
Daniel J. McHenry	1,406	430,138	3,541	845,022
Peter C. DeLongchamps	2,251	688,648	5,978	1,408,437
Gillian A. Hobson	—	—	—	—
Michael D. Jones	—	—	4,046	952,656
(1)	Represents the gross number of shares acquired upon vesting of restricted stock and performance share awards, without taking into account any shares withheld to satisfy applicable tax obligations.
(2)	Represents the value of the vested restricted stock and performance shares, calculated by multiplying (a) the number of vested shares of restricted stock or performance shares, as applicable, by (b) the market value equal to the average of the high and low sales prices of our common stock on the vesting date.

Nonqualified Deferred Compensation for the 2023 Fiscal Year

The following table sets forth our NEOs’ information regarding the Deferred Compensation Plan, including, with respect to each officer: (1) the aggregate contributions made by the officer, (2) the aggregate interest or other earnings accrued and (3) the total balance of the officer’s account.

Name	Executive Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
Daryl A. Kenningham	—	515,769	(119,591)	6,320,231
Daniel J. McHenry	137,331	23,226	—	399,123
Peter C. DeLongchamps	—	209,815	(83,722)	2,566,948
Gillian A. Hobson	—	—	—	—
Michael D. Jones	263,304	278,993	—	3,728,502
(1)	Reported as compensation to the NEO in the Summary Compensation Table for 2023 (including any compensation pursuant to the AIP earned during 2023 but paid in 2024).
(2)	The following portions of the aggregate earnings in the last fiscal year were reported in the 2023 “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the 2023 Summary Compensation Table because they were above-market earnings: Mr. Kenningham ($216,857), Mr. McHenry ($9,765), Mr. DeLongchamps ($88,218) and Mr. Jones ($117,304).

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(3)	The following portions of the aggregate balance amounts for each of the following NEOs were reported as compensation to the officer in the Summary Compensation Table in previous years for which they were listed as NEOs:

	Daryl A. Kenningham ($)	Daniel J. McHenry ($)	Peter C. DeLongchamps ($)
2022	242,130	107,367	100,180
2021	342,173	100,047	161,095
2020	806,776	—	86,363
2019	164,068	—	92,740
2018	181,560	—	151,699
2017	621,360	—	95,928
2016	—	—	148,501
2015	—	—	137,899
2014	—	—	127,009
2013	—	—	89,271
2012	—	—	97,419

Pursuant to the Deferred Compensation Plan, certain corporate officers, including our NEOs, may defer up to 50% of their base salary and up to 100% of their incentive compensation. Deferral elections are to be made no later than the last day of the calendar year immediately preceding the calendar year in which such compensation is earned, or the first day of the next calendar quarter where the employee becomes eligible during the calendar year. Currently, 100% of each NEO’s account is vested. We may also make discretionary credits to a NEO’s account from time to time, which credits will be subject to a vesting schedule established by us at the time of such credit. We did not make any discretionary contribution credits during the 2021, 2022 or 2023 calendar years.

Benefits under the Deferred Compensation Plan will be paid no earlier than upon the NEO’s termination of service, or, for deferrals made prior to January 1, 2021, upon a certain date elected by the NEO. Benefits will be paid, at the NEO’s election, in a lump sum or in annual instalments, although all distributions will be paid in cash. Payments upon the NEO’s termination of service may be delayed for six months, to the extent necessary to comply with the requirements of Section 409A of the Code. Except in the event of unforeseeable financial emergencies, effective January 1, 2021, in-service withdrawals are not permitted in the Deferred Compensation Plan, although the necessary portion of the NEO’s vested account balance may be distributed to satisfy certain employment, federal or state taxes. An unforeseeable financial emergency shall allow a NEO to access vested funds in his or her accounts upon the occurrence of: (1) a severe financial hardship of the NEO that results from an illness or accident of the NEO, or the NEO’s beneficiary, spouse or dependent; (2) loss of the NEO’s or the beneficiary’s property due to casualty; or (3) a similar extraordinary and unforeseeable circumstance as described in Section 409A of the Code arising as a result of events beyond the NEO’s control. Effective January 1, 2021, an annual contribution limit of $300,000 was implemented for all employee deferrals, including NEO deferrals, with a lifetime maximum contribution amount of $3.5 million.

Deferred amounts will be deemed to be notionally invested in either the Group 1 Guaranteed Crediting Rate investment option or a money market fund. The Group 1 Guaranteed Crediting Rate investment option is a declared interest rate, set by the CHR Committee annually, and the rate is 8.5% for 2023.

Potential Payments upon Termination or Change in Control

We believe providing certain senior corporate officers with severance payments and accelerated vesting of equity awards in certain circumstances are important retention tools. In addition, we believe that providing for “double-trigger” (defined below) payments and equity award vesting to certain key executives in connection with a “corporate change” helps maximize shareholder value by encouraging our executives to objectively review any proposed transaction, whether or not that executive will continue to be employed. A “double-trigger” payment or benefit becomes due in the event of a qualifying event, such as an involuntary termination of employment without cause or a termination of employment by the executive for good reason, in each case, in connection with a corporate

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change. Executive officers at other companies in the general market against which we compete for executive talent commonly have equity compensation plans that provide for accelerated vesting upon a corporate change and post-termination payments, and we have consistently provided this benefit to certain senior corporate officers to remain competitive in attracting and retaining skilled professionals.

Disclosed below is the amount of compensation and/or other benefits that would be payable to each of our NEOs in the event of termination of their employment under the following scenarios: death, disability, with and without cause, for certain constructive termination events, in each case, following a corporate change. These potential payments are governed by the LTIP pursuant to which various equity incentive awards were issued, and, with respect to Messrs. Kenningham and McHenry, the terms of employment agreements or other individual written arrangements. None of our NEOs is entitled to an excise tax gross-up payment. For additional information regarding the employment agreements, see “Compensation Discussion and Analysis — Employment and Severance Agreements.”

Employment and Severance Agreements

KENNINGHAM INCENTIVE AGREEMENT

The Kenningham Incentive Agreement provides for certain potential severance payments and includes customary restrictive covenants. In the event that Mr. Kenningham is terminated by the Company without Cause or incurs an Involuntary Termination (generally defined as termination by Mr. Kenningham due to the Company breaching any material provision of the Kenningham Incentive Agreement, a Constructive Termination Event, or an involuntary reduction in his base salary or incentive compensation targets (other than a reduction in such target that is applied consistently to other executive officers to reflect changes in relative EPS projections as a result of such Corporate Change) within six months following a “Corporate Change” that is not cured by the Company within 30 days of written notice from Mr. Kenningham), the Company must pay Mr. Kenningham a cash amount equal to one year of base salary at the most recent rate of pay, subject to his compliance with certain restrictive covenants and execution of a general release in the Company’s favor. In addition, Mr. Kenningham would be entitled to accelerated vesting of outstanding restricted stock awards, conditioned on his compliance with the terms of such awards, and a pro-rated bonus under the Company’s annual incentive compensation plan. In the event of his Disability, he must be paid his regular salary in effect at the start of such Disability for up to 120 days.

MCHENRY RETENTION AGREEMENT

The McHenry Retention Agreement provides for certain potential severance payments and includes customary restrictive covenants. In the event that Mr. McHenry incurs a “Qualifying Termination” (generally defined as a termination without Cause or due to Mr. McHenry’s death or Disability), the Company must pay Mr. McHenry a cash payment equal to the average annual base salary that he received over the 24-month period immediately preceding the applicable termination date, subject to his compliance with certain restrictive covenants and execution of a general release in the Company’s favor.

GENERAL TERMS

As used in the above-described agreements for Messrs. Kenningham and McHenry, as applicable, the following terms shall generally have the meaning provided below, which could impact the amount of compensation that the executive receives at or following his separation from service from us:

•	“Cause” means, for purposes of the Kenningham Incentive Agreement, any of the following: (1) indictment or conviction of any felony or any crime involving dishonesty, (2) participation in any fraud or act of dishonesty against the Company, (3) a violation of any Company policy that causes a material detriment to the Company, (4) a breach of the executive’s duties to the Company, including but not limited to unsatisfactory performance of job duties that is not corrected within 30 days after written notice, (5) intentional damage to any property of the Company, (6) conduct by the executive that demonstrates gross unfitness to serve and (7) a material breach of the Incentive Agreement.

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•	“Corporate Change” means the first to occur of any of the following events: (1) any person acquires 50% or more of our common stock or voting securities, other than (a) any acquisition directly from or resulting from an acquisition of our shares by the Company, (b) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (c) any acquisition by any entity pursuant to a transaction which complies with clauses (a) or (b); (2) the occurrence of a merger, reorganization, consolidation or disposition of all or substantially all of our assets, unless our shareholders prior to such transaction hold more than 50% of the equity and voting power of the resulting entity or entity holding such assets, no person (other than benefit plans of such entity) holds 50% or more of the equity or voting power of such entity and at least a majority of the board of directors of such entity were members of the Incumbent Board; (3) our shareholders approve our complete liquidation or dissolution; or (4) under the Kenningham Incentive Agreement, within any period of 24 consecutive months and subject to certain exceptions, a change in the composition of the board of directors of the Company such that the incumbent board ceases for any reason to constitute a least a majority of the Board.
•	“Constructive Termination Event” occurs upon: (1) the failure by us to pay the executive’s compensation as provided in the applicable agreement; (2) relocation without his consent of his primary employment location of more than 50 miles; (3) our request that the executive perform any illegal activity or sign-off on any inappropriate financial statement or acknowledgement; (4) a material diminution in the executive’s position, duties, responsibilities, reporting status, or authority; or (5) a material negative reduction in base salary or incentive compensation targets within six months after a Corporate Change, except that before exercising his right to terminate the employment relationship pursuant to any of the previous provisions, he must first give written notice to our Board of the circumstances purportedly giving rise to his right to terminate and must provide us with a minimum of thirty days (fifteen days under the Kenningham Incentive Agreement) to correct the problem, unless correction is inherently impossible.
•	“Disability” under the McHenry Retention Agreement means the executive’s becoming incapacitated by accident, sickness, or other circumstance that, in the reasonable opinion of a qualified doctor approved by our Board, renders him mentally or physically incapable of performing the essential functions of the executive’s position, with or without reasonable accommodation, and that will continue, in the reasonable opinion of the doctor, for a period of no less than 180 days.
•	“Disability” under the Kenningham Incentive Agreement means any ailment or condition that prevents the executive from actively carrying out his duties under the Kenningham Incentive Agreement for a continuous period of 120 days.
•	“Involuntary Termination” means, for purposes of the McHenry Retention Agreement, a termination by the executive due to a Constructive Termination Event by itself or in relation to a Corporate Change, or by us for any reason without Cause, at the discretion of our Board; an “Involuntary Termination” also includes the nonrenewal of the executive’s employment agreement by the Board. Under the Kenningham Incentive Agreement, an Involuntary Termination has the meaning described above.
•	“Voluntary Termination” means a termination by the executive other than for a Constructive Termination Event.

Group 1 Automotive 2014 Long Term Incentive Plan

Upon the occurrence of a Corporate Change, the CHR Committee, in its sole discretion, may decide to accelerate and fully vest any restricted stock awards then outstanding, and, upon such vesting, all restrictions applicable to the restricted stock will terminate. Further, the CHR Committee may determine that the performance conditions are satisfied for the performance share awards upon a Corporate Change if the participant is also terminated without cause or for good reason in connection with the Corporate Change, or the participant’s award is not assumed or converted by the controlling entity following the Corporate Change.

A Corporate Change occurs if (1) we are dissolved and liquidated; (2) we are not the surviving entity in any merger or consolidation (or we survive only as a subsidiary of an entity); (3) we sell, lease or exchange all or substantially all of our assets to any other person or entity; (4) any person, entity or group acquires or gains ownership or control of more than 50% of the outstanding shares of our voting stock; or (5) after a contested election of directors, the persons who were directors before such election cease to constitute a majority of our Board of Directors.

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Our NEOs do not currently, and as of December 31, 2023 did not, hold any unvested stock options, and therefore there are no amounts to report.

The restricted stock award agreements also establish vesting provisions applicable to termination of employment. Such award agreements provide for accelerated vesting if the NEO’s employment is terminated due to death or disability. The award agreements also provide for accelerated vesting in the case of death or disability during the two-year period following a qualified retirement. A “qualified retirement” with respect to the 2022 and 2023 awards generally means a retirement after attaining the age of 63 and following the date on which the sum of the executive’s age and years of service equals or exceeds the age of 70, and so long as the executive has completed, in aggregate, five years of service, and upon satisfaction of a two-year non-compete and certain non-disclosure covenants. A “qualified retirement” with respect to awards granted prior to 2022 generally means a termination of employment on a date that is on or after the employee’s attainment of age 63 and following the employee’s completion of at least ten years of service with the Company and upon satisfaction of a two-year non-compete and certain non-disclosure covenants. Additionally, awards granted during the year employment is terminated will vest, provided the executive received such an award at least six months prior to termination.

The performance share agreements for our NEOs provide that upon a NEO’s termination due to death or disability, the performance shares will be paid out following the performance period based on actual performance. If a NEO’s employment is terminated due to a “planned retirement” (generally defined as a mutually agreed upon retirement by the officer and the Company), the performance shares will convert to time-based restricted stock awards that will continue to vest, subject to the officer’s compliance with applicable restrictive covenants, until the second anniversary of the NEO’s termination of employment. Such a conversion will occur based on the actual performance achieved during the performance period. All other terminations of employment (other than as described above in connection with a Corporate Change) will result in a forfeiture of the performance shares without payment. As described in the CD&A above, the 2022 and 2023 performance shares were also granted with a Maximum Value limitation. For performance share awards granted prior to 2022, a similar Maximum Value Limitation applied, but that limitation applied to both rTSR and ROIC-based awards, to be calculated separately. These value limits could potentially alter the number of shares that become payable in connection with an acceleration or payment event.

Non-Competition Agreements

Along with their respective employment agreements, Messrs. Kenningham and McHenry have entered into an incentive compensation and non-compete agreement with the Company, each of which provides that for a period of two years following the executive’s termination of employment, the executive will not compete with the Company or induce any of our employees to leave his or her employment with us or hire any of our employees. If Mr. McHenry violates his agreement, we will have the right to demand forfeiture of any cash or equity award realized during the twelve months prior to the violation. If Mr. Kenningham violates his agreement, we will have the right to refrain from making any further payments under the Kenningham Incentive Agreement.

Messrs. Kenningham, McHenry and DeLongchamps were not eligible for a qualified retirement as of December 31, 2023.

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Termination and Change in Control Tables for 2023

The tables below disclose the amount of compensation and/or other benefits due to the NEOs in the event of their termination of employment, including but not limited to, in connection with a Corporate Change, assuming the termination occurred on December 31, 2023, and using the Company common stock closing price of $304.74 on December 29, 2023 (the last trading day of the 2023 year).

The equity award calculations in the tables below do not include performance shares for which the performance period has not been fulfilled. For additional information regarding the possible payouts for performance shares, see “Grants of Plan-Based Awards” above.

Daryl A. Kenningham	Involuntary Termination ($)	Constructive Termination ($)	Corporate Change(1) ($)	Death and Disability ($)
Salary and Bonus	2,949,705	2,949,705	2,949,705	— (3)
Equity Compensation	12,725,334	12,725,334	12,725,334	12,725,334
TOTAL	15,675,039	15,675,039	15,675,039	12,725,334

Daniel J. McHenry(2)	Involuntary Termination ($)	Constructive Termination ($)	Corporate Change(1) ($)	Death and Disability ($)
Salary and Bonus	660,000	—	—	660,000
Equity Compensation	—	—	3,659,623	3,659,623
TOTAL	660,000	—	3,659,623	4,319,623

Peter C. DeLongchamps	Involuntary Termination ($)	Constructive Termination ($)	Corporate Change(1) ($)	Death and Disability ($)
Equity Compensation	—	—	4,045,424	4,045,424
TOTAL	—	—	4,045,424	4,045,424

Gillian A. Hobson	Involuntary Termination ($)	Constructive Termination ($)	Corporate Change(1) ($)	Death and Disability ($)
Salary and Bonus	—	—	—	—
Equity Compensation	—	—	463,205	463,205
TOTAL	—	—	463,205	463,205

Michael D. Jones	Involuntary Termination ($)	Constructive Termination ($)	Corporate Change(1) ($)	Death and Disability ($)
Salary and Bonus	—	—	—	—
Equity Compensation	—	—	3,590,752	3,590,752
TOTAL	—	—	3,590,752	3,590,752
(1)	For Mr. Kenningham, the amounts in this column reflect the cash payments and acceleration value of equity award benefits that would become payable upon a qualifying termination following a Corporate Change. Upon a Corporate Change without an accompanying qualifying termination, Mr. Kenningham, along with the remaining NEOs, would also be eligible to receive accelerated vesting of outstanding equity awards only upon the sole discretion of the CHR Committee, which we have assumed to have occurred for purposes of this table.
(2)	For Mr. McHenry, amounts only relate to a termination by the Company without Cause, or due to death or Disability.
(3)	Mr. Kenningham could receive up to 120 days of continued base salary ($361,644) in the event that he is deemed to incur a disability.

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CEO Pay Ratio

SEC regulations require that we provide a comparison of the annual total compensation of our CEO in 2023, to the annual total compensation of an individual identified as our median compensated employee.

Identifying the Median Employee

COMPENSATION MEASURE

We identified our 2023 median compensated employee based on our population as of December 31, 2023. We used a consistently applied compensation measure which included total gross wages using our payroll records for fiscal 2023. We converted the amount of compensation paid to non-U.S. employees to U.S. dollars using average foreign currency exchange rates for 2023. We annualized compensation for employees hired during 2023.

EMPLOYEES INCLUDED AND EXCLUDED

SEC rules allow us to use the employee identified in 2021 for three years. Because there has not been a material change in our employee population or employee compensation arrangements since 2021 that would result in a significant change in the CEO Pay Ratio, we are using the same employee in 2023 as we did in 2022 and 2021, as permitted by SEC rules.

Calculating the Ratio

METHODOLOGY

Annual 2023 total compensation for the identified median employee and our CEO was calculated according to the SEC rules used to calculate the “Total” column in the Summary Compensation Table.

We believe the pay ratio information set forth herein constitutes a reasonable estimate, calculated in a manner consistent with applicable SEC regulations.

RESULTS

For 2023, our last completed fiscal year:

•	Mr. Kenningham’s annual total compensation was $7,274,300
•	Our median employee’s total compensation was $58,547
•	The ratio of Mr. Kenningham’s annual total compensation to our median employee’s annual total compensation was 124 to 1.

Comparing GP1’s Ratio to Other Companies

Because other companies may use different methodologies to identify their median employees, the pay ratio set forth above may not be comparable to the pay ratios used by other companies.

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Pay Versus Performance Disclosure

In accordance with SEC rules, we provide the following disclosure regarding executive “compensation actually paid” (“CAP”) and certain Company performance for the fiscal years listed below. Please refer to the CD&A for a complete description of how executive compensation relates to Company performance and how the CHR Committee makes its decisions.

					Average Summary	Average	Value of Initial Fixed $100 Investment Based On:			Adjusted
Year	Summary Compensation Table Total for Kenningham(1)	Compensation Actually Paid to Kenningham(1) (2) (3)	Summary Compensation Table Total for Hesterberg(1)	Compensation Actually Paid to Hesterberg(1) (2) (3)	Compensation Table Total for Non-CEO NEOs(4)	Compensation Actually Paid to Non-CEO NEOs(2) (3) (4)	Total Shareholder Return	Peer Group Total Shareholder Return(5)	Net Income (in millions)	Net Income from Continuing Operations
(a)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$7,274,300	$12,370,687	N/A	N/A	$2,053,869	$3,343,276	$313.79	$268.90	$601.6	$623.3
2022	N/A	N/A	$8,774,685	$8,512,251	$2,881,512	$2,877,697	$184.39	$189.75	$751.5	$728.7
2021	N/A	N/A	$8,577,257	$19,080,981	$2,684,236	$4,992,687	$197.96	$205.74	$552.1	$633.7
2020	N/A	N/A	$7,298,579	$12,911,445	$2,657,309	$3,543,096	$131.93	$146.68	$286.5	$333.0

(1)	Earl Hesterberg served as CEO until 12/31/2022. Effective 1/1/2023, Daryl Kenningham was named CEO.

(2)	Deductions from, and additions to, total compensation in the 2023 Summary Compensation Table to calculate Compensation Actually Paid consist of:

	2023
	Daryl A. Kenningham	Average Non-CEO NEOs
Total Compensation from Summary Compensation	$7,274,300	$2,053,869
Adjustments for Pension
Adjustment for Summary Compensation Table Pension	$0	$0
Amount added for current year service cost	$0	$0
Amount added for prior service cost impacting current year	$0	$0
Total Adjustments for Pension	$0	$0
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	$(3,499,802)	$(737,385)
Year-end fair value of unvested awards granted in the current year	$6,420,975	$1,284,874
Year-over-year difference of year-end fair values for unvested awards granted in prior years	$2,395,423	$684,640
Fair values at vest date for awards granted and vested in current year	$0	$0
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	$(298,389)	$38,931
Forfeitures during current year equal to prior year-end fair value	$0	$0
Dividends or dividend equivalents not otherwise included in the total compensation	$78,180	$18,348
Total Adjustments for Equity Awards	$5,096,387	$1,289,408
Compensation Actually Paid (as calculated)	$12,370,687	$3,343,276

(3)	Equity valuation assumptions for calculating Compensation Actually Paid are not materially different from grant date valuation assumptions.

(4)	Non-CEO NEOs reflect the average Summary Compensation Table total compensation and average Compensation Actually Paid for the following executives by year:

2023: Daniel J. McHenry, Peter C. DeLongchamps, Gillian A. Hobson, Michael D. Jones

2022: Daryl A. Kenningham, Daniel J. McHenry, Peter C. DeLongchamps, Darryl Burman

2021: Daryl A. Kenningham, Daniel J. McHenry, Frank Grese Jr., Peter C. DeLongchamps

2020: Daryl A. Kenningham, Daniel J. McHenry, John Rickel, Frank Grese Jr., Peter C. DeLongchamps

(5)	The peer group is comprised of Lithia Motors, Autonation, Sonic Automotive, Penske Automotive Group, and Asbury Automotive Group
(6)	Reconciliations for Adjusted Net Income can be found on page 130 of this proxy statement

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TABULAR LIST OF FINANCIAL PERFORMANCE MEASURES

In our assessment, the most important financial performance measures used to link CAP (as calculated in accordance with the SEC rules), to our NEOs in 2023 to our performance were:

•	Adjusted Net Income,
•	Relative Total Shareholder Return, and
•	Return on Invested Capital.

PAY VERSUS PERFORMANCE: GRAPHICAL DESCRIPTION

The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) and the following measures:

•	the Company’s cumulative TSR and the Peer Group’s cumulative TSR;
•	the Company’s Net Income; and
•	the Company Selected Measure, which is adjusted net income.

CAP and Cumulative TSR / Cumulative TSR of the Peer Group

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CAP and Company Net Income

CAP and Adjusted Net Income from Continuing Operations

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Audit Committee Report

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities relating to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance, the performance of the Company’s internal audit function, and the Company’s internal control over financial reporting. The Board of Directors, upon the recommendation of its Governance & Corporate Responsibility Committee, has determined that each member of the Audit Committee has the requisite independence and other qualifications for audit committee membership under New York Stock Exchange corporate governance listing standards, the Sarbanes-Oxley Act of 2002, the Audit Committee Charter and the Group 1 Automotive, Inc. Corporate Governance Guidelines.

Each year, the Audit Committee reviews the work and status of its independent registered public accounting firm with the Company. Deloitte also provides non-audit services, including, among others, tax planning and consultation and tax compliance.

The Audit Committee acts under a written charter adopted and approved by the Board of Directors. The Audit Committee reviews and reassesses the adequacy of the charter on an annual basis. The Audit Committee charter is posted on our website, www.group1corp.com, and you may obtain a printed copy of the Audit Committee charter by sending a written request to Group 1 Automotive, Inc., 800 Gessner Rd., Suite 500, Houston, TX 77024, Attn: Corporate Secretary.

The Audit Committee assists the Board’s oversight and monitoring of the Company’s system of internal controls, including the internal audit function. The Audit Committee discussed with our internal auditors the overall scope and plans for the 2023 internal audit. At each Audit Committee meeting, the Audit Committee is provided the opportunity to meet with the internal auditor with, and without, management present. During 2023, management made updates to its internal control documentation for changes in internal control and completed its testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee has kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received updates provided by management and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting and met in executive session separately with the director of internal audit and the independent registered public accounting firm to discuss the results of their examinations, observations and recommendations regarding internal control over financial reporting.

The independent registered public accounting firm is accountable to the Audit Committee, and the Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm. The Audit Committee engages in an annual evaluation of the independent registered public accounting firm’s qualifications, assessing the firm’s quality of service, the firm’s sufficiency of resources, the quality of the communication and interaction with the firm, and the firm’s independence. The Audit Committee makes its selection based on the best interests of the Company and its shareholders. The Audit Committee participates in the selection of the Lead Audit Partner (the “Lead Partner”) of the independent registered public accounting firm through its review of the Lead Partner’s professional qualifications, experience, and prior performance on the Company’s audit (if any), through in-person meetings with the Lead Partner, and through discussion between the Audit Committee and management regarding the selection of the Lead Partner.

The Audit Committee has reviewed and discussed with management and Deloitte, our audited financial statements as of and for the year ended December 31, 2023. The Audit Committee also discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

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Deloitte submitted to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning its independence. The Audit Committee discussed with Deloitte such firm’s independence. The Audit Committee also considered whether the provision of non-audit services to our Company by Deloitte was compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors.

Carin M. Barth (Chair)
Stephen D. Quinn
Steven P. Stanbrook
Charles L. Szews
Anne Taylor

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     78

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Proposal 3:
Appoint Deloitte & Touche LLP
to Serve as Independent Auditor
for 2024

What am I voting on?	We are asking shareholders to ratify the appointment of a firm of independent registered public accountants to serve as the Company’s independent auditor for the fiscal year ending December 31, 2024. Deloitte & Touche LLP, an independent registered public accounting firm, has served as Group 1’s independent auditor since 2020. For 2024, the Audit Committee has reappointed Deloitte as our independent auditor, and the Board has approved the firm for appointment by the shareholders.

Frequently Asked Questions About the Auditor

HOW IS THE AUDITOR RETAINED AND REVIEWED BY THE COMPANY?

The Audit Committee is directly responsible for the nomination, compensation, retention and oversight of the Company’s independent auditor. To fulfill this responsibility, the Audit Committee engages in an annual evaluation of the independent auditor’s qualifications, performance and independence, and periodically considers the advisability of selecting a different independent registered public accounting firm to serve in that capacity.

HOW LONG MAY THE AUDIT PARTNER PROVIDE SERVICES TO GP1?

In accordance with SEC rules and Deloitte’s policies, audit partners are subject to rotation requirements that limit the number of consecutive years an individual partner may provide service to Group 1. For lead and concurring audit partners, the limit is five years. The selection process for the lead audit partner includes meetings between the members of the Audit Committee and the candidate, as well as consideration of the candidate by the full Audit Committee with input from management.

WILL THE AUDITOR ATTEND THE ANNUAL MEETING?

Representatives of Deloitte will be present during the 2024 Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions from shareholders.

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WHAT WERE THE AUDITOR’S FEES IN 2023 AND 2022?

Type of Fees	2023	2022
Audit Fees	$3,110,000	$2,686,300
Audit-Related Fees	—	—
Tax Fees	40,000	34,350
All Other Fees	—	—
TOTAL	$3,150,000	$2,720,650

Audit Fees

Audit fees consisted of amounts accrued for services performed in association with the integrated audit of the Company’s consolidated financial statements for 2022 and 2023, and attestation of the effectiveness of the Company’s internal controls over financial reporting (including required quarterly reviews). Other procedures included consultations on audit or accounting matters that arise during or as a result of the audit or quarterly reviews. Audit fees for 2022 and 2023 also include fees related to acquisition and divestiture activity during the year. Also included in audit fees are amounts accrued for assurance services related to statutory audits. Audit fees exclude reimbursed expenses of $100,000 and $135,000 for 2022 and 2023, respectively, in conjunction with Deloitte's services.

Audit-Related Fees

Audit-related fees in both years include amounts for services that are related to the performance of the audit or review of our financial statements, consisting primarily of services performed in connection with SEC registration statements, periodic reports and other documents filed with the SEC or documents issued in connection with securities offerings. There were no audit-related fees in 2022 or 2023.

Tax Fees

Tax fees in 2023 and 2022 related to tax compliance services.

All Other Fees

There were no other fees in 2022 or 2023.

HOW DOES THE AUDIT COMMITTEE MONITOR AND CONTROL NON-AUDIT SERVICES?

The Audit Committee has established procedures requiring its review and advance approval of all engagements for non-audit services provided by Deloitte. The Audit Committee Chair has the delegated authority to pre-approve permitted non-audit services with certain limitations and must notify the Audit Committee at its next meeting of each service so approved. The Audit Committee approved all of Deloitte’s engagements and fees for 2023 and 2022.

The Audit Committee reviews with Deloitte whether non-audit services to be provided are compatible with maintaining the firm’s independence. In addition, the Audit Committee monitors the fees paid to Deloitte so that fees paid in any year to Deloitte for non-audit services do not exceed the fees paid for audit and audit-related services. Non-audit services consist of those described above, as tax compliance fees.

WHY SHOULD I VOTE FOR THIS PROPOSAL?

Through its review process, the Audit Committee determined that Deloitte has acquired extensive knowledge of the Company’s operations, performance and development through its previous service as the independent auditor for Deloitte. The Audit Committee and the Board believe that the continued retention of Deloitte as our independent auditor is in the best interest of the Company and our shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024.

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     80

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Proposal 4:
Approve 2024 Employee
Stock Purchase Plan

What am I voting on?

The Board unanimously recommends that shareholders approve the second amended and restated Employee Stock Purchase Plan to increase the number of shares available for issuance under the plan and to extend the term to May 24, 2034.

Why Should I Vote For This Proposal?

BACKGROUND AND PURPOSE OF THE PROPOSAL

Our Board and our shareholders originally adopted the Group 1 Automotive, Inc. Employee Stock Purchase Plan (the “Plan”) on September 23, 1997. The purpose of the Plan is to provide an incentive for our employees to acquire an interest in our Company through their purchase of shares of our common stock. Amendments to the Plan increasing the number of shares issuable under the Plan were approved by the Company and our shareholders in 1998, 2000, 2003, 2006, 2009 and 2015. The most recent version of the Plan adopted in 2015 provided that an aggregate of 4,500,000 shares could be issued under the Plan.

On March 27, 2024, our Board adopted the second amendment and restatement of the Plan (the “Amended Plan”), to be effective as of May 15, 2024, to (a) increase the number of shares of common stock available for issuance under the Plan from 4,500,000 to 4,750,000 shares (the “Share Increase”), (b) extend the term of the Plan from May 19, 2025, to March 24, 2034 (the “Term Extension”) and (c) remove the 180-day sale restriction following the exercise of an option (the “Resale Restriction”). The Share Increase and the Term Extension amendments are the only two items within the Amended Plan that require shareholder approval to become effective. Because the Resale Restriction described in clause (c) above is not a material amendment to the Plan it will become effective regardless of the outcome of the vote on this Proposal 4.

The material terms of the Amended Plan are summarized below. In the event that the additional shares are approved for issuance pursuant to the Plan, the Company will promptly register the additional shares with the SEC on a registration statement on Form S-8.

CONSEQUENCES OF FAILING TO APPROVE THE PROPOSAL

The Amended Plan will not be implemented unless it is approved by shareholders. If the Amended Plan is not approved by our shareholders, the Plan will remain in effect in its present form and eligible participants will only be able to purchase the remaining approved shares under the Plan. As of December 31, 2023, 270,833 shares remained available for purchase pursuant to the Plan, which, based on current participation levels and a stock price of $304.74 as of December 29, 2023 (the last trading day of 2023), we expect to be depleted prior to the end of the term of the Plan. Failure of our shareholders to approve this Proposal 4 will not affect the rights of existing participants under the Plan or under any previously granted awards under the Plan.

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SUMMARY OF AMENDED PLAN

The following summary provides a description of the Plan assuming that the proposed second amendment and restatement of the Plan is approved and becomes effective. The following summary of the Amended Plan is qualified in its entirety by reference to the complete text of the Amended Plan, that has been filed with the Securities and Exchange Commission as Appendix A to this filing.

Shares Available under the Plan; Adjustments

The total number of shares of common stock that may be issued under the Amended Plan may not, in the aggregate, exceed 4,750,000 shares (including all shares previously sold under the Plan prior to the effective date of this second amendment and restatement), which may be unissued or reacquired shares, including shares bought on the market or otherwise for purposes of the Amended Plan. As of December 31, 2023, 4,299,166.61 shares had been issued under the Plan.

The number of shares issuable under the Amended Plan is subject to adjustment in the event of a change in our common stock by reason of a stock dividend or by reason of a subdivision, stock split, reverse stock split, recapitalization, reorganization, combination, reclassification of shares or other similar change. Upon any such event, the maximum number of shares that may be subject to any option, and the number and option price of shares subject to options outstanding under the Amended Plan will also be adjusted accordingly.

Eligibility

Each of our employees or the employees of any “Participating Company” as of a grant date is eligible to participate in the Amended Plan. Each of our present or future parents or subsidiaries that is located within the United States or the United Kingdom is automatically designated as a Participating Company unless the administrative committee of the Amended Plan (the “Administrative Committee”) makes a written determination to the contrary. However, no option may be granted to an employee if such employee, immediately after the option is granted, owns 5% or more of the total combined voting power or value of all classes of our stock. As of December 31, 2023, approximately 16,019 employees were eligible to participate in the Plan.

Participation

An eligible employee may elect to participate in the Amended Plan for any calendar quarter during the period from March 24, 2024, to March 24, 2034, on the first day of each successive April, July, October and January (each of which dates is referred to as a “date of grant”). Except as otherwise provided in the Amended Plan, the term of each option granted under the Amended Plan will be for three months (each of such three-month periods is referred to as an “option period”), which will begin on a date of grant and end on the last day of each option period (referred to as a “date of exercise”). Subject to certain limitations of the Internal Revenue Code of 1986, as amended (the “Code”), the number of shares subject to an option for a participant will equal the quotient of (a) the aggregate payroll deductions withheld on behalf of such participant during the option period, divided by (b) the option price of our common stock applicable to the option period, including fractions. However, the maximum number of shares that may be subject to any option may not exceed 3,000 (subject to adjustment).

An eligible employee may participate in the Amended Plan only by means of payroll deduction. Each eligible employee who elects to participate in the Amended Plan must deliver to our company, within the time period prescribed by the Administrative Committee, a written payroll deduction authorization form whereby he or she gives notice of his or her election to participate in the Amended Plan as of the next following date of grant, and whereby he or she designates a whole percentage of his or her eligible compensation to be deducted from his or her compensation for each pay period and paid into the Amended Plan for his or her account. The designated percentage may not be less than 1% or greater than 10%. However, no employee may be granted an option under the Amended Plan that permits such employee to purchase more than $25,000 of our common stock (based on its fair market value at the time such option is granted) in any calendar year.

Subject to the limits described above, each participant in the Amended Plan automatically and without any act on his or her part will be deemed to have exercised his or her option on each date of exercise to the extent of his or her unused payroll deductions under the Amended Plan and to the extent the issuance of our common stock to such participant upon such exercise is lawful. The per share purchase price of the common stock to be paid by each

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participant on each exercise of his or her option will equal 85% of the fair market value of our common stock on the date of exercise or on the date of grant, whichever amount is less. For all purposes under the Amended Plan, the fair market value of a share of our common stock on a particular date is equal to the closing price of our common stock on the New York Stock Exchange on that date (or, if no shares of common stock have been traded on that date, on the next regular business date on which shares of the common stock are so traded). As of December 29, 2023, the fair market value of a share of our common stock was $304.74.

A participant who elects to participate in the Amended Plan and who takes no action to change or revoke the election prior to any subsequent date of grant will be deemed to have made the same election, including the same attendant payroll deduction authorization, for the next following and/or subsequent date(s) of grant.

Withdrawal from the Plan and Changes in Payroll Authorization

A participant may not elect to change the percentage of his or her payroll deductions during an option period. However, any participant may withdraw in whole, or in part, from the Amended Plan on or before the fifteenth day of the last month of a particular option period by timely delivering a notice of withdrawal. Partial withdrawals are not permitted. Promptly following receipt of the notice of withdrawal, we will refund to the participant the amount of his or her payroll deductions under the Amended Plan that have not yet been otherwise returned or used upon exercise of options and the participant's payroll deduction authorization and interest in unexercised options under the Amended Plan will terminate.

Delivery of Shares; Restrictions on Transfer

As soon as practicable after each date of exercise, we will deliver to a custodian selected by the Administrative Committee one or more certificates representing (or will otherwise cause to be credited to the account of such custodian) the total number of whole shares of our common stock respecting options exercised on such date of exercise in the aggregate (for both whole and fractional shares) of all of the participating eligible employees. The custodian will keep accurate records of the beneficial interests of each participating employee in such shares by means of participant accounts under the Amended Plan, and will provide quarterly or such other periodic statements with respect thereto as may be directed by the Administrative Committee.

The Administrative Committee may, from time to time, specific with respect to a particular grant of options, establish a restriction period that shall apply to the shares of common stock acquired pursuant to such options. Following this restriction period, the optionee may, in accordance with procedures established by the Administrative Committee and the custodian, direct the sale or distribution of some or all of the whole shares of common stock in his or her account that are not then subject to transfer restrictions and, in the event of a sale, request payment of the net proceeds from such sale. The transfer restrictions will continue to apply upon a participant's termination of employment.

Termination of Employment; Leaves of Absence

Except as described below, if the employment of a participant terminates for any reason, then the participant's participation in the Amended Plan automatically ceases and we will refund the amount of such participant's payroll deductions under the Amended Plan that have not yet been otherwise returned or used upon exercise of options.

During a paid leave of absence approved by us and meeting Internal Revenue Service regulations, a participant's elected payroll deductions will continue. A participant may not contribute to the Amended Plan during an unpaid leave of absence. If a participant takes an unpaid leave of absence that is approved by us and meets Internal Revenue Service regulations, then such participant's payroll deductions for such option period that were made prior to such leave may remain in the Amended Plan and be used to purchase common stock on the date of exercise relating to such option period. If a participant takes a leave of absence that is not described in the first or third sentence of this paragraph, then such participant will be considered to have withdrawn from the Amended Plan. Further, notwithstanding the foregoing, if a participant takes a leave of absence that is described in the first or third sentence of this paragraph and such leave of absence exceeds three months, then such participant will be considered to have withdrawn from the Amended Plan on the first day after such three-month period (unless such participant has a right to reemployment guaranteed either by statute or contract, in which case such participant will not be considered to have withdrawn from the Amended Plan unless and until he fails to return to employment on the first day following the period during which his reemployment rights are so guaranteed).

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Restriction upon Assignment of Option

An option granted under the Amended Plan may not be transferred other than by will or the laws of descent and distribution. Subject to certain limited exceptions, each option is exercisable, during the employee's lifetime, only by the employee to whom it was granted.

Administration and Modification of the Plan

The Amended Plan is administered by the Administrative Committee, the members of which are appointed from time to time by our Board. Our Board, in its discretion, may terminate the Amended Plan at any time with respect to any common stock for which options have not been granted. However, no change in any option granted may be made that would impair the rights of an optionee without the consent of such optionee. Our Board or the Administrative Committee has the right to alter or amend the Amended Plan or any part thereof from time to time; provided that shareholder approval is also required to (1) increase the aggregate number of shares which may be issued pursuant to the Amended Plan (other than as a result of the anti-dilution provisions), (2) change the class of corporations whose employees may receive options under the Amended Plan or the class of eligible employees, (3) extend the term of the Amended Plan or (4) otherwise cause options issued under the Amended Plan to fail to meet the requirements of employee stock purchase options as defined in Section 423 of the Code.

Merger, Consolidation or Liquidation of Group 1

If our Company is not the surviving corporation in any merger or consolidation (or survives only as a subsidiary of another entity), or if Group 1 is to be dissolved or liquidated, then, unless a surviving corporation assumes or substitutes new options (within the meaning of Section 424(a) of the Code) for all options then outstanding, (a) the date of exercise for all options then outstanding will be accelerated to a date fixed by the Administrative Committee prior to the effective date of such merger or consolidation or such dissolution or liquidation and (b) upon such effective date any unexercised options will expire and we promptly will refund to each participant the amount of such participant's payroll deductions under the Amended Plan that have not yet been otherwise returned to him or her or used upon exercise of options.

Plan Benefits

Non-employee directors are not eligible to participate in the Amended Plan. The benefits to be received by our executive officers and employees as a result of the proposed amendment and restatement of the Plan are not determinable because the amounts of future purchases by participants are based on elective participant contributions.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of certain of the United States federal income tax consequences relating to the Amended Plan based on federal income tax laws currently in effect. This summary applies to the Amended Plan as normally operated and is not intended to provide or supplement tax advice to eligible employees. The summary contains general statements based on current United States federal income tax statutes, regulations and currently available interpretations thereof. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences or the effect, if any, of gift, estate and inheritance taxes. The Amended Plan is not qualified under Section 401(a) of the Code.

The Amended Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under this type of plan, no taxable income will be reportable by a participant, and no deductions will be allowable to us, due to the grant of the option at the beginning of an offering or at the purchase of shares at the end of an offering. A participant will, however, recognize taxable income in the year in which the shares purchased under the Amended Plan are sold or otherwise made the subject of disposition.

A sale or other disposition of shares purchased under the Amended Plan will be a “disqualifying disposition” if such sale or disposition occurs prior to the later of (i) two years after the date the option is granted (i.e., the commencement date of the offering period to which the option pertains) and (ii) one year from the date of the purchase of the applicable shares.

If the participant makes a disqualifying disposition of shares purchased under the Amended Plan, the excess of the fair market value of the shares on the date of purchase over the purchase price will be treated as ordinary income to the participant at the time of such disposition, and any additional gain (or loss) on the disposition (after adding

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the amount treated as ordinary income to the participant's basis in the shares) will be a capital gain (or loss) to the participant. We will be entitled to an income tax deduction for the amount treated as ordinary income to the participant for our taxable year in which the disposition occurs, although the income tax deduction may be limited by the deductibility of compensation paid to certain of our officers under Section 162(m) of the Code. In no other instance will we be allowed a deduction with respect to the participant's disposition of the purchased shares.

If the participant sells or otherwise disposes of shares purchased under the Amended Plan after satisfying the holding period outlined above (i.e., a qualifying disposition), then the participant will realize ordinary income in the year of disposition equal to the excess of the lesser of (i) the fair market value of the shares on the date of disposition over the purchase price for the shares or (ii) the greater of (a) the fair market value of the shares on the date the option relating to the disposed shares was first granted over the purchase price and (b) the fair market value of the shares on the day immediately prior to the consummation of the transaction over the purchase price. Any additional gain (or loss) on the disposition (after adding the amount treated as ordinary income to the participant's basis in the shares) will be long-term capital gain (or loss) to the participant. We will not be entitled to an income tax deduction for any amount with respect to the issuance or exercise of the option or the sale of the underlying shares.

VOTE REQUIRED

Approval of the Amended Plan requires the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote on the matter. Abstentions shall be deemed a vote against this Proposal 4. However, broker non-votes will not be counted as shares entitled to vote, and thus will not be considered for purposes of determining whether a majority has been achieved. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote your shares in order for your vote to be counted with respect to this Proposal 4.

Participation by Certain Individuals

As discussed above, all employees of the Company, including employees who are directors and executive officers who meet designated eligibility criteria, are eligible to purchase common stock under the Amended Plan. The following table sets forth participation in the Plan by the certain individuals and groups listed below for the 12 months ended December 31, 2023(1):

Name and Position	Dollar Value of Discount ($)	Number of Shares of Common Stock Purchased (#)
Daryl A. Kenningham (Chief Executive Officer and President)	3,750.00	139.54
Daniel J. McHenry (Senior Vice President & Chief Financial Officer)	3,750.00	139.54
Gillian A. Hobson (Senior Vice President, Chief Legal Officer & Corporate Secretary)	0.00	0.00
Peter C. DeLongchamps (Senior Vice President)	2,132.80	76.39
Michael D. Jones (Senior Vice President)	3,750.00	135.59
Executive Officer Group	14,662.75	526.61
Non-Employee Director Group	0.00	0.00
Non-Executive Officer Employee Group	3,562,392.33	119,381.89
(1)	As discussed above, all employees of the Company, including employees who are directors and executive officers who meet designated eligibility criteria, are eligible to purchase common stock under the Amended Plan. For illustrative purposes, the following table sets forth participation in the Plan by certain individual and groups listed below for the 12 months ending December 31, 2023. This reflects stock purchased in 2023 with respect to the following four quarterly offering periods: (i) October 1, 2022 to December 31, 2022 (stock purchased in January 2023); (ii) January 1, 2023 to March 31, 2023 (stock purchased in April 2023); (iii) April 1, 2023 to June 30, 2023 (stock purchased in July 2023) and (iv) July 1, 2023 to September 30, 2023 (stock purchased in October 2023).

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLAN

The following table summarizes information about each of our equity compensation plans, including the LTIP and the Plan, as of December 31, 2023:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	374,629	—	1,340,940
Equity compensation plans not approved by security holders	—	—	—
TOTAL	374,629	—	1,340,940

NEW PLAN BENEFITS

Participation in the Amended Plan is entirely within the discretion of the eligible employees. Because the Company cannot presently determine the participation levels by employees, the rate of contributions by employees and the eventual purchase price under the Amended Plan, it is not possible to determine the value of benefits that may be obtained by executive officers and other employees under the Amended Plan going forward.

BOARD RECOMMENDATION

The Board believes that approval of the Amended Plan is in the best interests of the Company and our shareholders.

For the reasons stated above, the shareholders are being asked to approve this Proposal 4.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE 2024 EMPLOYEE STOCK PURCHASE PLAN.

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Proposal 5:
Approve 2024 Long-Term
Incentive Plan

What am I voting on?	The Board unanimously recommends that shareholders approve the 2024 Long-Term Incentive Plan, including the authorization of 700,000 shares to be used for awards and to extend the term to May 15, 2034.

Why Should I Vote For This Proposal?

BACKGROUND AND PURPOSE OF THE PROPOSAL

The Group 1 2014 Long Term Incentive LTIP was previously adopted by the Board on March 25, 2014, and subsequently approved by shareholders with the First Amendment to the Group 1 Automotive, Inc. 2014 Long Term Incentive Plan being approved by shareholders on May 13, 2020 (collectively, the “LTIP”). On March 27, 2024, our Board approved the amendment and restatement of the LTIP (the “2024 LTIP”). The purpose of the 2024 LTIP is to (i) authorize 700,000 shares to be utilized for awards pursuant to the LTIP (the “LTIP Share Increase”), (ii) extend the term of the LTIP by ten years (the “LTIP Term Extension”) and (iii) to make certain other minor, administerial changes to the LTIP (the “Administrative Amendments”).

At the 2024 Annual Meeting, shareholders will be asked to approve the 2024 LTIP, to be effective May 15, 2024, if approved (the “Effective Date”). The LTIP Share Increase and the LTIP Term Extension amendments are the only two items within the 2024 LTIP that require shareholder approval to become effective on the Effective Date. Note that the Administrative Amendments are not material amendments to the LTIP that must be approved by our shareholders, and those modifications will become effective notwithstanding the outcome of the vote on this Proposal 5. The Administrative Amendments are being described herein solely to provide a thorough description of the 2024 LTIP to shareholders. The reasons we believe shareholders should approve the 2024 LTIP, and a summary description of the 2024 LTIP, are set forth below.

The use of stock-based awards continues to be a key element of our compensation program. The LTIP authorized a total of 2,200,000 shares for issuance in connection with awards under the LTIP plus (i) the number of shares that remained available for issuance for future award grants under the Group 1 Automotive, Inc. 2007 Long Term Incentive Plan (as amended and restated as of March 11, 2010) (the “Prior Plan”) as of the original effective date of the LTIP and (ii) the number of shares subject to outstanding awards as of the original effective date of the LTIP to the extent that any such award lapses or the rights of its holder terminate without all shares of common stock underlying such award being issued or transferred to the holder thereof or without any such holder receiving a cash settlement under any such award, but as of February 29, 2024, only 1,002,731 shares remain available. The current termination date for the LTIP is also set to expire on May 19, 2024, at which time we would be prevented from granting new awards pursuant to the LTIP.

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The following table includes aggregated information regarding awards outstanding under the LTIP as of February 29, 2024, the number of shares available for future awards under the LTIP as of that date, and the proposed number of shares that would be issuable under 2024 LTIP if this Proposal 5 is approved by shareholders.

	Number of Shares	As a Percentage of Shares Outstanding(1)
Outstanding full-value awards (restricted stock awards, performance shares, and phantom stock awards)(2)	417,476	3.08%(2)
Total shares of our common stock available for future award grants under the LTIP	1,002,731	7.41%(3)
Proposed additional shares of our common stock available for future issuance under the 2024 LTIP	700,000	5.17%(4)
(1)	As of February 29, 2024, there were approximately 13,538,401 shares of our common stock outstanding.
(2)	Of this amount, 300,954 shares (2.22% of our outstanding shares) were represented by unvested restricted stock awards, 70,820 were represented by unvested performance shares, and 31,199 were represented by non-cash settled phantom shares. There were no stock options or stock appreciation rights outstanding under the existing LTIP as of February 29, 2024.
(3)	The total shares subject to outstanding full-value awards as of February 29, 2024, plus the number of shares authorized for future plan awards, represents a current overhang of 10.50% under the existing LTIP as of that date (i.e., the potential dilution of our shareholders represented by the existing LTIP).
(4)	This percentage reflects the simple dilution of our shareholders that would occur if the 2024 LTIP is approved. Based on the closing price of our common stock on February 29, 2024, of $270.65 per share, the aggregate market value of the share increase solicited in this Proposal 5 (i.e., 700,000 shares) equals $189,455,000.

In 2021, 2022, and 2023, we granted awards (restricted stock, restricted stock units, and performance shares) under the LTIP covering 124,380 shares, 116,869 shares and 75,265 shares, respectively, of our common stock. Based upon the methodology used by Institutional Shareholder Services (“ISS”), which assigns a greater weight to full-value awards than to stock option awards, the compensation consultant to our CHR Committee determined that our “burn rate” (which represents the rate at which our equity award grants under the LTIP diluted our shareholders) for each of 2021, 2022, and 2023 was 0.70%, 0.76% and 0.55%, respectively, with an average three-year burn rate of 0.67%. Our ISS three-year average burn rate is lower than the 3.19% three-year average burn rate for other companies within the Company’s Global Industry Classification Standard (“GICS”).

In determining the number of shares to request for approval under the 2024 LTIP, our CHR Committee worked with our management team and the CHR Committee’s compensation consultant to evaluate a number of factors, including our share usage under the LTIP, the dilution of our shareholders that will occur if the 2024 LTIP is adopted, and criteria expected to be used by institutional proxy advisory firms in evaluating our proposal for the 2024 LTIP.

As noted in “Summary of the 2024 LTIP” below, our CHR Committee would retain full discretion under the 2024 LTIP to determine the number and amount of awards to be granted under the 2024 LTIP, subject to the terms of the 2024 LTIP, and future benefits or amounts that may be received by participants under the 2024 LTIP are not determinable at this time. Since our last request for additional shares at our 2020 annual meeting, our Company has grown significantly. Future growth in the number of our dealerships and employees could impact the rate at which our CHR Committee grants awards under the 2024 LTIP.

We believe that we have demonstrated our commitment to sound equity compensation practices. We recognize that equity compensation awards dilute shareholder equity and, therefore, we have carefully managed our equity incentive compensation. Our equity compensation practices are targeted to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of shareholder interests.

In the event that the additional shares are approved for issuance pursuant to the 2024 LTIP, the Company will promptly register the additional shares with the SEC on a registration statement on Form S-8.

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CONSEQUENCES OF FAILING TO APPROVE THE PROPOSAL

The LTIP Share Increase and the LTIP Term Extension will not be implemented unless this Proposal 5 is approved by shareholders. If this Proposal 5 is not approved by our shareholders, the LTIP will generally remain in effect in its present form (absent the Administrative Amendments), and the Company will only be able to issue the remaining approved shares to eligible participants during the original term of the LTIP (i.e., until May 19, 2024). Failure of our shareholders to approve this Proposal 5 also will not affect the rights of existing award holders under the LTIP or under any previously granted awards under the LTIP.

SUMMARY OF THE 2024 LTIP

The following summary of the 2024 LTIP does not purport to be a complete description of all provisions of the 2024 LTIP and should be read in conjunction with, and is qualified in its entirety by reference to, the complete text of the 2024 LTIP, which is attached to this proxy statement as Appendix B. The 2024 LTIP gives the CHR Committee the ability to grant options, stock appreciation rights, restricted stock awards, restricted stock unit awards, dividend equivalents, performance awards, phantom stock awards, other stock-based awards, bonus stock awards, substitute awards, cash awards, or any combination of the foregoing. Unless earlier terminated by action of our Board, the 2024 LTIP will terminate on March 24, 2034. Awards granted before the termination date of the 2024 LTIP will continue to be effective in accordance with their terms and conditions.

Purpose

The 2024 LTIP is designed to align our employees' and directors' long-term interests with those of our shareholders by allowing these individuals the potential to develop and maintain a significant equity ownership position in the Company.

Awards

The 2024 LTIP provides for the grant of any or all of the following types of awards:

•	Stock options (including incentive stock options (“ISOs”) and non-statutory stock options (“NSOs”) (together, the "Options"));
•	Stock appreciation rights (or "SARs");
•	Restricted stock awards;
•	Restricted stock unit awards;
•	Dividend equivalents;
•	Performance awards;
•	Phantom stock awards;
•	Other stock-based awards;
•	Bonus stock awards;
•	Substitute awards;
•	Cash awards; and
•	Any combination of the foregoing.

Plan Highlights

Key features of the 2024 LTIP include:

•	No Liberal Share Counting. The 2024 LTIP does not permit us to use “liberal share counting” methods, such as adding back to the shares of common stock available for issuance under the 2024 LTIP shares that were used to pay the exercise price of stock options or to cover withholding obligations.
•	Independent Committee. The 2024 LTIP is administered by the CHR Committee, which is composed entirely of independent directors who qualify as “Non-Employee Directors” within the meaning of SEC Rule 16b-3 promulgated under the Exchange Act.

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•	No Discounted Stock Options or Stock Appreciation Rights. The 2024 LTIP requires that the purchase price for stock options or stock appreciation rights be at least 100% of the per share fair market value on the date of grant (outside of options assumed in certain corporate transactions described in the 2024 LTIP).
•	No Repricing. We have never repriced any underwater stock options or stock appreciation rights, and the 2024 LTIP prohibits any repricing of stock options or stock appreciation rights (outside of certain corporate transactions or adjustment events described in the 2024 LTIP) or cancellation of underwater stock options or stock appreciation rights for consideration, in each case without approval by our shareholders.
•	Limited Term. Ten-year term.
•	Clawback Policy. All awards are subject to potential reduction, cancellation, or forfeiture pursuant to any clawback policy in place and adopted or amended by the Company.
•	Limitations. Meaningful annual limits on total director compensation.

Persons Who May Participate

Awards may be made under the 2024 LTIP to our employees, consultants, the employees and consultants of our affiliates, and our non-employee directors. Only individuals who are our employees or who are employees of one of our affiliates are eligible to receive ISOs. The CHR Committee determines in its discretion which eligible persons will receive awards under the 2024 LTIP. As of February 29, 2024, approximately 242 of our employees, 8 of our non-employee directors and none of our or our affiliate’s consultants or employees of our affiliates were eligible to participate in the existing LTIP.

Shares Subject to the 2024 LTIP

The maximum number of shares of our common stock that may be issued or transferred pursuant to the 2024 LTIP shall equal 700,000. To the extent an award granted under the 2024 LTIP lapses or otherwise terminates without the delivery of shares of our common stock (or if any shares of common stock issued or delivered pursuant to an award granted under the 2024 LTIP are forfeited by the holder of such award), then the shares of our common stock covered by such award (or portion thereof that lapses, terminates or is forfeited) will again be available for awards granted under the 2024 LTIP. Common stock tendered or otherwise used in payment of the exercise price of an option, withheld to satisfy a tax withholding obligation, or repurchased by us with proceeds from the exercise of an option will not be added to the maximum share limit under the 2024 LTIP.

Maximum Amount of Compensation that May be Paid to a Participant

Subject to shareholder approval, the maximum number of shares of our common stock that may be subject to ISOs granted under the 2024 LTIP is 175,000 shares. In addition, the maximum number of shares of common stock that may be granted to any one individual during any calendar year is 75,000 shares.

The number and kind of shares available under the 2024 LTIP and the individual share limits under the 2024 LTIP are subject to adjustment for stock dividends and stock splits and in certain other situations as further described in the 2024 LTIP. Any shares of our common stock delivered pursuant to an award may consist, in whole or in part, of authorized and unissued shares or previously issued shares of our common stock reacquired by us. Awards granted under the 2024 LTIP (other than ISOs, which are subject to special rules described below) may not be transferred other than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order or (iii) with the consent of the CHR Committee. However, the CHR Committee may not approve the transfer of any award granted under the 2024 LTIP if the holder of the award is to receive any consideration in connection with the transfer.

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Administration

The 2024 LTIP provides for administration by the CHR Committee of the Board, which is to be comprised solely of two or more non-employee directors (within the meaning of Rule 16b-3 of the Exchange Act). The Board retains the discretion to designate another committee to administer the 2024 LTIP or to elect to administer the 2024 LTIP itself. The CHR Committee has the full authority, subject to the terms of the 2024 LTIP, to:

•	designate which employees, consultants, or directors shall receive an award;
•	determine the types of awards to be granted under the 2024 LTIP;
•	determine the time or times an award shall be made;
•	determine the number of shares of our common stock that may be issued under each award;
•	determine the terms and conditions of any award;
•	interpret, construe, and administer the 2024 LTIP and any agreement relating to an award made under the 2024 LTIP;
•	and make any other determination that the CHR Committee deems necessary or desirable for the administration of the 2024 LTIP.

AWARDS UNDER THE 2024 LTIP

Stock Options

The 2024 LTIP provides for two types of options; ISOs and NSOs. The CHR Committee is authorized to grant options to eligible participants, which, in the case of ISOs, are only individuals who are employed by us or one of our subsidiaries at the time of grant, and determines (i) the term of each option, (ii) the time at which an option may be exercised, (iii) the purchase price and (iv) the form of payment of the exercise price. The purchase price per share of our common stock will not be less than 100% of the fair market value of the common stock on the date of grant of such option regardless of whether such option is ISO or a NSO. Further, the purchase price of any ISO granted to an employee who possesses more than 10% of the total combined voting power of all classes of our stock or of any of our subsidiaries within the meaning of Section 422(b)(6) of the Code must be at least 110% of the fair market value of a share of our common stock at the time such option is granted.

The maximum term of an option (or any tandem stock appreciation rights) is 10 years. Any ISO granted to an employee who possesses more than 10% of the total combined voting power of all classes of our stock or of any of our subsidiaries within the meaning of Section 422(b)(6) of the Code must not be exercisable more than five years from the date of grant.

Option awards may include the right to surrender the optioned shares in exchange for a payment in the amount of the fair market value of the shares for which the option is surrendered over the exercise price for such shares (a “stock appreciation right”). Stock appreciation rights granted in connection with ISOs are exercisable only when the fair market value of the common stock exceeds the exercise price therefore specified under the option.

Restricted Stock Award

The CHR Committee is authorized to grant restricted stock awards to eligible individuals. Pursuant to a restricted stock award, shares of our common stock will be issued or delivered to the holder without any cash payment to us, except to the extent otherwise provided by the CHR Committee or required by law; provided, however, that the shares will be subject to certain restrictions on the disposition thereof and certain obligations to forfeit the shares to us as may be determined in the discretion of the CHR Committee. The forfeiture restrictions on a restricted stock award may lapse based upon achievement of performance criteria, continued service with the Company or its affiliates, the occurrence of an event or satisfaction of any other condition or any combination of the foregoing.

We retain custody of the shares of our common stock issued pursuant to a restricted stock award until the disposition and forfeiture restrictions lapse. The holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the shares until the expiration of the restriction period. However, upon the issuance to the holder of shares of our common stock pursuant to a restricted stock award, except for the foregoing restrictions, the holder will have all the rights of one of our shareholders with respect to the shares, including the right to vote

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the shares and to receive all dividends and other distributions paid with respect to the shares, provided that any dividends that are payable with respect to a performance-vested restricted stock award will be deferred and paid contingent upon satisfaction of the vesting criteria applicable to the underlying award.

Performance Awards

The CHR Committee may, in its sole discretion, grant performance awards under the 2024 LTIP that may be paid in cash, shares of common stock, or a combination thereof as determined by the CHR Committee. Performance awards may be based on one or more, or a combination, of the following metrics (which (i) may be absolute, relative to one or more other companies, relative to one or more indexes, and may be contingent upon our future performance or the performance of any of our affiliates, divisions, or departments, and (ii) may include relative or growth achievement regarding such metrics):

•	the price of a share of our common stock,
•	our earnings per share,
•	our market share,
•	the market share of one of our business units designated by the CHR Committee,
•	our sales,
•	the sales of one of our business units designated by the CHR Committee,
•	our or any of our business units’ profit margins, as designated by the CHR Committee,
•	our or any of our business units’ net income (before or after taxes) or any component of the net income calculation (such as sales, general, and administrative expenses), our or any of our business units’ cash flow or return on investment, as designated by the CHR Committee,
•	our or any of our business units’ earnings before or after interest, taxes, depreciation, and/or amortization, as designated by the CHR Committee,
•	economic value added,
•	our return on capital, assets, or shareholders' equity, or
•	our total shareholders' return.

The CHR Committee may also provide a grant for the payment of dividend equivalents with respect to performance awards, provided that payment of dividend equivalents shall, in all cases, be deferred and contingent upon the vesting of the underlying performance award.

Phantom Stock Awards

The CHR Committee is authorized to grant phantom stock awards under the 2024 LTIP, which may include grants of stock appreciation rights. These are awards of rights to receive shares of our common stock (or the fair market value thereof), or rights to receive amounts equal to share appreciation over a specific period of time. These awards vest over a period of time established by the CHR Committee, without satisfaction of any performance criteria or objectives. The CHR Committee may, in its discretion, require payment or other conditions of the recipient of a phantom stock award. A phantom stock award may include a stock appreciation right that is granted independently of a stock option. Payment of a phantom stock award may be made in cash, shares of our common stock, or a combination thereof. The CHR Committee may also provide at grant for the payment of dividend equivalents with respect to phantom stock awards.

Stock Appreciation Rights

A stock appreciation right provides the right to receive a number of shares or, in the discretion of the CHR Committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the rights during a specified period of time. The CHR Committee may grant stock appreciation rights subject to such terms and conditions and exercisable at such times as determined by the CHR Committee and specified in the applicable award agreement. The term of a stock appreciation right will not exceed 10 years. Stock appreciation rights may not be re-priced without shareholder approval. Stock appreciation rights are not eligible to receive dividends or dividend equivalent rights.

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Restricted Stock Units

Restricted Stock Units (“RSUs”) are rights to receive common stock, cash, or a combination of both at the end of a specified period. The CHR Committee may subject RSUs to restrictions (which may include a risk of forfeiture) to be specified in the respective award agreement, and those restrictions may lapse at such times as the CHR Committee may determine.

Dividend Equivalents

Dividend equivalents may be granted, entitling an eligible individual to receive cash, common stock, awards under the 2024 LTIP, or other property equal in value to dividends paid with respect to a specified number of shares of common stock or other periodic payments at the discretion of the CHR Committee. Dividend equivalents may be awarded on a freestanding basis or in connection with another award; provided, however, that, under the 2024 LTIP, dividend equivalents will not be granted in connection with the grant of any Options or SARs. The CHR Committee may provide that dividend equivalents will be payable or distributed when accrued or that they will be deemed reinvested in additional common stock, awards, or other investment vehicles. The CHR Committee will specify any restrictions on transferability and risks of forfeiture that are imposed upon dividend equivalents.

Bonus Stock Awards

The CHR Committee is authorized to grant bonus stock awards under the 2024 LTIP. Bonus stock awards are unrestricted shares of our common stock that are subject to such terms and conditions as the CHR Committee may determine and they need not be subject to performance criteria or objectives or forfeiture. The CHR Committee determines the purchase price, if any, for awards of bonus stock.

Other Stock-Based Awards

Other stock-based awards are awards denominated in or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, the value of our common stock.

Cash Awards

The CHR Committee may grant awards under the 2024 LTIP that provide for the payment of cash to an eligible individual in such amounts and upon such terms and conditions as the CHR Committee shall determine.

Substitute Awards

The Company may grant awards in substitution for any other award granted under the 2024 LTIP or another plan of the Company or its affiliates or any other right of a person to receive payment from the Company or its affiliates. Awards may also be granted in substitution for awards held by individuals who become eligible individuals as a result of certain business transactions. Substitute awards that are Options or SARs may have an exercise price per share that is less than the fair market value of a share of our common stock on the date of substitution if the substitution complies with the requirements of Section 409A of the Code and the guidance and regulations promulgated thereunder and other applicable laws.

General Award Terms

Any award granted pursuant to the 2024 LTIP may be subject to time-based or performance-based vesting conditions, as determined by the CHR Committee. The CHR Committee may use any business criteria and other measures of performance it deems appropriate in establishing the performance goals applicable to a performance-based vesting award.

Adjustments

The number and kind of shares covered by outstanding awards under the 2024 LTIP and, if applicable, the prices per share applicable thereto, are subject to adjustment in the event of merger, consolidation, liquidation, reorganization, recapitalization, reclassification, stock dividend, spin-off, split-up, stock split, reverse stock split or other distribution with respect to the shares of common stock, or any similar corporate transaction or event. The permitted adjustments are only those the CHR Committee determines are appropriate to reflect the occurrence of the transaction or event, including but not limited to adjustments in the number and kind of securities reserved for

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issuance, in the award limits on individual awards, in the performance goals of any outstanding awards; and to the number and kind of securities subject to outstanding awards and, if applicable, to the grant amounts, exercise prices or of the awards. Any such adjustments will be made in a manner consistent with the requirements of Section 409A of the Code (“Section 409A”) and, in the case of ISOs, any such adjustments will be made in a manner consistent with the requirements of Section 424(a) of the Code.

Accelerated Vesting

Subject Section 409A, the terms of awards granted under the 2024 LTIP may include accelerated vesting or lapse of forfeiture restrictions, as applicable, including (1) by virtue of the retirement, death or disability of a participant or (2) in the event of a corporate change where either (A) within a specified period of time a participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such awards are not assumed or converted into replacement awards in a corporate change in a manner described in the applicable award agreement. Subject to Sections 409A, the CHR Committee may also provide for accelerated vesting, lapse of forfeiture restrictions, and waiver of any performance, service, or other limitation with respect to any outstanding award granted under the 2024 LTIP, including upon a termination of employment by reason of death, disability, retirement or upon a corporate change.

Tax Withholding

A participant will be responsible for payment of any taxes required by law to be withheld from an award or an amount paid in satisfaction of an award, which will be paid by the participant on or prior to the payment or other event that results in taxable income in respect of an award. The award agreement will specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of award; provided, that, if shares of common stock are withheld from delivery upon exercise of an Option or SAR, the fair market value of the shares withheld will not exceed the minimum amount of tax for which withholding is required.

Amendment and Termination

Our Board in its discretion may terminate the 2024 LTIP at any time with respect to any shares for which an award has not theretofore been made. Our Board has the right to alter or amend the 2024 LTIP or any part thereof from time to time, and the CHR Committee has the right to prospectively or retroactively amend the terms of any award; provided that no change in any award theretofore made may be made which would impair the rights of the recipient of the award without the consent of such recipient and provided, further, that our Board may not, without approval of our shareholders, amend the 2024 LTIP to increase the maximum aggregate number of shares of our common stock that may be issued under the 2024 LTIP or the benefits otherwise accrued to participants under the 2024 LTIP, increase the maximum number of shares of common stock that may be issued under the 2024 LTIP through ISOs or change the class of individuals eligible to receive awards under the 2024 LTIP or amend outstanding stock options or stock appreciation rights to lower the applicable purchase price or substitute cash or other awards for any such underwater stock option or stock appreciation right. Further, to the extent shareholder approval of an amendment to the 2024 LTIP is necessary to satisfy the requirements of Rule 16b-3 of the Exchange Act or any securities exchange listing requirements of the New York Stock Exchange or other securities exchange on which the common stock is then listed, no amendment will be effective unless and until so approved by our shareholders.

Corporate Change

Individual award agreements will set forth the treatment of awards granted under the 2024 LTIP in the event of a corporate change. The 2024 LTIP provides that, unless defined otherwise in an applicable award agreement, a corporate change occurs if:

•	we are dissolved and liquidated;
•	if we are not the surviving entity in any merger or consolidation (or we survive only as a subsidiary of an entity);
•	if we sell, lease or exchange all or substantially all of our assets;
•	any person, entity or group acquires or gains ownership or control of more than 50% of the outstanding shares of our voting stock; or
•	after a contested election of directors, the persons who were directors before such election cease to constitute a majority of our Board.

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Non-U.S. Participants

To facilitate grants under the 2024 LTIP to participants who are foreign nationals or who provide services outside of the United States, the CHR Committee may provide for special terms for awards to such participants as the CHR Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The CHR Committee may also approve supplements to the 2024 LTIP (including sub-plans) to govern such awards.

Clawback

All awards granted pursuant to the 2024 LTIP are subject to any written clawback policy of the Company as currently in effect or that may be established and/or amended from time to time.

UNITED STATES FEDERAL INCOME TAX ASPECTS OF THE 2024 LTIP

The following is a brief summary of some of the United States federal income tax consequences of certain transactions under the 2024 LTIP based on current federal income tax laws, as in effect on January 1, 2024, which is subject to change (possibly retroactively). This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for participants of the 2024 LTIP, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), state, local or foreign tax consequences. The tax treatment for a participant in the 2024 LTIP may vary depending on his or her particular situation and may, therefore, be subject to special rules not discussed below. In addition, certain awards that may be granted pursuant to the 2024 LTIP could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and guidance promulgated thereunder.

Non-Statutory Stock Options; Stock Appreciation Rights

As a general rule, no federal income tax is imposed on the optionee upon grant (whether or not including a stock appreciation right). Generally, upon exercise, the optionee will recognize ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price paid for the shares. In the case of the exercise of a stock appreciation right, the optionee will recognize ordinary income in the year of exercise in an amount equal to the cash received plus the fair market value of the shares distributed. Upon a subsequent disposition of the shares received upon exercise of a NSO, any appreciation after the date of exercise should qualify as capital gain.

Incentive Stock Options

The ISOs under the 2024 LTIP are intended to constitute “incentive stock options” within the meaning of Section 422 of the Code. No federal income tax is imposed upon the grant or the exercise of an ISO if the optionee does not dispose of shares within the two-year period beginning on the date the ISO was granted or within the one-year period beginning on the date the option was exercised (collectively, the “holding period”). With respect to an ISO, the difference between the fair market value of the stock on the date of exercise and the exercise price must be included in the optionee's alternative minimum taxable income.

Upon disposition of the shares received upon exercise after the holding period, any appreciation of the shares above the exercise price should constitute capital gain. If an optionee disposes of shares acquired pursuant to his or her exercise prior to the end of the holding period, the optionee recognize, at the time of disposition, ordinary income. The amount treated as income is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price. Any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period.

Restricted Stock Awards

An employee who has been granted restricted stock under the 2024 LTIP will not realize taxable income at the time of grant, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. Upon expiration of the forfeiture restrictions (i.e., as shares become vested), the holder will realize ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for the shares. Dividends paid to the holder during the period that the forfeiture restrictions apply will also be compensation to the employee. Notwithstanding the foregoing, the recipient of restricted stock may elect to be taxed at the

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time of grant of the restricted stock based upon the fair market value of the shares on the date of the award, in which case:

•	dividends paid to the recipient during the period that any forfeiture restrictions apply will be taxable as dividends and will not be deductible by us; and
•	there will be no further federal income tax consequences when the forfeiture restrictions lapse.

Restricted Stock Unit Awards; Cash Awards

An individual will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the participant to draw upon. Individuals will not have taxable income at the time of grant of an RSU, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or a share of our common stock in settlement of the RSU, as applicable, in an amount equal to the cash or the fair market value of the common stock received.

Performance Awards and Phantom Stock Awards

An individual who has been granted a performance award or a phantom stock award generally will not realize taxable income at the time of grant. Whether a performance award or phantom stock award is paid in cash or shares of our common stock, the individual will have taxable compensation. The measure of such income will be the amount of any cash paid and the fair market value of any shares of our common stock either at the time the performance award or the phantom stock award is paid or at the time any restrictions on the shares (including restrictions under Section 16(b) of the Exchange Act) subsequently lapse, depending on the nature, if any, of the restrictions imposed and whether the individual elects to be taxed without regard to any such restrictions.

Bonus Stock Awards

An individual who has been granted a bonus stock award will realize taxable income at the time of the grant.

A participant will be subject to withholding for federal, and generally for state and local, income taxes at the time he or she recognizes income under the rules described above for common stock or cash received. Dividends that are received by a participant before the common stock is taxed to the participant under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis in the common stock received by a participant will equal the amount recognized by him or her as compensation income under the rules described in the preceding paragraph, and the participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse.

Subject to the discussion immediately below, we or one of our subsidiaries (as applicable) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the rules described above.

Tax Code Limitations on Deductibility

In order for the amounts described above to be deductible, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Our ability (or the ability of one of our subsidiaries, as applicable) to obtain a deduction for future payments under the 2024 LTIP could also be limited by the golden parachute payment rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Finally, our ability (or the ability of one of our subsidiaries, as applicable) to obtain a deduction for amounts paid under the 2024 LTIP could be limited by Section 162(m) of the Code, which limits the deductibility, for federal income tax purposes, of compensation paid to “covered employees” of a publicly traded corporation to $1,000,000 for any such officer during any taxable year of the corporation.

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Requirements Regarding Deferred Compensation

Certain of the benefits under the 2024 LTIP may constitute “deferred compensation” within the meaning of Section 409A. Failure to comply with the requirements of Section 409A regarding the timing of payment distributions could result in the affected participants being required to recognize ordinary income for federal tax purposes earlier than expected, and being subject to substantial penalties.

NEW PLAN BENEFITS

The awards, if any, that will be made to eligible persons under the 2024 LTIP are subject to the discretion of the CHR Committee and, therefore, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to our executive officers, employees, consultants, and directors under the 2024 LTIP. Therefore, a New Plan Benefits Table is not provided.

VOTE REQUIRED

Approval of the 2024 LTIP requires the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote on the matter.

BOARD RECOMMENDATION

The Board believes that approval of the 2024 LTIP is in the best interests of the Company and our shareholders. For the reasons stated above, the shareholders are being asked to approve this Proposal 5.

The Board unanimously recommends a vote “FOR” approval of the 2024 LTIP.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE 2024 LONG-TERM INCENTIVE PLAN.

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Frequently Asked Questions About
the Annual Meeting

Your vote is very important!

WHY AM I BEING PROVIDED WITH THESE PROXY MATERIALS?

We are providing these proxy materials to you in connection with the solicitation by the Board of Group 1 Automotive, Inc. of proxies to be voted at our 2024 Annual Meeting of Shareholders and at any postponed or reconvened meeting.

WILL THE ANNUAL MEETING ALSO BE HELD IN-PERSON OR ONLY VIRTUALLY?

We have decided to conduct the 2024 Annual Meeting solely online via the Internet through a live webcast and online shareholder tools. We believe a virtual format facilitates shareholder attendance and participation by leveraging technology to allow us to communicate more effectively and efficiently with our shareholders. This format empowers shareholders around the world to participate at no cost. We have designed the virtual format to enhance shareholder access and participation and protect shareholder rights. Specifically:

We Encourage Questions. Shareholders have multiple opportunities to submit questions for the meeting. Shareholders may submit a question online in advance or live during the meeting, following the instructions below. During the meeting, we will answer as many appropriate shareholder-submitted questions as time permits. Following the Annual Meeting, we will publish an answer to each appropriate question we received on the Investor Relations section of our website at www.group1corp.com as soon as practicable.

We Believe in Transparency. Although the live webcast is available only to shareholders at the time of the meeting, following completion of the Annual Meeting, a webcast replay, final report of the inspector of election, and answers to all appropriate questions asked by investors in connection with the Annual Meeting will be posted as soon as practicable to the Investor Relations section of our website at www.group1corp.com.

WHEN IS THE MEETING?

Our Annual Meeting will be held virtually at www.virtualshareholdermeeting.com/GPI2024, on Wednesday, May 15, 2024, at 9:00 a.m., Central Daylight Saving Time, or at such other time and place to which the meeting may be adjourned.

WHO CAN ATTEND THE ANNUAL MEETING?

Only our shareholders as of 5:00 p.m., Central Daylight Saving Time, on March 20, 2024 (the record date) are entitled to receive notice of the Annual Meeting and to vote at the meeting. On March 20, 2024, there were 13,507,962 shares of Group 1 common stock issued and outstanding and entitled to vote at the meeting.

A list of shareholders will be available and may be inspected during normal business hours for a period of at least 10 days prior to the Annual Meeting at our offices at 800 Gessner, Suite 500, Houston, Texas 77024. In the event there are not sufficient votes for a quorum or to approve the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

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WILL THERE BE AN OPPORTUNITY TO ASK QUESTIONS BEFORE OR DURING THE MEETING?

Shareholders who wish to submit a question in advance may do so either by emailing Investor Relations at ir@group1auto.com by 5:00 p.m., Central Daylight Saving Time, Tuesday, May 14, 2024, or visiting our Annual Meeting website, www.virtualshareholdermeeting.com/GPI2024. Shareholders also may submit questions live during the meeting. We plan to reserve some time for shareholder questions to be read and answered by Company personnel during the meeting. In submitting questions, please note that we will only address questions that are germane to the matters being voted on at our Annual Meeting.

WHAT IF I HAVE TROUBLE LOGGING INTO THE ANNUAL MEETING?

If you encounter any difficulties accessing the virtual meeting during the check-in or course of the Annual Meeting, a phone number will be posted on the website to connect you to technical support.

WHAT IS THE QUORUM REQUIREMENT FOR THE ANNUAL MEETING?

There must be a quorum for the Annual Meeting to be held. A quorum will be present if the holders of a majority of the shares of common stock entitled to vote are present in person, online or represented by proxy during the Annual Meeting. Our independent inspector of election, Broadridge Financial Solutions, Inc. (“Broadridge”), will determine whether or not a quorum is present. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of votes considered to be present during the Annual Meeting.

If less than a quorum is represented at the meeting, the Chair of the meeting or a majority of the shares so represented may adjourn the meeting from time to time without further notice other than announcement at the meeting, and the persons named as proxies will vote the proxies they have been authorized during the Annual Meeting in favor of such an adjournment.

In the event a quorum is present during the Annual Meeting but sufficient votes to approve any of the items proposed by our Board have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. A shareholder vote may be taken on one or more of the proposals in this proxy statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. If a quorum is present, the persons named as proxies will vote the proxies they have been authorized to vote on any other business properly brought before the meeting in favor of such an adjournment. If a quorum is initially established, but sufficient shareholders withdraw such that the meeting is left with less than a quorum, the remaining shareholders present during the meeting may continue to transact business until the meeting is adjourned or recessed.

HOW DO I VOTE?

If you are a shareholder of record on the record date, you may vote in person or online during the Annual Meeting or by proxy using any of the following methods:

Visit the website shown on the proxy card (www.proxyvote.com) and follow the instructions at that website at any time prior to 11:59 p.m., Eastern Daylight Saving Time, on May 14, 2024;
Within the U.S. or Canada, call the toll-free telephone number shown on the proxy card and follow the instructions at any time prior to 11:59 p.m., Eastern Daylight Saving Time, on May 14, 2024; or
If you receive a paper copy of the proxy materials, complete, sign and date the proxy card and return the proxy card in the prepaid envelope. Your proxy card must be received by the Company before the voting polls close during the Annual Meeting.

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If you vote by internet or telephone, do not return your proxy card. The telephone and internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly.

Submitting your proxy by internet or telephone will not affect your right to vote in person online should you decide to attend the Annual Meeting.

If you want to vote in person online during the meeting, you must have a control number and access our Annual Meeting at www.virtualshareholdermeeting.com/GPI2024.

If you hold your shares in street name, you will receive instructions from your broker, bank or other nominee describing how to vote your shares. Beneficial owners voting by telephone or internet are subject to the same deadlines as described above for holders of record. If you want to vote in person, you must obtain a legal proxy from your broker, bank or other nominee and use the information provided on the legal proxy to access the Annual Meeting.

HOW DO I CHANGE MY VOTE?

If you are a shareholder of record on the record date, you can revoke your proxy prior to the completion of voting during the Annual Meeting by:

•	delivering an executed, later-dated proxy that is received by the Corporate Secretary of the Company before the voting polls close during the Annual Meeting;
•	resubmitting your proxy by internet or telephone at any time prior to 11:59 p.m., Eastern Daylight Saving Time, on May 14, 2024;
•	delivering a written notice of revocation of the proxy to Corporate Secretary, Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, Texas 77024 no later than May 14, 2024; or
•	voting in person online during the Annual Meeting.

Only your latest dated proxy that we receive prior to the Annual Meeting will be counted. Further, your attendance during the Annual Meeting will not automatically revoke your proxy.

If you are a street name shareholder you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. You may also vote in person online during the Annual Meeting if you obtain a legal proxy from your broker, bank or other nominee.

WHAT IS THE DIFFERENCE BETWEEN A SHAREHOLDER OF RECORD AND A BENEFICIAL OWNER OR STREET NAME HOLDER?

If your shares are registered directly in your name with our registrar and transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a shareholder of record with respect to those shares.

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of those shares, and your shares are held in street name.

If you hold common stock in BOTH street name and as a shareholder of record, YOU MUST VOTE SEPARATELY for each position of common stock.

HOW WILL MY SHARES BE VOTED?

Each share of Group 1 common stock is entitled to one vote. Our Board has appointed Daryl A. Kenningham, our President and Chief Executive Officer, and Daniel J. McHenry, our Senior Vice President and Chief Financial Officer, as the management proxy holders for the Annual Meeting. If you are a shareholder of record, your shares will be voted by the management proxy holders in accordance with the instructions on the properly executed proxy card you submit by mail, or the instructions provided for any proxy properly submitted by telephone or internet, as applicable. For shareholders who have their shares voted by duly submitting a proxy by mail, telephone or internet, unless the shareholder appropriately specifies otherwise, the management proxy holders will vote all shares represented by such valid proxies as our Board recommends.

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As of the date of filing this proxy statement, our Board is not aware of any other business or nominee to be presented or voted upon during the Annual Meeting. If any other business or nominee is properly presented, the proxies solicited by our Board will provide the proxy holders with the authority to vote on those matters and nominees in accordance with such persons’ discretion.

WHAT PROPOSALS WILL BE VOTED ON AT THE ANNUAL MEETING AND WHAT VOTES ARE REQUIRED TO APPROVE EACH OF THE PROPOSALS?

The table below describes the vote required for approval of each matter to be brought before the meeting, as well as the treatment of abstentions and broker non-votes as to each matter.

Proposal	Vote Required for Approval	Impact of Abstentions	Impact of Broker Non-Votes
Proposal 1: Election of Directors	Each nominee must receive the affirmative vote of a majority of votes cast by shareholders entitled to vote in the election of directors. Nominees who receive more “for” votes than “against” votes are elected, subject to our director resignation policy described below.	Not counted as votes cast; no impact on outcome.	No impact on outcome.
Proposal 2: Advisory Vote to Approve Executive Compensation	The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter.	An abstention is treated as present and entitled to vote on the matter and therefore has the effect of a vote against approval.	No impact on outcome.
Proposal 3: Ratification of Deloitte & Touche LLP as Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter.	An abstention is treated as present and entitled to vote on the matter and therefore has the effect of a vote against approval.	Brokers have discretion.
Proposal 4: Approve the 2024 Employee Stock Purchase Plan	The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter.	An abstention is treated as present and entitled to vote on the matter and therefore has the effect of a vote against approval.	No impact on outcome.
Proposal 5: Approve the 2024 Long-Term Incentive Plan	The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter.	An abstention is treated as present and entitled to vote on the matter and therefore has the effect of a vote against approval.	No impact on outcome.

HOW DO ABSTENTIONS AND BROKER NON-VOTES AFFECT THE VOTING RESULTS?

If you hold your shares in street name, you will receive instructions from your broker, bank or other nominee describing how to vote your shares. If you do not instruct your broker, bank or other nominee how to vote your shares, they may vote your shares as they decide as to each routine matter under the rules of the NYSE. Only Proposal No. 3 is considered a “routine” matter.

If you do not provide specific voting instructions to your broker on non-routine matters, your broker may not cast a vote on the proposal, resulting in a broker non-vote. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to “non-routine” matters. If you are a beneficial owner holding shares through a broker, bank or other nominee and you do not provide timely voting instructions, your broker may cast a vote on your behalf for Proposal No. 3, but may not cast a vote on Proposals No. 1, 2, 4 and 5. Abstentions occur when shareholders are present during the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the shareholders are voting.

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WHAT HAPPENS IF A DIRECTOR IN AN UNCONTESTED ELECTION RECEIVES MORE VOTES “AGAINST” THAN “FOR” THEIR ELECTION?

Under our director resignation policy, in an uncontested election of directors, any nominee who receives a greater number of votes “withheld” than votes “for” his or her election will, promptly following the certification of the shareholder vote, tender his or her written resignation to the Board for consideration by the GCR Committee. The GCR Committee will consider the resignation, as well as all factors it considers relevant, and will make a recommendation to the Board concerning whether to accept or reject such resignation.

The Board will take formal action on the recommendation no later than 90 days following the certification of the results of the shareholders’ meeting. The Company will promptly disclose to the public the Board’s decision whether to accept or reject the director’s tendered resignation. If applicable, the Board will also disclose the reason or reasons for rejecting the tendered resignation.

WHO COUNTS THE VOTES?

We have engaged Broadridge to tabulate the votes and to serve as inspector of election during the Annual Meeting for a fee of approximately $3,000 plus disbursements. Broadridge will separately tabulate “For” and “Against” votes, abstentions and broker non-votes. Broadridge will also certify the election results and perform any other acts required by the Delaware General Corporation Law.

HOW MAY THE COMPANY SOLICIT MY PROXY?

We have engaged Alliance Advisors, LLC, to assist with the solicitation of proxies for a fee of approximately $8,000, plus reimbursement for reasonable out-of-pocket expenses. We will bear all expenses of soliciting proxies. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of our common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Group 1 may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

HOW CAN I RECEIVE MY PROXY MATERIALS ELECTRONICALLY?

The proxy card provides instructions on how to inform us to send future proxy materials to you electronically by email. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy-voting site. Your election to receive proxy materials by email or printed form will remain in effect until you terminate it.

WHAT IF I SHARE THE SAME ADDRESS AS ANOTHER GROUP 1 SHAREHOLDER?

We may send a single set of proxy materials, as applicable, and other shareholder communications to any household at which two or more shareholders with the same last name reside, unless we have received contrary instructions from those shareholders. This process is called “householding.” This reduces duplicate mailings and saves printing and postage costs as well as natural resources. The proxy materials and other shareholder communications may be householded based on your prior express or implied consent. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you wish to opt out of householding, and would like to have separate copies of the proxy materials mailed to each shareholder sharing your address, or if you are receiving multiple copies and would like to receive a single copy, please contact Broadridge Financial Solutions, Inc., by calling 1-866-540-7095 or by writing Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Broadridge will promptly deliver the requested materials. Beneficial owners (street name shareholders) sharing an address who are receiving multiple copies of the proxy materials, and other shareholder communications and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy

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of such materials be mailed to all shareholders at the shared address in the future. However, please note that if you want to receive a paper proxy card or other proxy materials for purposes of this year’s meeting, you should follow the instructions included in the information that was sent to you.

HOW CAN I RECEIVE A COPY OF THE COMPANY’S 2023 ANNUAL REPORT ON FORM 10-K?

A copy of our Annual Report on Form 10-K for the year ended December 31, 2023, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be furnished at no charge to each person to whom a proxy statement is delivered or made available upon the written request of such person addressed to 800 Gessner, Suite 500, Houston, TX 77024, Attn: Corporate Secretary.

HOW DO I SUBMIT PROPOSALS AND NOMINATIONS FOR THE 2025 ANNUAL MEETING?

Pursuant to the various rules promulgated by the SEC, shareholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, to be eligible for inclusion in our proxy materials, shareholder proposals must be received by our Corporate Secretary no later than December 16, 2024 and meet the requirements of Rule 14a-8 of the Exchange Act. No shareholder proposal was received for inclusion in this proxy statement.

As more specifically provided for in our Bylaws, in order for a nomination of persons for election to our Board or a proposal of business (other than through Rule 14a-8) to be properly brought before our Annual Meeting of Shareholders, it must be either specified in the notice of the meeting given by our Corporate Secretary or otherwise brought before the meeting by or at the direction of our Board or by a shareholder who was a shareholder of record at the time of giving notice provided for in our Bylaws, is entitled to vote at the meeting, and who complies with the notice procedures set forth in our Bylaws. Subject to the exception described below, a shareholder making a nomination for election to our Board or a proposal of business for the 2025 Annual Meeting must deliver proper notice to our Corporate Secretary at the principal executive offices of the Company no earlier than the close of business 120 days, and no later than the close of business 90 days, prior to the anniversary date of the 2024 Annual Meeting. In other words, for a shareholder nomination for election to our Board or a proposal of business to be considered at the 2024 Annual Meeting (other than through Rule 14a-8), it should be properly submitted to our Corporate Secretary at the principal executive offices of the Company no earlier than the close of business January 15, 2025 and no later than the close of business February 14, 2025. However, in the event that the date of an Annual Meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding year’s Annual Meeting, the shareholder notice must be delivered not earlier than 120 days prior to such Annual Meeting and not later than 90 days prior to such Annual Meeting or, if the first public announcement of the date of such Annual Meeting is less than 100 days prior to the date of such Annual Meeting, the 10th day following the day on which public announcement of the date of such Annual Meeting is first made by the Company.

If we increase the number of directors to be elected at an Annual Meeting and do not make a public announcement naming all of the nominees for director and specifying the size of the increased Board at least 80 days prior to the first anniversary of the preceding year’s Annual Meeting, a shareholder’s notice regarding the nominees for the new positions created by the increase will be considered timely if it is delivered to our Corporate Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which the public announcement is first made.

For each individual that a shareholder proposes to nominate as a director or propose other business (other than through Rule 14a-8) at the 2025 Annual Meeting, the shareholder’s written notice to our Corporate Secretary must include the information required by and meet the detailed requirements set forth in our Bylaws. From time to time, the GCR Committee may request additional information from the nominee or the shareholder.

Any shareholder who intends to solicit proxies in support of any director nominees must comply with the content requirements of SEC Rule 14a-19 (the SEC’s universal proxy rule) at the time it complies with the earlier deadlines in the advance notice provisions of our Bylaws. Thus, if a shareholder intends to solicit proxies in support of any

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director nominees submitted under the advance notice provisions of our Bylaws for the 2025 Annual Meeting, then such shareholder must also provide proper written notice that sets forth all the information required by SEC Rule 14a-19 to the Corporate Secretary between January 15, 2025, and February 14, 2025; provided, however, that if (a) next year’s annual meeting is called for a date that is more than 30 days before or more than 60 days after the anniversary date of the preceding year’s Annual Meeting, the shareholder notice must be delivered not earlier than 120 days prior to such Annual Meeting and not later than 90 days prior to such Annual Meeting or, if the first public announcement of the date of such Annual Meeting is less than 100 days prior to the date of such Annual Meeting, the 10th day following the day on which public announcement of the date of such Annual Meeting is first made by the Company; or (b) next year’s annual meeting is called for a date that is more than 30 days but less than 60 days after the first anniversary date of the preceding year’s Annual Meeting, the shareholder notice must be delivered no later than the close of business on the later of 60 days prior to the date of the 2025 Annual Meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made by the Company.

HOW DO I CONTACT THE CORPORATE SECRETARY’S OFFICE?

Shareholders may contact Group 1’s Corporate Secretary’s Office by writing a letter to:

c/o Group 1 Automotive, Inc.
800 Gessner, Suite 500
Houston, Texas 77024
Attn: Corporate Secretary

FORWARD-LOOKING STATEMENTS

This Proxy Material contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding the business or financial performance. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Group 1 undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect Group 1’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of Group 1’s Annual Report on Form 10-K for the year ended December 31, 2023, and in its periodic reports on Form 10-Q and current reports on Form 8-K, if any, which we incorporate by reference.

CORPORATE GOVERNANCE INFORMATION AND HOW TO CONTACT THE BOARD

Our key governance documents including our Corporate Governance Guidelines and committee charters are available on the Corporate Governance section of our website at www.group1corp.com and shareholders may obtain a printed copy, free of charge, by sending a written request to the Corporate Secretary.

Our Board welcomes communications from our shareholders and other interested parties. Shareholders and any other interested parties may send communications to our Board, to any committee of our Board, to the independent Board Chair (who presides over the executive sessions of our independent and non-management directors), or to any director in particular, to:

c/o Group 1 Automotive, Inc.
800 Gessner, Suite 500
Houston, Texas 77024
Attn: Chair of the Board

Any appropriate correspondence addressed to our Board, to any committee of our Board, to the independent Board Chair, or to any one of the directors in care of our offices will be forwarded to the addressee or addressees.

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TRANSACTIONS WITH RELATED PERSONS

We review all relationships and transactions in which we and our directors and NEOs or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our General Counsel’s office is primarily responsible for the development and implementation of written procedures and controls to obtain information from the directors and NEOs with respect to related person transactions and for subsequently determining, based on the facts and circumstances disclosed to them, whether we or a related person has a direct or indirect material interest in the transaction. Transactions that are determined to be directly or indirectly material to us or a related person are disclosed as required in documents, including our proxy statement, filed with the SEC.

We have multiple processes for reporting conflicts of interests, and related person transactions. Under the Code of Conduct, all employees are required to report any actual or apparent conflict of interest, or potential conflict of interest, to their supervisors and all related person transactions involving our regional or market executives must be communicated in writing as part of their quarterly representation letter. This information is then reviewed by our Internal Audit Department, General Counsel, Audit Committee, our Board or our independent registered public accounting firm, as deemed necessary, and discussed with management. As part of this review, the following factors are generally considered:

•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction, including, without limitation, the amount and type of transaction;
•	the importance of the transaction to the related person;
•	the importance of the transaction to a third party;
•	the importance of the transaction to us;
•	whether the transaction would impair the judgment of a director, NEO or employee to act in the best interest of our Company;
•	whether the transaction might affect the status of a director as independent under the independence standards of the NYSE; and
•	any other matters deemed appropriate with respect to the particular transaction.

Ultimately, all such transactions must be approved or ratified by our Board. Any member of our Board who is a related person with respect to a transaction is recused from the review of the transaction.

In addition, our legal staff annually distributes a questionnaire to our NEOs and members of our Board requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests. This information is then reviewed for any conflicts of interest under the Code of Conduct. At the completion of the annual audit, our Audit Committee and the independent registered public accounting firm review with management, insider and related person transactions and potential conflicts of interest. In addition, our internal audit function has processes in place, under its written procedure policies, to identify related person transactions and potential conflicts of interest and report them to senior management and the Audit Committee.

During 2023 we were not, and we are not currently, a party to a transaction or series of transactions in which the amount involved did or may exceed $120,000, in which any of our directors, executive officers, any holder of more than 5% of our common stock or any member of the immediate family of any of these persons had or will have a direct or indirect material interest, except as described in the compensation arrangements (including with respect to equity compensation) described in “Compensation Discussion and Analysis,” “Executive Compensation” and “Director Compensation.”

DELINQUENT SECTION 16(A) REPORTS

Our executive officers, directors and any person who owns more than 10% of our common stock are required by Section 16(a) of the Exchange Act to file reports regarding their ownership of our stock. To our knowledge, based solely on a review of the copies of these reports furnished to us and written representations from these individuals that no other reports were required, all filing requirements were met, except one Form 4 for Mr. McKissic, reporting two transactions, which was filed late on May 26, 2023 and one Form 4 for Mr. McHenry, reporting one transaction, which was filed late on August 25, 2023.

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APPENDIX A:

EMPLOYEE STOCK PURCHASE PLAN

Group 1 Automotive, Inc.

Second Amended and Restated Employee Stock Purchase Plan

(Effective as of May 15, 2024)

1.	Purpose. The GROUP 1 AUTOMOTIVE, INC. EMPLOYEE STOCK PURCHASE PLAN (the “Plan”) is intended to provide an incentive for employees of GROUP 1 AUTOMOTIVE, INC. (the “Company”) and certain of its subsidiaries to acquire or increase a proprietary interest in the Company through the purchase of shares of the Company’s common stock. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of the Plan shall be construed in a manner consistent with the requirements of that section of the Code. The Plan is a further amendment and restatement of the Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan (the “1998 Plan”), which was originally adopted effective January 1, 1998, and subsequently amended from time to time, including the most recent amendment and restatement effective May 19, 2015 (together, the “Prior Plan”). This Plan shall supersede and replace in its entirety the Prior Plan.
2.	Definitions. Where the following words and phrases are used in the Plan, they shall have the respective meanings set forth below, unless the context clearly indicates to the contrary:

(a)	“Board” means the Board of Directors of the Company.
(b)	“Code” means the Internal Revenue Code of 1986, as amended.
(c)	“Committee” means a committee appointed from time to time by the Board to administer the Plan as provided in paragraph 3.
(d)	“Company” means Group 1 Automotive, Inc., a Delaware corporation.
(e)	“Custodian Retention Period” means the period of time, if any, immediately following the Restriction Period during which shares of Stock acquired by a participant in the Plan may not be transferred out of the brokerage account maintained by the custodian on the participant’s behalf pursuant to the Plan, as provided in subparagraph 8(d).
(f)	“Date of Exercise” means the last day of each Option Period.
(g)	“Date of Grant” means January 1, 1998, and, thereafter, the first day of each successive April, July, October, and January.
(h)	“Eligible Compensation” means the total of all wages, salaries, fees for professional service, and other amounts received in cash or in kind by a participant for services actually rendered or labor performed for his employer while a participant and an employee to the extent such amounts are includable in gross income, subject to the following adjustments and limitations:

(i)	The following shall be excluded:

(A)	reimbursements and other expense allowances;
(B)	cash and noncash fringe benefits;
(C)	moving expenses;
(D)	employer contributions to or payments from this or any other deferred compensation program, whether such program is qualified under Section 401(a) of the Code or nonqualified;

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(E)	welfare benefits;
(F)	amounts realized from the receipt or exercise of a stock option that is not an incentive stock option within the meaning of Section 422 of the Code;
(G)	amounts realized at the time property described in section 83 of the Code is freely transferable or no longer subject to a substantial risk of forfeiture;
(H)	amounts realized as a result of an election described in Section 83(b) of the Code;
(I)	any amount realized as a result of a disqualifying disposition within the meaning of Section 421(a) of the Code; and
(J)	any other amounts that receive special tax benefits under the Code but are not hereinafter included.

(ii)	Elective contributions made on a participant’s behalf by his employer that are not includable in income under Section 125 or Section 402(e)(3) of the Code and any amounts that are not includable in the gross income of a participant under a salary reduction agreement by reason of the application of Section 132(f) of the Code shall be included.

(i)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(j)	“Option Period” means the three month period beginning on each Date of Grant.
(k)	“Option Price” shall have the meaning assigned to such term in paragraph 8(b).
(l)	“Participating Company” means any present or future parent or subsidiary corporation of the Company that is located in the United States or the United Kingdom (unless the Committee makes a written determination that such parent or subsidiary corporation shall not be a Participating Company) and any other foreign parent or subsidiary corporation that participates in the Plan pursuant to paragraph 4.
(m)	“Plan” means this Group 1 Automotive, Inc. Employee Stock Purchase Plan, as amended and restated effective May 15, 2024, (the “Effective Date”) as amended from time to time.
(n)	“Restriction Period” means the period of time, if any, during which shares of Stock acquired by a participant in the Plan may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of by such participant as provided in subparagraph 8(d).
(o)	“Sale Restrictions” means the restrictions applicable during the Restriction Period, as provided in subparagraph 8(d), which prohibit a participant in the Plan from selling, assigning, pledging, exchanging, hypothecating or otherwise transferring, encumbering or disposing of shares of Stock acquired pursuant to the exercise of options under the Plan.
(p)	“Stock” means the shares of the Company’s common stock, par value $0.01 per share.

3.	Administration of the Plan. The Plan shall be administered by the Committee, the members of which shall be appointed from time to time by the Board. Each member of the Committee shall serve for a term commencing on a date specified by the Board and continuing until he dies, resigns, or is removed from office by the Board. Subject to the provisions of the Plan, the Committee shall interpret the Plan and all options granted under the Plan, make such rules as it deems necessary for the proper administration of the Plan, and make all other determinations necessary or advisable for the administration of the Plan. In addition, the Committee shall correct any defect or supply any omission or reconcile any inconsistency in the Plan, or in any option granted under the Plan, in the manner and to the extent that the Committee deems desirable to carry the Plan or any option into effect. The Committee shall, in its sole discretion, make such decisions or determinations and take such actions, and all such decisions, determinations, and actions taken or made by the Committee pursuant to this and the other paragraphs of the Plan shall be final and conclusive on all parties. The Committee shall not be liable for any decision, determination, or action taken in good faith in connection with the administration of the Plan. The Committee shall have the authority to delegate routine day-to-day administration of the Plan to such officers and employees of the Company as the Committee deems appropriate, and such persons shall not be liable for any decision, determination or action taken in good faith in connection with such delegated administration.

4.	Participating Companies. Unless the Committee makes a written determination to the contrary, all present and future domestic parent and subsidiary corporations of the Company, and all present and future parent or subsidiary corporations of the Company located in the United Kingdom, shall be Participating Companies. The Committee may designate any other present or future foreign parent or subsidiary corporation of the Company, which is eligible by law, to participate in the Plan as a Participating Company by written instrument delivered to

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the designated Participating Company. Such written instrument shall specify the effective date of such designation and shall become, as to such designated Participating Company and persons in its employment, a part of the Plan. The terms of the Plan may be modified as applied to the Participating Company only to the extent permitted under Section 423 of the Code. Transfer of employment among the Company and Participating Companies (and among any other parent or subsidiary corporation of the Company) shall not be considered a termination of employment hereunder. Notwithstanding the foregoing, (a) any Participating Company may, by appropriate action of its Board of Directors, terminate its participation in the Plan upon thirty days prior written notice to the Committee and (b) the Committee may, in its discretion, terminate a Participating Company’s Plan participation at any time.

5.	Eligibility. Subject to the provisions hereof, all employees (as determined under Section 3401 of the Code) of the Company and the Participating Companies who are employed by the Company or any Participating Company as of a Date of Grant shall be eligible to participate in the Plan; provided, however, that no option shall be granted to an employee if such employee, immediately after the option is granted, owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of its parent or subsidiary corporations (within the meaning of Sections 423(b)(3) and 424(d) of the Code).

6.	Stock Subject to the Plan. Subject to the provisions of paragraph 13, the aggregate number of shares which may be sold pursuant to options granted under the Plan shall not exceed 4,750,000 shares of the authorized Stock (including all shares previously sold under the Prior Plan prior to the Effective Date), which shares may be unissued shares or reacquired shares, including shares bought on the market or otherwise for purposes of the Plan. Should any option granted under the Plan expire or terminate prior to its exercise in full, the shares theretofore subject to such option may again be subject to an option granted under the Plan. Any shares that are not subject to outstanding options upon the termination of the Plan shall cease to be subject to the Plan.

7.	Grant of Options.

(a)	In General. Following the Effective Date of the Plan and continuing while the Plan remains in force, the Company shall offer options under the Plan to purchase shares of Stock to all eligible employees who elect to participate in the Plan. Except as otherwise determined by the Committee, these options shall be granted on each Date of Grant. Except as provided in paragraph 13, the term of each option shall be for three months, which shall begin on a Date of Grant and end on the last day of such three-month period. Subject to subparagraph 7(d), the number of shares of Stock subject to an option for a participant shall be equal to the quotient of (i) the aggregate payroll deductions withheld on behalf of such participant during the Option Period in accordance with subparagraph 7(b), divided by (ii) the Option Price of the Stock applicable to the Option Period, including fractions; provided, however, that the maximum number of shares of Stock that may be subject to any option for a participant may not exceed 3,000 (subject to adjustment as provided in paragraph 13).

(b)	Election to Participate; Payroll Deduction Authorization. An eligible employee may participate in the Plan only by means of payroll deduction. Except as provided in subparagraph 7(f), each eligible employee who elects to participate in the Plan shall deliver to the Company or any third party administrator designated by the Company, within the time period prescribed by the Committee, a written payroll deduction authorization in a form prepared by the Company (which may be in electronic or telephonic form) whereby he gives notice of his election to participate in the Plan as of the next following Date of Grant, and whereby he designates a whole percentage of his Eligible Compensation to be deducted from his compensation for each pay period and paid into the Plan for his account. The designated percentage may not be less than 1% nor exceed 10% (or such other percentage as the Board or the Committee may establish from time to time prior to a Date of Grant).

(c)	Changes in Payroll Authorization. The payroll deduction authorization referred to in subparagraph 7(b) may not be changed during the Option Period. However, a participant may withdraw from the Plan as provided in paragraph 9.

(d)	$25,000 Limitation. No employee shall be granted an option under the Plan which permits his rights to purchase Stock under the Plan and under all other employee stock purchase plans of the Company and its parent and subsidiary corporations to accrue at a rate which exceeds $25,000 of fair market value of Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time (within the meaning of Section 423(b)(8) of the Code). Any payroll deductions in excess of the amount specified in the foregoing sentence shall be returned to the participant as soon as administratively feasible after the next following Date of Exercise.

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(e)	Leaves of Absence. During a paid leave of absence approved by the Company and meeting the requirements of Treasury Regulation § 1.421-7(h)(2), a participant’s elected payroll deductions shall continue. A participant may not contribute to the Plan during an unpaid leave of absence. If a participant takes an unpaid leave of absence that is approved by the Company and meets the requirements of Treasury Regulation § 1.421-7(h)(2), then such participant’s payroll deductions for such Option Period that were made prior to such leave may remain in the Plan and be used to purchase Stock under the Plan on the Date of Exercise relating to such Option Period. If a participant takes a leave of absence that is not described in the first or third sentence of this subparagraph 7(e), then he shall be withdrawn from the Plan pursuant to the provisions of paragraph 9 hereof. Further, notwithstanding the preceding provisions of this subparagraph 7(e), if a participant takes a leave of absence that is described in the first or third sentence of this subparagraph 7(e) and such leave of absence exceeds the Maximum Period, then he shall be withdrawn from the Plan pursuant to the provisions of paragraph 9 hereof on the day immediately following the last day of the Maximum Period. For purposes of the preceding sentence, the term “Maximum Period” shall mean, with respect to a participant, the three-month period beginning on the first day of the participant’s leave of absence; provided, however, that if the participant’s right to reemployment by the Company (or a parent or subsidiary corporation of the Company) is provided either by statute or contract, then such three-month period shall be extended until the last day upon which such reemployment rights are so provided.

(f)	Continuing Election. Subject to the limitation set forth in subparagraph 7(d), a participant (i) who has elected to participate in the Plan pursuant to subparagraph 7(b) as of a Date of Grant and (ii) who takes no action to change or revoke such election as of the next following Date of Grant and/or as of any subsequent Date of Grant on or before the deadline for such change or revocation prescribed by the Committee shall be deemed to have made the same election, including the same attendant payroll deduction authorization, for such next following and/or subsequent Date(s) of Grant as was in effect immediately prior to such respective Date of Grant. Payroll deductions that are limited by subparagraph 7(d) shall recommence at the rate provided in such participant’s payroll deduction authorization at the beginning of the first Option Period that is scheduled to end in the following calendar year, unless the participant changes the amount of his payroll deduction authorization pursuant to paragraph 7, withdraws from the Plan as provided in paragraph 9, or is terminated from participation in the Plan as provided in paragraph 10.

8.	Exercise of Options.

(a)	General Statement. Subject to the limitation set forth in subparagraph 7(d), each participant in the Plan automatically and without any act on his part shall be deemed to have exercised his option on each Date of Exercise to the extent of his unused payroll deductions under the Plan and to the extent the issuance of Stock to such participant upon such exercise is lawful. If the total number of shares of Stock for which options are exercised on any Date of Exercise exceeds the maximum number of shares then available for sale under the Plan, the Company shall allocate the remaining shares by reducing participants’ designated payroll deduction authorization percentages in order of the highest percentages until the excess is eliminated, and any remaining balance of payroll deductions credited to the account of a participant under the Plan shall be refunded to him promptly.

(b)	“Option Price” Defined. The term “Option Price” shall mean the per share price of Stock to be paid by each participant on each exercise of his option, which price shall be equal to 85% of the fair market value of the Stock on the Date of Exercise or on the Date of Grant, whichever amount is less. For all purposes under the Plan, the fair market value of a share of Stock on a particular date shall be equal to the closing price of the Stock on the New York Stock Exchange, Inc. on that date (or, if no shares of Stock have been traded on that date, on the next regular business date on which shares of the Stock are so traded). Notwithstanding any provision of the Plan to the contrary, prior to the commencement of any Option Period, the Committee in its discretion may establish a minimum exercise price for such Option Period to the effect that if the Option Price for such Option Period is less than such minimum exercise price, then each participant shall be deemed to have withdrawn from the Plan pursuant to paragraph 9 immediately prior to the Date of Exercise of such Offering Period; provided, however, that a participant’s payroll deduction authorization shall not be terminated with respect to the Date of Grant of any subsequent Option Period by reason of any such deemed withdrawal. Any such minimum exercise price shall be subject to adjustment in the same manner as provided in paragraph 13 with respect to the number of shares subject to the Plan, the maximum number of shares that may be subject to any option, and the number and Option Price of shares subject to options outstanding under the Plan.

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(c)	Delivery of Shares. As soon as practicable after each Date of Exercise, the Company shall deliver to a custodian selected by the Committee one or more certificates representing (or shall otherwise cause to be credited to the account of such custodian) the total number of whole shares of Stock respecting options exercised on such Date of Exercise in the aggregate (for both whole and fractional shares) of all of the participants hereunder. Any remaining amount representing a fractional share shall not be certificated (or otherwise so credited) and such remaining amount shall be paid in cash to the custodian. As soon as administratively practicable following each Date of Exercise, such custodian shall transfer the number of shares of Stock purchased by each participant on such Date of Exercise to the brokerage account established with such custodian on behalf of such participant. At the time of delivery of the shares into a participant’s brokerage account with the custodian, any fractional share shall be converted to cash based on the fair market value of the Stock on the date of delivery and such cash shall be paid to the participant. Such custodian shall keep accurate records of the brokerage accounts of each participant under the Plan, and shall provide each eligible employee with quarterly or such other periodic statements with respect thereto as may be directed by the Committee. If the Company is required to obtain from any U.S. commission or agency authority to issue any such shares, the Company shall seek to obtain such authority. Inability of the Company to obtain from any commission or agency (whether U.S. or foreign) authority which the Company’s General Counsel or his designee deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any participant in the Plan except to return to him the amount of his payroll deductions under the Plan which would have otherwise been used upon exercise of the relevant option.

(d)	Restrictions on Sale and Transfer. The Committee may from time to time specify with respect to a particular grant of options the Restriction Period that shall apply to the shares of Stock acquired pursuant to such options. Except as hereinafter provided, during any Restriction Period applicable to shares of Stock acquired under the Plan during a particular Option Period, such shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of by the participant who has purchased such shares; provided, however, that such Sale Restrictions shall not apply to the transfer, exchange or conversion of such shares of Stock pursuant to a merger, consolidation or other plan of reorganization of the Company, but the stock, securities or other property (other than cash) received upon any such transfer, exchange or conversion shall also become subject to the same Sale Restrictions applicable to the original shares of Stock, and shall be held in the participants’ accounts, pursuant to the provisions hereof. Upon the expiration of such Restriction Period, the Sale Restrictions shall cease to apply and the optionee may, pursuant to procedures established by the Committee and the custodian, direct the sale of some or all of the whole shares of Stock in his Company stock account that are not then subject to Sale Restrictions and request payment of the net proceeds from such sale. Upon the termination of the participant’s employment with the Company and its parent or subsidiary corporations for any reason whatsoever, the Sale Restrictions shall continue to apply with respect to all shares of Stock purchased by such participant until the end of the applicable Restriction Period(s) with respect to such shares. Following the expiration of the applicable Restriction Period(s), unless sold by the custodian in accordance with the participant’s direction, the shares of Stock in a participant’s account shall be held by the custodian and may not be transferred on behalf of the participant for a period of two years following the respective Date(s) of Grant. For the avoidance of doubt, subject to paragraph 17, a participant (or, in the event of his death, his beneficiaries) may direct that the custodian sell such shares of Stock during the Custodian Retention Period. The Committee may cause the Stock issued in connection with the exercise of options under the Plan to bear such legends or other appropriate restrictions, and the Committee may take such other actions, as it deems appropriate in order to reflect the restrictions set forth in this subparagraph 8(d) and to assure compliance with applicable laws.

9.	Withdrawal from the Plan.

(a)	General Statement. Any participant may withdraw in whole from the Plan at any time on or before the fifteenth day of the last month of a particular Option Period. Partial withdrawals shall not be permitted. A participant who wishes to withdraw from the Plan must timely deliver to the Company a notice of withdrawal in a form prepared by the Company (which may be in electronic or telephonic form). The Company, promptly following the time when the notice of withdrawal is delivered, shall refund to the participant the amount of his payroll deductions under the Plan which have not yet been otherwise returned to him or used upon exercise of options; and thereupon, automatically and without any further act on his part, his payroll deduction authorization and his interest in unexercised options under the Plan shall terminate.

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(b)	Eligibility Following Withdrawal. A participant who withdraws from the Plan shall be eligible to participate again in the Plan upon expiration of the Option Period during which he withdrew (provided that he is otherwise eligible to participate in the Plan at such time).

10.	Termination of Employment. If the employment of a participant terminates for any reason whatsoever, then his participation in the Plan automatically and without any act on his part shall terminate as of the date of the termination of his employment. The Company shall promptly refund to him the amount of his payroll deductions under the Plan which have not yet been otherwise returned to him or used upon exercise of options, and thereupon his interest in unexercised options under the Plan shall terminate. Notwithstanding the foregoing, shares of Stock purchased by the participant upon Exercise Dates preceding the date of the termination of his employment shall remain subject to the applicable Restriction Period(s) and subsequent Custodian Retention Period(s) in accordance with subparagraph 8(d).

11.	Restriction Upon Assignment of Option. An option granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution. Each option shall be exercisable, during his lifetime, only by the employee to whom granted. The Company shall not recognize and shall be under no duty to recognize any assignment or purported assignment by an employee of his option or of any rights under his option or under the Plan.

12.	No Rights of Stockholder Until Exercise of Option. With respect to shares of Stock subject to an option, an optionee shall not be deemed to be a stockholder, and he shall not have any of the rights or privileges of a stockholder, until such option has been exercised and a Stock certificate has been delivered to him (or a share of Stock otherwise credited to his account under the Plan). With respect to an individual’s Stock held by the custodian pursuant to subparagraph 8(d), the custodian shall, automatically reinvest in additional shares of Stock for such individual’s account any cash dividends received by the custodian and attributable to such Stock and shall, in accordance with procedures adopted by the custodian, facilitate the individual’s voting rights attributable to shares held in the individual’s account with the custodian.

13.	Changes in Stock; Adjustments. Whenever any change is made in the Stock, by reason of a stock dividend or by reason of subdivision, stock split, reverse stock split, recapitalization, reorganization, combination, reclassification of shares or other similar change, appropriate action will be taken by the Committee to prevent the dilution or enlargement of rights by adjusting accordingly the number of shares subject to the Plan, the maximum number of shares that may be subject to any option, and the number and Option Price of shares subject to options outstanding under the Plan.

If the Company shall not be the surviving corporation in any merger or consolidation (or survives only as a subsidiary of another entity), or if the Company is to be dissolved or liquidated, then, unless a surviving corporation assumes or substitutes new options (within the meaning of Section 424(a) of the Code) for all options then outstanding, (i) the Date of Exercise for all options then outstanding shall be accelerated to a date fixed by the Committee prior to the effective date of such merger or consolidation or such dissolution or liquidation and (ii) upon such effective date any unexercised options shall expire and the Company promptly shall refund to each participant the amount of such participant’s payroll deductions under the Plan which have not yet been otherwise returned to him or used upon exercise of options.

14.	Use of Funds; No Interest Paid. All funds received or held by the Company under the Plan shall be included in the general funds of the Company free of any trust or other restriction, and may be used for any corporate purpose. No interest shall be paid or credited to any participant.

15.	Term of the Plan. The Plan, as amended and restated by this instrument, shall be effective upon the date of its adoption by the Board; provided; however, that no options granted under this Plan shall be exercised until the Plan has been approved by the shareholders of the Company, which shareholder approval must be completed within 12 months of the date the Plan was approved by the Board or the Plan shall become void and of no further effect, no options may be exercised under the Plan as so amended, and the Company promptly shall refund to each participant the amount of such participant’s payroll deductions under the Plan to the extent such participant’s options were granted under the Plan as so amended; and thereupon, automatically and without any further act on his part, his payroll deduction authorization and his interest in unexercised options under the Plan shall terminate. Except with respect to options then outstanding, if not sooner terminated under the provisions of paragraph 16, the Plan shall terminate upon and no further payroll deductions shall be made and no further options shall be granted after March 24, 2034.

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16.	Amendment or Termination of the Plan. The Board in its discretion may terminate the Plan at any time with respect to any Stock for which options have not theretofore been granted. The Board and the Committee shall each have the right to alter or amend the Plan or any part thereof from time to time; provided, however, that no change in any option theretofore granted may be made that would impair the rights of the optionee without the consent of such optionee; and provided, further, that without stockholder approval as required under Treasury Regulation § 1.423-2(c) (or any applicable successor regulations) Board and the Committee may not amend the Plan to increase the aggregate number of shares which may be issued pursuant to the provisions of the Plan (other than as a result of the anti-dilution provisions of the Plan), change the class of corporations whose employees may receive options under the Plan or the class of eligible employees, extend the term of the Plan, or otherwise cause options issued under the Plan to fail to meet the requirements of employee stock purchase options as defined in Section 423 of the Code.

17.	Securities Laws. The Company shall not be obligated to issue any Stock pursuant to any option granted under the Plan at any time when the offer, issuance, or sale of shares covered by such option has not been registered under the Securities Act of 1933, as amended, or does not comply with such other state, federal or foreign laws, rules or regulations, or the requirements of any stock exchange upon which the Stock may then be listed, as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the requirements of such laws, rules, regulations or requirements available for the offer, issuance and sale of such shares. Further, all Stock acquired pursuant to the Plan shall be subject to the Company’s policies concerning compliance with securities laws and regulations, as such policies may be amended from time to time. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with any applicable provisions of Rule 16b-3. As to such persons, the Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required from time to time by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

18.	No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action that is deemed by the Company or such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any option granted under the Plan. No employee, beneficiary, or other person shall have any claim against the Company or any subsidiary as a result of any such action.

19.	Miscellaneous Provisions.

(a)	Parent and Subsidiary Corporations. For all purposes of the Plan, a corporation shall be considered to be a parent or subsidiary corporation of the Company only if such corporation is a parent or subsidiary corporation of the Company within the meaning of Sections 424(e) or (f) of the Code.

(b)	Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

(c)	Headings. The headings and subheadings in the Plan are included solely for convenience, and if there is any conflict between such headings or subheadings and the text of the Plan, the text shall control.

(d)	Not a Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company or any Participating Company and any person or to be consideration for the employment of any person. Participation in the Plan at any given time shall not be deemed to create the right to participate in the Plan, or any other arrangement permitting an employee of the Company or any Participating Company to purchase Stock at a discount, in the future. The rights and obligations under any participant’s terms of employment with the Company or any Participating Company shall not be affected by participation in the Plan. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or any Participating Company or to restrict the right of the Company or any Participating Company to discharge any person at any time, nor shall the Plan be deemed to give the Company or any Participating Company the right to require any person to remain in the employ of the Company or such Participating Company

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or to restrict any person’s right to terminate his employment at any time. The Plan shall not afford any participant any additional right to compensation as a result of the termination of such participant’s employment for any reason whatsoever.

(e)	Compliance with Applicable Laws. The Company’s obligation to offer, issue, sell or deliver Stock under the Plan is at all times subject to all approvals of and compliance with any governmental authorities (whether domestic or foreign) required in connection with the authorization, offer, issuance, sale or delivery of Stock as well as all federal, state, local and foreign laws. Without limiting the scope of the preceding sentence, and notwithstanding any other provision in the Plan, the Company shall not be obligated to grant options or to offer, issue, sell or deliver Stock under the Plan to any employee who is a citizen or resident of a jurisdiction the laws of which, for reasons of its public policy, prohibit the Company from taking any such action with respect to such employee.

(f)	Severability. If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

(g)	Electronic and/or Telephonic Documentation and Submission. Any of the payroll deduction authorizations, enrollment documents, and any other forms and designations referenced in the Plan and their submission may be electronic and/or telephonic, as directed by the Committee.

(h)	Governing Law. All provisions of the Plan shall be construed in accordance with the laws of Texas except to the extent preempted by federal law. With respect to all options granted to persons in the United Kingdom, and only such options, the Company or a Participating Company may, without the need for authority or consent, withhold any amount and make any arrangement it considers necessary to meet any liability of the participant to taxation or National Insurance (social security) in connection with the grant, exercise or cancellation of an option and the participant may be required to agree to the transfer to him of any secondary National Insurance contributions for which the Company, a Participating Company or any other person (other than the participant) is liable for as a consequence of the grant exercise, release or assignment of an option.

(i)	Tax Withholding. At the time an option under the Plan is exercised, in whole or in part, or at the time some or all of the Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s (or a Participating Company’s) federal, state or other tax withholding obligations, if any, that arise upon the exercise of the option or the disposition of the Stock. At any time, the Company (or a Participating Company) may withhold from the participant’s compensation the amount necessary for the Company (or a Participating Company) to meet any applicable withholding obligations, including without limitation any withholding required to make available to the Company (or a Participating Company) any tax deductions or benefits attributable to the sale or disposition of Stock purchased by the participant under the Plan.

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APPENDIX B:

LONG-TERM INCENTIVE PLAN

Group 1 Automotive, Inc.
2024 Long Term Incentive Plan

I. Purpose of the Plan

The purpose of the GROUP 1 AUTOMOTIVE, INC. 2024 LONG TERM INCENTIVE PLAN (the “Plan”) is to provide a means through which GROUP 1 AUTOMOTIVE, INC., a Delaware corporation (the “Company”), and its Affiliates may attract qualified persons to serve as Directors or Consultants or to enter into or remain in the employ of the Company and its Affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its Affiliates. Accordingly, the Plan provides for granting Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Unit Awards, Dividend Equivalents, Performance Awards, Phantom Stock Awards, Other Stock-Based Awards, Bonus Stock Awards, Substitute Awards, Cash Awards, or any combination of the foregoing, as suited to the circumstances of the particular employee, Consultant, or Director as provided herein. This Plan is an amendment and restatement of the Group 1 Automotive, Inc. 2014 Long Term Incentive Plan.

II. Definitions

The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

a.	“Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust, or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.
b.	“Award” means, individually or collectively, any Option, Stock Appreciation Rights, Restricted Stock Award, Restricted Stock Unit Award, Dividend Equivalents, Performance Award, Phantom Stock Award, Substitute Award, Cash Award, Other Stock-Based Award or Bonus Stock Award, together with any other right or interest, granted under the Plan.
c.	“Board” means the Board of Directors of the Company.
d.	“Bonus Stock Award” means an Award granted under Paragraph XI of the Plan.
e.	“Cash Award” means an Award denominated in cash granted under Paragraph XIV of the Plan.
f.	“Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.
g.	“Committee” means a committee of the Board that is selected by the Board as provided in Subparagraph IV(a).
h.	“Common Stock” means the common stock, par value $0.01 per share, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Paragraph XVI.
i.	“Company” means Group 1 Automotive, Inc., a Delaware corporation.

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j.	“Consultant” means any person who is not an employee or a Director and who is providing advisory or consulting services to the Company or any Affiliate (provided that such person satisfies the Form S-8 definition of an “employee”).
k.	“Corporate Change” shall have the meaning assigned to such term in Subparagraph XV(c) of the Plan.
l.	“Director” means an individual who is a member of the Board.
m.	“Dividend Equivalent” means a right granted to an Eligible Individual under Paragraph XIII to receive cash, Common Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock, or other periodic payments.
n.	“Effective Date” has the meaning set forth in Paragraph III.
o.	“Eligible Individual” shall have the meaning assigned to such term in Paragraph VI of the Plan.
p.	An “employee” means any person (including a Director) in an employment relationship with the Company or any Affiliate, provided that such individual must be an “employee” of the Company or any of its parents or subsidiaries within the meaning of General Instruction A.1(a) to Form S-8 if such individual is granted an Award that may be settled in Common Stock. An employee on a leave of absence may be a Participant at the discretion of the Committee.
q.	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the guidance, rules, and regulations promulgated thereunder and successor provisions, guidance, rules, and regulations thereto.
r.	“Fair Market Value” means, as of any specified date, (i) the mean of the high and low sales prices of the Common Stock reported on the New York Stock Exchange on that date or, if the Common Stock is not then listed on the New York Stock Exchange, on any other national securities exchange on which the Common Stock is listed, or, if there shall have been no such sales so reported on that date, on the last preceding date on which such a sale was so reported or (ii) if the Common Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, the average between the reported high and low or closing bid and asked prices of Common Stock on the most recent date on which Common Stock was publicly traded. In the event Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate and as is consistent with the requirements of section 409A of the Code.
s.	“Incentive Stock Option” means an Option designated as an incentive stock option within the meaning of section 422 of the Code.
t.	“Option” means an Award granted under Paragraph VII of the Plan and includes both Incentive Stock Options to purchase Common Stock and Options that do not constitute Incentive Stock Options to purchase Common Stock.
u.	“Option Agreement” means an agreement, certificate, resolution, or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of an Option, which Option Agreement may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.
v.	“Other Stock-Based Award” means an Award granted to an Eligible Individual under Subparagraph XI(b).
w.	“Participant” means an employee, Consultant, or Director who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Individual.
x.	“Performance Award” means an Award granted under Paragraph IX of the Plan.
y.	“Performance Award Agreement” means an agreement, certificate, resolution, or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of a Performance Award, which Performance Award Agreement may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.
z.	“Phantom Stock Award” means an Award granted under Paragraph X of the Plan.
aa.	“Phantom Stock Award Agreement” means an agreement, certificate, resolution, or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of a Phantom Stock

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Award, which Phantom Stock Award Agreement may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.
bb.	“Plan” means the Group 1 Automotive, Inc. 2024 Long Term Incentive Plan, as amended from time to time.
cc.	“Prior Plans” means the Group 1 Automotive, Inc. 2007 Long Term Incentive Plan (as amended and restated effective as of March 11, 2010) and the Group 1 Automotive, Inc. 2014 Long Term Incentive Plan.
dd.	“Qualified Member” means a member of the Board who is (i) a “non-employee director” within the meaning of Rule 16b-3(b)(3) and (ii) “independent” under the listing standards or rules of the securities exchange upon which the Common Stock is traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules.
ee.	“Restricted Stock Agreement” means an agreement, certificate, resolution, or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of a Restricted Stock Award, which Restricted Stock Agreement may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.
ff.	“Restricted Stock” means Common Stock granted to an Eligible Individual under Paragraph VIII of the Plan that is subject to certain restrictions and to a risk of forfeiture.
gg.	“Restricted Stock Award” means an Award granted under Paragraph VIII of the Plan.
hh.	“Restricted Stock Unit” means a right granted to an Eligible Individual under Paragraph XII of the Plan to receive Common Stock, cash, or a combination thereof at the end of a specified period (which may or may not be coterminous with the vesting schedule of the Award of Restricted Stock Units).
ii.	“Restricted Stock Unit Award” means an Award granted under Paragraph XII of the Plan.
jj.	“Rule 16b-3” means SEC Rule 16b-3 promulgated under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation, or statute fulfilling the same or a similar function.
kk.	“Stock Appreciation Right” means a right to acquire, upon exercise of the right, Common Stock and/or, in the sole discretion of the Committee, cash having an aggregate value equal to the then excess of the Fair Market Value of the shares with respect to which the right is exercised over the exercise price therefor.
ll.	“SEC” means the Securities and Exchange Commission.
mm.	“Securities Act” means the Securities Act of 1933, as amended from time to time, including the guidance, rules, and regulations promulgated thereunder and successor provisions, guidance, rules, and regulations thereto.
III. Effective Date and Duration of the Plan
a.	Effective Date. The Plan shall be effective as of May 15, 2024 (the “Effective Date”).
b.	Duration. Unless sooner terminated as provided herein, the Plan shall terminate on the calendar day immediately preceding the 10th anniversary of the Effective Date. After the Plan is terminated, no Awards may be granted under the Plan, but Awards previously granted under the Plan shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.
c.	Prior Plans. No further grants shall be made under the Prior Plans from and after the Effective Date of the Plan.
IV. Administration
a.	Administration of the Plan. The Plan shall be administered by a committee of, and appointed by, the Board that, unless otherwise determined by the Board, shall be comprised solely of two or more Qualified Members, except to the extent the Board elects to administer the Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board.”
b.	Powers. Subject to the express provisions of the Plan, Rule 16b-3, and other applicable laws, the Committee shall have authority, in its sole and absolute discretion, to:
i.	determine which employees, Consultants, or Directors shall receive an Award and designate such individuals as Participants;
ii.	the time or times when such Award shall be made;
iii.	determine the type or types of Awards that shall be granted to an Eligible Individual;
iv.	determine the number of shares of Common Stock or amount of cash to be covered by Awards;

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v.	determine the terms and conditions of any Award, including whether, to what extent, and under what circumstances Awards may be vested, settled, exercised, canceled, or forfeited (including conditions based on continued employment or service requirements or the achievement of one or more performance goals);
vi.	except as otherwise provided in Paragraph XVI, modify, waive, or adjust any term or condition of an Award that has been granted, which may include the acceleration of vesting, waiver of forfeiture restrictions, modification of the form of settlement of the Award (for example, from cash to Common Stock or vice versa), early termination of a performance period, or modification of any other condition or limitation regarding an Award;
vii.	determine the treatment of an Award upon a termination of employment or other service relationship;
viii.	impose a holding period with respect to an Award or the shares of Common Stock received in connection with an Award;
ix.	interpret and administer the Plan and any agreement entered into in connection with an Award; and
x.	correct any defect, supply any omission, or reconcile any inconsistency in the Plan, in any Award, in any Award agreement, or in any other evidence relating to an Award in the manner and to the extent the Committee shall deem expedient to carry the Plan or any such agreement or other evidence into effect.

In making such determinations, the Committee may take into account the nature of the services rendered by the respective employees, Consultants, or Directors, their present and potential contribution to the Company’s success, and such other factors as the Committee, in its sole discretion, shall deem relevant. The express grant of any specific power to the Committee and the taking of any actions by the Committee shall not be construed as limiting any power or authority of the Committee.

c.	Additional Powers. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the terms governing Awards granted hereunder, to prescribe rules and regulations relating to the Plan, to determine the terms, restrictions, and provisions of the agreement or other evidence relating to each Award, including such terms, restrictions, and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The determinations of the Committee and actions taken by the Committee on the matters referred to in this Paragraph IV shall be final, conclusive, and binding on all persons, including the Company, its Affiliates, stockholders, Participants, and beneficiaries having an interest under the Plan.
d.	Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to an Eligible Individual who is then subject to Section 16 of the Exchange Act in respect of the Company where such action is not taken by the full Board may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. For the avoidance of doubt, the full Board may take any action relating to an Award granted or to be granted to an Eligible Individual who is then subject to Section 16 of the Exchange Act in respect of the Company.
e.	Delegation of Authority. The Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided, that such delegation does not (i) violate state or corporate law, or (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Upon any such delegation, all references in the Plan to the “Committee,” other than in Paragraph XVI, shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or its Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or its Affiliate.

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The Committee may also appoint agents who are not executive officers of the Company or members of the Board to assist in administering the Plan, provided, however, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Common Stock.
f.	Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or any of its Affiliates, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company or any of its Affiliates acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.
g.	Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under the Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Affiliate outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom. Moreover, the Committee may approve such supplements to or amendments, restatements, or alternative versions of the Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose, and the Secretary of the Company or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as the Plan. No such special terms, supplements, amendments, or restatements, however, will include any provisions that are inconsistent with the terms of the Plan as then in effect unless the Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.
V. Shares Subject to the Plan; Award Limits; Grant of Awards
a.	Common Stock Subject to the Plan and Award Limits.
i.	Subject to adjustment in the manner as provided in Subparagraph XVI(b), the aggregate maximum number of shares of Common Stock that may be issued or transferred under the Plan shall equal 700,000.
ii.	For purposes of Subparagraph V(a)(i) above, shares of Common Stock shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award (and, with respect to an Award pursuant to which any shares of Common Stock have been issued or delivered subject to a forfeiture restriction, only to the extent such forfeiture restriction lapses). To the extent that an Award lapses or the rights of its holder terminate, any shares of Common Stock subject to such Award (or portion thereof that lapses, terminates or is forfeited), will again be available for the grant of an Award under the Plan; provided, however, that the following shares of Common Stock will not be added to the aggregate maximum number of shares of Common Stock available for issuance or transfer under Subparagraph V(a)(i) above: (A) shares of Common Stock tendered or otherwise used in payment of the option price of an Option (or the purchase price or exercise price of an option granted under the Prior Plans); (B) Common Stock withheld by the Company to satisfy a tax withholding obligation; (C) shares of Common Stock subject to a Stock Appreciation Right (or a stock appreciation right granted under the Prior Plans) that are not actually issued in connection with its Common Stock settlement on exercise thereof; and (D) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of an Option (or options granted under the Prior Plans).
iii.	Notwithstanding any provision in the Plan to the contrary, (A) the aggregate maximum number of shares of Common Stock that may be issued under the Plan through Incentive Stock Options may not exceed 175,000 shares of Common Stock (subject to adjustment in the manner as provided in Subparagraph XVI(b)), and (B) the maximum number of shares of Common Stock that may be subject to Awards denominated in shares of Common Stock that may be granted to any one individual during any calendar year may not exceed 75,000 shares of Common Stock (subject to adjustment in the manner as provided in Subparagraph XVI(b)).
b.	Grant of Awards. The Committee may, from time to time, grant Awards to one or more employees, Consultants, or Directors determined by it to be eligible for participation in the Plan in accordance with the terms of the Plan.

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c.	Stock Offered. Subject to the limitations set forth in Subparagraph V(a), the stock to be offered pursuant to the grant of an Award may be (i) authorized but unissued Common Stock or (ii) Common Stock previously issued and outstanding and reacquired by the Company, including shares purchased on the open market. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

VI. Eligibility

Awards may be granted only to persons who, at the time of grant, are employees, Consultants, or Directors (collectively, the “Eligible Individuals”). An Award may be granted on more than one occasion to the same person.

VII. Stock Options and Stock Appreciation Rights

a.	Option Period. The term of each Option shall be as specified by the Committee at the date of grant, but in no event shall an Option be exercisable after the expiration of 10 years from the date of grant.
b.	Exercise of Option or Stock Appreciation Right. An Option or Stock Appreciation Right shall be exercisable in whole or in such installments and at such times as determined by the Committee. An Option or Stock Appreciation Right may provide for the early exercise of such Option or Stock Appreciation Right, including (x) in the event of the retirement, death, or disability of a Participant, or (y) in the event of a Corporate Change where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such Option or Stock Appreciation Right is not assumed or converted into a replacement award in a manner described in the Option Agreement.
c.	Special Limitations on Incentive Stock Options. An Incentive Stock Option may be granted only to an individual who is employed by the Company or any parent or subsidiary corporation of the Company (as defined in section 424 of the Code) at the time the Option is granted. To the extent that the aggregate fair market value (determined at the time the respective Incentive Stock Option is granted) of stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Options that do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations, and other administrative pronouncements, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted, the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. Except as otherwise provided in sections 421 or 422 of the Code, an Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative.
d.	Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, as applicable, provisions to qualify an Option as an Incentive Stock Option under section 422 of the Code. Each Option Agreement shall specify the effect of termination of (i) employment, (ii) the consulting or advisory relationship, or (iii) membership on the Board, as applicable, on the exercisability of the Option. Further, an Option Agreement may provide, on such terms and conditions as the Committee in its sole discretion may prescribe, for the grant of a Stock Appreciation Right in connection with the grant of an Option and, in such case, the exercise of the Stock Appreciation Right shall result in the surrender of the right to purchase a number of shares under the Option equal to the number of shares with respect to which the Stock Appreciation Right is exercised (and vice versa). In no event shall a Stock Appreciation Right be exercisable after the expiration of 10 years from the date of grant. In the case of any Stock Appreciation Right that is granted in connection with an Incentive Stock Option, such right shall be exercisable only when the Fair Market Value of the Common Stock exceeds the price specified therefor in the Option Agreement or the portion thereof to be surrendered. The terms and conditions of the respective Option Agreements need not be identical.

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e.	Option Price and Payment. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but, subject to adjustment as provided in Paragraph XVI and subject to Subparagraph XVII(g), such purchase price shall not be less than the greater of (A) the par value per share of the Common Stock or (B) 100% of the Fair Market Value of a share of Common Stock on the date such Option is granted (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, 110% of the Fair Market Value per share of the Common Stock on the date of grant). The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company, as specified by the Committee. The purchase price of the Option or portion thereof will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Stock owned by the Participant having a value at the time of exercise equal to the total option price, (iii) subject to any conditions or limitations established by the Committee, the Company’s withholding of Common Stock otherwise issuable upon exercise of an Option pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Stock so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) to the extent permitted by law, by such other methods as may be approved by the Committee (including, but not limited to, a “cashless exercise” pursuant to procedures established by the Committee). Separate stock certificates shall be issued, or separate electronic recordkeeping entries shall be maintained with respect to shares of Common Stock delivered electronically, by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option that does not constitute an Incentive Stock Option.
f.	Restrictions on Repricing of Options and Stock Appreciation Rights. Except as provided in Paragraph XVI, the Committee may not, without approval of the stockholders of the Company, (i) amend any outstanding Option Agreement to lower the purchase price or exercise price, as applicable, for any Option or Stock Appreciation Right granted under such agreement or (ii) cancel any outstanding Option or Stock Appreciation Right in exchange for cash, other Awards or other Options or Stock Appreciation Rights that have an option price or exercise price, as applicable, that is less than the option price or exercise price of the original Option or Stock Appreciation Right, as applicable. This Subparagraph VII(f) is intended to prohibit the repricing of “underwater” Options and Stock Appreciation Rights and will not be construed to prohibit the adjustments provided for in Paragraph XVI.
g.	Stockholder Rights and Privileges. The Participant shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased under the Option, or Stock Appreciation Right and for which certificates of stock have been registered in the Participant’s name or a book entry is made in such Participant’s name. Options and Stock Appreciation Rights granted under the Plan may not provide for any dividends or Dividend Equivalents thereon.
VIII. Restricted Stock Awards
a.	Forfeiture Restrictions to Be Established by the Committee. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more performance measures established by the Committee, (ii) the Participant’s continued employment with the Company or continued service as a Consultant or Director for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion, or (iv) a combination of any of the foregoing. Each Restricted Stock Award may have different Forfeiture Restrictions in the discretion of the Committee. Any Restricted Stock Award may provide for the early termination of the Forfeiture Restrictions on such Restricted Stock Award, including (x) in the event of the retirement, death or disability of a Participant or (y) in the event of a Corporate Change where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such Restricted Stock Award is not assumed or converted into a replacement award in a manner described in the Restricted Stock Agreement.

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b.	Other Terms and Conditions. Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Participant or restricted shares of Common Stock electronically delivered to a brokerage account established in the name of the Participant. Unless provided otherwise in a Restricted Stock Agreement, the Participant shall have the right to receive dividends with respect to Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto, and to enjoy all other stockholder rights, except that (i) the Participant shall not be entitled to delivery of the stock certificate or unrestricted electronic delivery of the stock until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the stock until the Forfeiture Restrictions have expired, (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the stock until the Forfeiture Restrictions have expired, (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award, and (v) with respect to the payment of any dividend with respect to shares of Common Stock subject to a Restricted Stock Award that is subject to performance-vesting measures, each such dividend shall in all cases be deferred until and paid contingent upon the achievement of the performance measures applicable to the underlying Restricted Stock Award.
c.	Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Participant shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.
d.	Restricted Stock Agreements. At the time any Award is made under this Paragraph VIII, the Company and the Participant shall document the terms of such Restricted Stock Award pursuant to a Restricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical.
e.	Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may allow a Participant to elect, or may require, that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock, applied to the purchase of additional Awards or deferred without interest to the date of vesting of the associated Award of Restricted Stock. Unless otherwise determined by the Committee and specified in the applicable Award agreement, Common Stock distributed in connection with a Common Stock split or Common Stock dividend, and other property (other than cash) distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Common Stock or other property has been distributed.
IX. Performance Awards
a.	Performance Period; Dividend Equivalents. The Committee shall establish, with respect to and at the time of each Performance Award, the number of shares of Common Stock subject to, or the maximum value of, the Performance Award and the performance period over which the performance applicable to the Performance Award shall be measured. The Committee may, at the time of a Performance Award (other than a Restricted Stock Award that is granted as a Performance Award), provide for the payment of Dividend Equivalents to the holder thereof either in cash or in additional Common Stock, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the shares of Common Stock underlying such Performance Award with respect to which such Dividend Equivalents are paid.
b.	Performance Measures. A Performance Award shall be awarded to a Participant contingent upon future performance of the Company or any Affiliate, division, or department thereof during the performance period. The Committee shall establish the performance measures applicable to such performance, which performance measures shall be established either (i) prior to the beginning of the performance period or (ii) within 90 days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date that 25% of the performance period has elapsed. Such performance measures (x) may be made subject to adjustment for specified significant extraordinary items or events, (y) may be absolute, relative to one or more other companies, relative to one or more indexes, and (z) may be contingent upon future performance of the Company or any Affiliate, division, or department thereof. The performance measures established by the Committee may be based upon one or more, or a combination of, the following metrics (including relative or growth achievement regarding such metrics): (1) the price of a share of Common Stock, (2) the Company’s earnings per share, (3) the Company’s market share, (4) the market share of a business unit of the Company designated by the Committee, (5) the Company’s sales, (6) the sales of a business unit of the Company designated by the Committee, (7) the profit margins of the

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Company or any business unit of the Company designated by the Committee, (8) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee or any component of such net income calculation (including but not limited to sales, general and administrative expenses), (9) the cash flow or return on investment of the Company or any business unit of the Company designated by the Committee, (10) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Committee, (11) economic value added, (12) the return on capital, assets, or stockholders’ equity achieved by the Company, (13) the total stockholders’ return achieved by the Company, or (14) a combination of any of the foregoing. If the Committee determines that a change in the business, operations, corporate structure, or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may in its discretion modify such performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.
c.	Awards Criteria. In determining the value of Performance Awards, the Committee may take into account a Participant’s responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate. The Committee, in its sole discretion, may provide for a reduction in the value of a Participant’s Performance Award during the performance period.
d.	Payment. Following the end of the performance period (or at such other time as the applicable Performance Award Agreement may provide), the holder of a Performance Award shall be entitled to receive an amount not exceeding the number of shares of Common Stock subject to, or the maximum value of, the Performance Award, based on the achievement of the performance measures for such performance period, as determined and certified in writing by the Committee. Payment of a Performance Award may be made in cash, Common Stock, or a combination thereof, as determined by the Committee. Payment may be made in a lump sum or in installments as prescribed by the Committee in the Performance Award Agreement. If a Performance Award denominated in shares of Common Stock is to be paid in cash, such payment shall be based on the Fair Market Value of the Common Stock on the payment date or such other date as may be specified by the Committee in the Performance Award Agreement.
e.	Performance Award Agreements. At the time any Award is made under this Paragraph IX, the Company shall document the terms of the Performance Award pursuant to a Performance Award Agreement setting forth each of the matters contemplated hereby and such additional matters as the Committee may determine to be appropriate. Any Performance Award may provide for the early lapse of the performance period or other modification with respect to the performance period, including (i) in the event of the retirement, death, or debility of a Participant or (ii) in the event of a Corporate Change where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such Performance Award is not assumed or converted into a replacement award in a manner described in the Performance Award Agreement. The terms and provisions of the respective Performance Award Agreements need not be identical.
X. Phantom Stock Awards
a.	Phantom Stock Awards; Dividend Equivalents. Phantom Stock Awards are rights to receive shares of Common Stock (or the Fair Market Value thereof) or rights to receive an amount equal to any appreciation or increase in the Fair Market Value of Common Stock over a specified period of time, which vest over a period of time, as established by the Committee, without satisfaction of any performance criteria or objectives. The Committee may, in its discretion, require payment or other conditions of the Participant respecting any Phantom Stock Award. A Phantom Stock Award may include, without limitation, a Stock Appreciation Right that is granted independently of an Option; provided, however, that the exercise price per share of Common Stock subject to the Stock Appreciation Right shall be determined by the Committee but, subject to adjustment as provided in Paragraph XVI and subject to Subparagraph XVII(g), such exercise price shall not be less than the Fair Market Value of a share of Common Stock on the date such Stock Appreciation Right is granted. The Committee may, at the time of a Phantom Stock Award (other than a Stock Appreciation Right), provide for the payment of Dividend Equivalents to the holder thereof either in cash or in additional Common Stock, with any such Dividend Equivalents to become payable in compliance with section 409A of the Code, as applicable.

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b.	Award Period. The Committee shall establish, with respect to and at the time of each Phantom Stock Award, a period over which the Award shall vest with respect to the Participant. Any Phantom Stock Award may provide for the early lapse of the service period or other modification of the service period, including (i) in the event of the retirement, death, or disability of a Participant or (ii) in the event of a Corporate Change where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such Phantom Stock Award is not assumed or converted into a replacement award in a manner described in the Phantom Stock Award Agreement.
c.	Awards Criteria. In determining the value of Phantom Stock Awards, the Committee may take into account a Participant’s responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate.
d.	Payment. Following the end of the vesting period for a Phantom Stock Award (or at such other time as the applicable Phantom Stock Award Agreement may provide), the holder of a Phantom Stock Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Phantom Stock Award, based on the then vested value of the Award. Payment of a Phantom Stock Award may be made in cash, Common Stock, or a combination thereof, as determined by the Committee. If a Phantom Stock Award that is denominated in shares of Common Stock is to be paid in cash, such payment shall be based on the Fair Market Value of the Common Stock on the payment date or such other date as may be specified by the Committee in the Performance Award Agreement.
e.	Termination of Award. A Phantom Stock Award shall terminate if the Participant does not remain continuously in the employ of the Company and its Affiliates or does not continue to perform services as a Consultant or a Director for the Company and its Affiliates at all times during the applicable vesting period, except as may be otherwise determined by the Committee).
f.	Phantom Stock Award Agreements. At the time any Award is made under this Paragraph X, the Company shall document the terms of such Phantom Stock Award pursuant to a Phantom Stock Award Agreement setting forth each of the matters contemplated hereby and such additional matters as the Committee may determine to be appropriate. The terms and provisions of the respective Phantom Stock Award Agreements need not be identical.
XI. Bonus Stock and Other Stock-Based Awards
a.	Each Bonus Stock Award granted to a Participant shall constitute a transfer of unrestricted shares of Common Stock on such terms and conditions as the Committee shall determine. Bonus Stock Awards shall be made in shares of Common Stock and need not be subject to performance criteria or objectives or to forfeiture. The purchase price, if any, for shares of Common Stock issued in connection with a Bonus Stock Award shall be determined by the Committee in its sole discretion.
b.	The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Individuals such Other Stock-Based Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, Awards with value and payment contingent upon the performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Common Stock or the value of securities of, or the performance of, specified Affiliates. The Committee shall determine the terms and conditions of such Other Stock-Based Awards. Common Stock delivered pursuant to an Other Stock-Based Award in the nature of a purchase right granted under this Paragraph XI shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Common Stock, other Awards, or other property, as the Committee shall determine. Other Stock-Based Awards need not be subject to performance criteria, objectives, or to forfeiture.

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XII. Restricted Stock Unit Awards
a.	The Committee is authorized to grant Restricted Stock Units to Eligible Individuals on the following terms and conditions:
i.	Award and Restrictions. Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose.
ii.	Settlement. Settlement of vested Restricted Stock Units shall occur upon vesting or upon expiration of the deferral period specified for such Restricted Stock Units by the Committee (or, if permitted by the Committee, as elected by the Participant). Restricted Stock Units shall be settled by delivery of (A) a number of shares of Common Stock equal to the number of Restricted Stock Units for which settlement is due or (B) cash in an amount equal to the Fair Market Value of the specified number of shares of Common Stock equal to the number of Restricted Stock Units for which settlement is due, or a combination thereof, as determined by the Committee at the date of grant or thereafter.
XIII. Dividend Equivalents
a.	The Committee is authorized to grant Dividend Equivalents to Eligible Individuals, entitling any such Eligible Individuals to receive cash, Common Stock, other Awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of Common Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award (other than an Award of Restricted Stock or a Bonus Stock Award). The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or at a later specified date and, if distributed at a later date, may be deemed to have been reinvested in additional Common Stock, Awards, or other investment vehicles or accrued in a bookkeeping account without interest, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. With respect to Dividend Equivalents granted in connection with another Award, absent a contrary provision in an agreement evidencing an Award, such Dividend Equivalents shall be subject to the same restrictions and risk of forfeiture as the Award with respect to which the dividends accrue and shall not be paid unless and until such Award has vested and been earned.
XIV. Cash Awards
a.	The Committee is authorized to grant Cash Awards, on a free-standing basis or as an element of, a supplement to, or in lieu of any other Award under the Plan to Eligible Individuals in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.
XV. Recapitalization or Reorganization
a.	No Effect on Right or Power. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s or any Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate, any sale, lease, exchange, or other disposition of all or any part of its or any of its Affiliates’ assets or business, or any other corporate act or proceeding.
b.	Adjustments. In the event of any corporate event or transaction (including, but not limited to, a change in the Common Stock or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, special cash dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of shares of Common Stock, exchange of shares of Common Stock, dividend in-kind, or other like change in capital structure, number of outstanding shares of Common Stock or distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction, the Committee shall, in order to prevent dilution or enlargement of Participants’ rights under the Plan and outstanding awards, substitute or adjust, as applicable, the number and kind of shares of Common Stock (or other securities) that may be issued under the Plan or under particular forms of Awards, the number and kind of shares of Common Stock (or other securities) subject to outstanding Awards, the option price or exercise price applicable to outstanding Awards, the Award limits set forth in Subparagraph V(a) (provided that the Incentive Stock Option limit shall be adjusted if and to the extent such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail to so qualify) and the terms and conditions of outstanding Awards. Notwithstanding anything

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herein to the contrary, the Committee may not take any such action as described in this Subparagraph XVI(b) that would cause an Award that is otherwise exempt from section 409A of the Code to become subject to section 409A of the Code, or cause an Award that is subject to the requirements of section 409A of the Code to fail to comply with such requirements. The determination of the Committee as to the foregoing adjustments, if any, shall be final, conclusive, and binding on the Company and all Participants and other parties having any interest in an Award under the Plan.
c.	Corporate Changes. For purposes of the Plan, except as may be otherwise prescribed by the Committee in the terms governing an Award granted under the Plan, a “Corporate Change” will be deemed to have occurred upon any of the following events: (i) the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity), (ii) the Company sells, leases, or exchanges all or substantially all of its assets to any other person or entity, (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a “group” as contemplated by section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of Directors, the persons who were Directors of the Company before such election shall cease to constitute a majority of the Board.
d.	Stockholder Action. Any adjustment provided for in the above Subparagraphs shall be subject to any required stockholder action to approve such adjustments.
e.	No Adjustments Unless Otherwise Provided. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor, or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share or exercise price per share, if applicable.
XVI. Amendment and Termination of the Plan; Amendment of Awards
a.	Plan. The Board, in its discretion, may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in the Plan may be made that would impair the rights of a Participant with respect to an Award theretofore granted without the consent of the Participant; and provided, further, that the Board may not, without approval of the stockholders of the Company, (i) amend the Plan to increase the maximum aggregate number of shares that may be issued under the Plan or the benefits otherwise accrued to Participants under the Plan, (ii) increase the maximum number of shares that may be issued under the Plan through Incentive Stock Options, (iii) change the class of individuals eligible to receive Awards under the Plan, or (iv) amend or delete Subparagraph VII(f). Further, to the extent stockholder approval of an amendment to the Plan is necessary to satisfy (1) the requirements of Rule 16b-3 or (2) any securities exchange listing requirements of the New York Stock Exchange or other securities exchange on which the Common Stock is then listed, no such amendment shall be effective unless and until so approved by the stockholders of the Company.
b.	Awards. If permitted by section 409A of the Code, including in the case of termination of employment by reason of death, disability, or retirement, or in the event of a Corporate Change, to the extent a Participant holds an Option or Stock Appreciation Right not immediately exercisable in full, any Restricted Stock Award as to which the Forfeiture Restrictions have not lapsed, or any Performance Award or Phantom Stock Award as to which the performance period or service period, as applicable, has not been completed, the Committee may, in its sole discretion, accelerate the time at which such Option, Stock Appreciation Right or other award may be exercised or the time at which such Forfeiture Restrictions will lapse or the time when such performance period or service period will end or may waive any other limitation or requirement under any such Award. The Committee may amend the terms of any Award theretofore granted under the Plan prospectively or retroactively. Subject to Paragraph XVI, no such amendment will impair the rights of any Participant without his or her consent.

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XVII. Miscellaneous
a.	No Right to an Award. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted an Option, a right to a Restricted Stock Award, a right to a Performance Award, a right to a Phantom Stock Award, a right to a Bonus Stock Award, or any other rights hereunder except as may be evidenced by an Award agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or fiduciary relationship between the Company or any Affiliate of the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or such Affiliate. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.
b.	No Employment/Membership Rights Conferred. Nothing contained in the Plan shall (i) confer upon any employee or Consultant any right with respect to continuation of employment or of a consulting or advisory relationship with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment or consulting or advisory relationship at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board.
c.	Other Laws; Withholding. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act and such other state and federal laws, rules, and regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules, and regulations available for the issuance and sale of such shares. To the extent that the Company is required to withhold federal, state, local, or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under the Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Stock, and such Participant fails to make arrangements for the payment of tax, then, unless otherwise determined by the Committee, the Company will withhold shares of Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld (except in the case of a Restricted Stock Award where an election under section 83(b) of the Code has been made), or by delivering to the Company other shares of Common Stock held by such Participant. The shares used for tax withholding will be valued at an amount equal to the market value of such Common Stock on the date the benefit is to be included in Participant’s income. In no event will the market value of the Common Stock to be withheld and delivered pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. Participants will also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Common Stock acquired upon the exercise of Options or Stock Appreciation Rights.
d.	No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Participant, beneficiary, or other person shall have any claim against the Company or any Affiliate as a result of any such action.

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e.	Restrictions on Transfer. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Subparagraph VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the written consent of the Committee; provided, however, that in no event shall a transfer of an Award in exchange for consideration to be paid or provided to the holder of such Award (including, without limitation, a Participant) be approved by the Committee pursuant to this paragraph. An Award may be transferred pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of a written request for such transfer and a certified copy of such order.
f.	Compliance with Section 409A of the Code.
i.	To the extent applicable, it is intended that the Plan and any grants made hereunder comply with the provisions of section 409A of the Code so that the income inclusion provisions of section 409A(a)(1) of the Code do not apply to the Participants. The Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in the Plan to section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
ii.	Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of section 409A of the Code) payable under the Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under section 409A of the Code, any deferred compensation (within the meaning of section 409A of the Code) payable to a Participant or for a Participant’s benefit under the Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its subsidiaries.
iii.	If, at the time of a Participant’s separation from service (within the meaning of section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in section 409A of the Code in order to avoid taxes or penalties under section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.
iv.	Notwithstanding any provision of the Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of section 409A of the Code, the Company reserves the right to make amendments to the Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with the Plan and grants hereunder (including any taxes and penalties under section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
g.	Stock-Based Awards in Substitution for Option Rights or Awards Granted by Other Company. Notwithstanding anything in the Plan to the contrary:
i.	“Substitute Awards” may be granted under the Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units, or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any subsidiary of the Company. Any conversion, substitution, or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with section 409A of the Code. The Substitute Awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of the Plan, and may account for Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     127

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ii.	In the event that a company acquired by the Company or any subsidiary of the Company or with which the Company or any subsidiary of the Company merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any subsidiary prior to such acquisition or merger.
iii.	Any shares of Common Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Subparagraphs XVII(g)(i)-(ii) above will not reduce the Common Stock available for issuance or transfer under the Plan or otherwise count against the limits contained in Paragraph V of the Plan. In addition, no shares of Common Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Subparagraphs XVII(g)(i)-(ii) above will be added to the aggregate plan limit contained in Paragraph V of the Plan.
h.	Detrimental Activity and Recapture Provisions. Any individual agreement governing an Award granted pursuant to this Plan may provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any gain related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (i) during employment or other service with the Company or an Affiliate thereof or (ii) within a specified period after termination of such employment or service, shall engage in any detrimental activity. In addition, notwithstanding anything in the Plan to the contrary, any individual agreement governing an Award granted pursuant to this Plan may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Stock may be traded.
i.	Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.
j.	Evidencing Common Stock. The Common Stock or other securities of the Company delivered pursuant to an Award may be evidenced in any manner deemed appropriate by the Committee in its sole discretion, including in the form of a certificate issued in the name of the Participant or by book entry, electronic or otherwise, and shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Common Stock or other securities are then listed, and any applicable federal, state, or other laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions. Further, if certificates representing Restricted Stock are registered in the name of the Participant, the Company may retain physical possession of the certificates and may require that the Participant deliver a stock power to the Company, endorsed in blank, related to the Restricted Stock.
k.	Additional Agreements. Each Eligible Individual to whom an Award is granted under the Plan may be required to agree in writing, as a condition to the grant of such Award or otherwise, to subject an Award that is exercised or settled following such Eligible Individual’s termination of employment or service to a general release of claims and/or a noncompetition or other restricted covenant agreement in favor of the Company and its Affiliates, with the terms and conditions of such agreement(s) to be determined in good faith by the Committee.
l.	Fractional Shares. No fractional shares of Common Stock shall be delivered pursuant to the Plan or any Award, nor shall any cash in lieu of fractional shares be paid.

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     128

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m.	Interpretation. Headings are given to the Paragraphs of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and, where appropriate, the plural shall include the singular, and the singular shall include the plural. In the event of any conflict between the terms and conditions of an Award agreement and the Plan, the provisions of the Plan shall control. The use herein of the word “including” following any general statement, term, or matter shall not be construed to limit such statement, term, or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.
n.	Facility of Payment. Any amounts payable hereunder to any individual under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such individual, or may be applied for the benefit of such individual in any manner that the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.
o.	Clawback. The Plan and all Awards granted hereunder are subject to any written clawback policies of the Company as currently in effect or that may be established and/or amended from time to time (the “Clawback Policy”). Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to Awards to reduction, cancelation, forfeiture, or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Company’s noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy. The Committee may require such Participants to forfeit, return, or reimburse to the Company all or a portion of their Awards and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with applicable laws.
p.	Status under ERISA. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     129

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APPENDIX C:

RECONCILIATION OF GAAP MEASURES TO CORRESPONDING NON-GAAP MEASURES

In addition to evaluating the financial condition and results of our operations in accordance with U.S. GAAP, from time to time our management evaluates and analyzes results and any impact on the Company of strategic decisions and actions relating to, among other things, cost reduction, growth, profitability improvement initiatives, and other events outside of normal, or “core,” business and operations, by considering alternative financial measures not prepared in accordance with U.S. GAAP. In our evaluation of results from time to time, we exclude items that do not arise directly from core operations, such as non-cash asset impairment charges, out-of-period adjustments, legal matters, gains and losses on dealership franchise or real estate transactions, and catastrophic events, such as hailstorms, hurricanes, and snow storms. Because these non-core charges and gains materially affect the Company’s financial condition or results in the specific period in which they are recognized, management also evaluates, and makes resource allocation and performance evaluation decisions based on, the related non-GAAP measures excluding such items. This includes evaluating measures such as adjusted selling, general and administrative expenses, adjusted net income, adjusted diluted earnings per share, and constant currency. These adjusted measures are not measures of financial performance under U.S. GAAP, but are instead considered non-GAAP financial performance measures. Non-GAAP measures do not have definitions under U.S. GAAP and may be defined differently by, and not be comparable to similarly titled measures used by, other companies. As a result, any non-GAAP financial measures considered and evaluated by management are reviewed in conjunction with a review of the most directly comparable measures calculated in accordance with U.S. GAAP. We caution investors not to place undue reliance on such non-GAAP measures, but also to consider them with the most directly comparable U.S. GAAP measures.

In addition to using such non-GAAP measures to evaluate results in a specific period, management believes that such measures may provide more complete and consistent comparisons of operational performance on a period-over-period historical basis and a better indication of expected future trends. Our management also uses these adjusted measures in conjunction with U.S. GAAP financial measures to assess our business, including communication with our Board of Directors, investors, and industry analysts concerning financial performance. We disclose these non-GAAP measures, and the related reconciliations, because we believe investors use these metrics in evaluating longer-term period-over-period performance, and to allow investors to better understand and evaluate the information used by management to assess operating performance. The exclusion of certain expenses in the calculation of non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. We anticipate excluding these expenses in the future presentation of our non-GAAP financial measures.

In addition, we evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our underlying business and results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our current period reported results for entities reporting in currencies other than U.S. dollars using comparative period exchange rates rather than the actual exchange rates in effect during the respective periods. The constant currency performance measures should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with U.S. GAAP. The Same Store amounts presented include the results of dealerships for the identical months in each period presented in comparison, commencing with the first full month in which the dealership was owned by us and, in the case of dispositions, ending with the last full month it was owned by us. Same Store results also include the activities of our corporate headquarters.

Certain amounts in the financial statements may not compute due to rounding. All computations have been calculated using unrounded amounts for all periods presented.

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     130

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Group 1 Automotive, Inc.

Reconciliation of Certain Non-GAAP Financial Measures — Consolidated
(Unaudited)
(In millions, except per share data)

	Year Ended December 31, 2023
	U.S. GAAP	Non-cash gain on interest rate swaps	Catastrophic events	Dealership and real estate transactions	Acquisition costs	Legal items and other professional fees	Asset impairments and accelerated depreciation	Non- GAAP adjusted
SG&A expenses	$1,926.8	$—	$(3.4)	$22.0	$(0.9)	$(6.1)	$—	$1,938.4
Depreciation and amortization expense	92.0	—	—	—	—	—	(1.2)	90.8
Asset impairments	32.9	—	—	—	—	—	(32.9)	—
Income (loss) from operations	968.6	—	3.4	(22.0)	0.9	6.1	34.0	991.1
Other interest expense, net	99.8	4.0	—	—	—	—	—	103.8
Income (loss) before income taxes	$800.2	$(4.0)	$3.4	$(21.9)	$0.9	$6.1	$34.0	$818.7
Less: Provision (benefit) for income taxes	198.2	(0.9)	0.8	(12.8)	0.2	1.5	8.4	195.4
Net income (loss) from continuing operations	602.0	(3.1)	2.6	(9.1)	0.7	4.6	25.6	623.3
Less: Earnings (loss) allocated to participating securities	14.8	(0.1)	0.1	(0.2)	—	0.1	0.6	15.3
Net income (loss) from continuing operations available to diluted common shares	$587.2	$(3.0)	$2.5	$(8.9)	$0.7	$4.5	$25.0	$608.0
Diluted earnings (loss) per common share from continuing operations	$42.75	$(0.22)	$0.18	$(0.65)	$0.05	$0.33	$1.82	$44.27
Effective tax rate	24.8%							23.9%
SG&A as % gross profit(1)	63.8%							64.2%
Operating margin(2)	5.4%							5.5%
Pretax margin(3)	4.5%							4.6%
Same Store SG&A expenses	$1,845.4	$—	$(3.4)	$—	$(0.9)	$(6.1)	$—	$1,834.9
Same Store SG&A as % gross profit(1)	64.6%							64.2%
Same Store income from operations	$890.4	$—	$3.4	$—	$0.9	$6.1	$33.8	$934.6
Same Store operating margin(2)	5.3%							5.6%

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     131

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	U.S. GAAP	Non-GAAP adjustments	Non-GAAP adjusted
Net loss from discontinued operations	$(0.4)	$—	$(0.4)
Less: Loss allocated to participating securities	—	—	—
Net loss from discontinued operations available to diluted common shares	$(0.4)	$—	$(0.4)
Net income	$601.6	$21.3	$622.9
Less: Earnings allocated to participating securities	14.8	0.5	15.3
Net income available to diluted common shares	$586.9	$20.8	$607.6
Diluted loss per common share from discontinued operations	$(0.03)	$—	$(0.03)
Diluted earnings per common share from continuing operations	42.75	1.51	44.27
Diluted earnings per common share	$42.73	$1.51	$44.24
(1)	Adjusted SG&A as % of gross profit excludes the impact of SG&A reconciling items above.
(2)	Adjusted operating margin excludes the impact of SG&A reconciling items, accelerated depreciation expense and asset impairment charges.
(3)	Adjusted pretax margin excludes the impact of SG&A reconciling items, accelerated depreciation expense, asset impairment charges and a non-cash gain on interest rate swaps.

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     132

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Group 1 Automotive, Inc.

Reconciliation of Certain Non-GAAP Financial Measures — Consolidated
(Unaudited)
(In millions, except per share data)

	Year Ended December 31, 2022
	U.S. GAAP	Dealership and real estate transactions	Acquisition costs	Legal matters	Asset impairments	Non-GAAP adjusted
SG&A expenses	$1,783.3	$38.8	$(2.2)	$(0.8)	$—	$1,819.2
Asset impairments	2.1	—	—	—	(2.1)	—
Income (loss) from operations	1,091.4	(38.8)	2.2	0.8	2.1	1,057.6
Income (loss) before income taxes	$985.3	$(38.8)	$2.2	$0.8	$2.1	$951.6
Less: Provision (benefit) for income taxes	231.1	(9.1)	0.2	0.2	0.5	222.9
Net income (loss) from continuing operations	754.2	(29.7)	1.9	0.6	1.6	728.7
Less: Earnings (loss) allocated to participating securities	21.3	(0.8)	0.1	—	—	20.6
Net income (loss) from continuing operations available to diluted common shares	$733.0	$(28.9)	$1.9	$0.6	$1.6	$708.2
Diluted earnings (loss) per common share from continuing operations	$47.31	$(1.86)	$0.12	$0.04	$0.10	$45.71
Effective tax rate	23.5%					23.4%
SG&A as % gross profit(1)	60.1%					61.4%
Operating margin(2)	6.7%					6.5%
Pretax margin(3)	6.1%					5.9%
Same Store SG&A expenses	$1,771.1	$—	$(2.2)	$(0.8)	$—	$1,768.2
Same Store SG&A as % gross profit(1)	61.2%					61.1%
Same Store income from operations	$1,034.6	$—	$2.2	$0.8	$1.4	$1,038.9
Same Store operating margin(2)	6.5%					6.6%

	U.S. GAAP	Non-GAAP adjustments	Non-GAAP adjusted
Net (loss) income from discontinued operations	$(2.7)	$5.0	$2.3
Less: (Loss) earnings allocated to participating securities	(0.1)	0.1	0.1
Net (loss) income from discontinued operations available to diluted common shares	$(2.6)	$4.9	$2.2
Net income (loss)	$751.5	$(20.5)	$731.0
Less: Earnings (loss) allocated to participating securities	21.2	(0.6)	20.6
Net income (loss) available to diluted common shares	$730.3	$(20.0)	$710.4
Diluted (loss) earnings per common share from discontinued operations	$(0.17)	$0.31	$0.14
Diluted earnings (loss) per common share from continuing operations	47.31	(1.60)	45.71
Diluted earnings (loss) per common share	$47.14	$(1.29)	$45.85
(1)	Adjusted SG&A as % of gross profit excludes the impact of SG&A reconciling items above.
(2)	Adjusted operating margin excludes the impact of SG&A reconciling items above and asset impairment charges.
(3)	Adjusted pretax margin excludes the impact of SG&A reconciling items and asset impairment charges.

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     133

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The following table reconciles cash flows on a U.S. GAAP basis to the corresponding adjusted amounts (in millions):

	Years Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities:	$190.2	$585.9
Change in Floorplan notes payable — credit facility and other, excluding floorplan offset and net acquisitions and dispositions	504.6	319.7
Change in Floorplan notes payable — manufacturer affiliates associated with net acquisitions and dispositions and floorplan offset activity	25.2	10.1
Adjusted net cash provided by operating activities	$720.0	$915.7
CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash used in investing activities:	$(366.1)	$(484.6)
Change in cash paid for acquisitions, associated with Floorplan notes payable	66.3	25.3
Change in proceeds from disposition of franchises, property and equipment, associated with Floorplan notes payable	(48.8)	(3.9)
Adjusted net cash used in investing activities	$(348.6)	$(463.2)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash provided by (used in) financing activities:	$185.2	$(67.3)
Change in Floorplan notes payable, excluding floorplan offset	(547.3)	(351.2)
Adjusted net cash used in financing activities	$(362.1)	$(418.6)

2023 Non-GAAP Free Cash Flow

	Years Ended December 31,
	2023	2022
Adjusted net cash provided by operating activities	$720.0	$915.7
Non-discretionary capital expenditures(1)	(139.2)	(113.1)
Adjusted free cash flow	$580.8	$802.6
(1)	This amount excludes purchases of real estate associated with existing dealership operations, as these are considered discretionary.

GROUP 1 AUTOMOTIVE 2024 PROXY STATEMENT     134

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INTEGRITY We conduct ourselves with the highest level of ethics, both personally and professionally, when we sell to and perform services for our customers, and we never compromise our honesty.	TRANSPARENCY We promote open and honest communication between each other and with our customers.

RESPECT We treat everyone, customers, colleagues and other stakeholders alike, with dignity and equality.

TEAMWORK We put the interests of the group first, before our individual interests, as we know that success only comes when we work together.	PROFESSIONALISM We set our standards high, so that we can exceed expectations and strive for perfection in everything we do.

800 Gessner, Suite 500 | Houston, TX 77024

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GROUP 1
AUTOMOTIVE®
800 Gessner, Suite 500 | Houston, TX 77024

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GROUP 1 AUTOMOTIVE®

GROUP 1 AUTOMOTIVE, INC.
800 GESSNER ROAD
SUITE 500
HOUSTON, TX 77024

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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NAME	
CONTROL # →	0000000000000000
	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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02 0000000000

The Board of Directors recommends you vote FOR the following:

1. Election of Directors.

Nominees	For	Against	Abstain
1a. Carin M. Barth	☐	☐	☐
1b. Daryl A. Kenningham	☐	☐	☐
1c. Steven C. Mizell	☐	☐	☐
1d. Lincoln Pereira Filho	☐	☐	☐
1e. Stephen D. Quinn	☐	☐	☐
1f. Steven P. Stanbrook	☐	☐	☐
1g. Charles L. Szews	☐	☐	☐
1h. Anne Taylor	☐	☐	☐
1i. MaryAnn Wright	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

NOTE: In their discretion, such attorney-in-fact and proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

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Signature (Joint Owners) Date

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SEQUENCE #

0000635069_1 R1.0.0.6

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report to Shareholders on Form 10-K for the fiscal year ended December 31, 2023 are available at www.proxyvote.com

GROUP 1 AUTOMOTIVE, INC.
ANNUAL MEETING OF SHAREHOLDERS - MAY 15, 2024
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby revokes all prior proxies and appoints Daryl A. Kenningham and Daniel J. McHenry, and each of them, as proxies with full power of substitution, to represent and to vote all shares of common stock of Group 1 Automotive, Inc. which the undersigned is entitled to vote, at the Annual Meeting of Shareholders to be held on May 15, 2024 at 9:00 a.m., Central Daylight Saving Time, virtually at www.virtualshareholdermeeting.com/GPI2024, and at any adjournment or postponement thereof, on any matter properly coming before the meeting, and specifically the matters described on the reverse side hereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR the nominees set forth in proposal 1, FOR proposal 2, FOR proposal 3, FOR proposal 4 and FOR proposal 5. This proxy also delegates discretionary authority to vote upon such other matters as may properly come before the 2024 Annual Meeting of Shareholders or at any adjournment or postponement thereof. Please see the accompanying proxy statement for additional details.

Continued and to be signed on reverse side

0000635069_2 R1.0.0.6